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As filed with the Securities and Exchange Commission on February 6, 2002

Registration No. 333-75476

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Integrated Defense Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4027646 (I.R.S. employer identification number)

110 Wynn Drive, Huntsville, Alabama 35807 (256) 895-2000
(Address, including, zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas J. Keenan
President and Chief Executive Officer
Integrated Defense Technologies, Inc.
110 Wynn Drive
Huntsville, Alabama 35807
(256) 895-2000

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Benjamin M. Polk, Esq. Alan J. Rice, Esq. Winston & Strawn 200 Park Avenue New York, NY 10166 (212) 294-6700	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  / /

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(a)	Proposed maximum offering price per Unit	Proposed maximum aggregate offering price(b)	Amount of registration fee

Common Stock, $0.01 par value	8,050,000	$21.00	$169,050,000	$15,553	(c)

(a)
Including shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(b)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.
(c)
$31,250 was paid by wire transfer on December 17, 2001.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2002

7,000,000 Shares

Integrated Defense Technologies, Inc.

Common Stock

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $18.00 and $21.00 per share. We are selling 6,000,000 shares of common stock and the selling stockholders are selling 1,000,000 shares of common stock. We have applied to list our common stock on The New York Stock Exchange under the symbol "IDE."

        The underwriters have an option to purchase a maximum of 1,050,000 additional shares from the selling stockholders to cover over-allotments of shares.

        Investing in our common stock involves risks. See "Risk Factors" on page 7.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to IDT	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

        Delivery of the shares of common stock will be made on or about                            , 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
Merrill Lynch & Co.
CIBC World Markets
Credit Lyonnais Securities (USA) Inc.

        The date of this prospectus is                            , 2002.

Diagnostic &
Power Systems
Hybrid Electric Power Train
Test Equipment for
Combat Vehicles
Nuclear - Certified
Test Equipment
Signals Intelligence
Doppler
Weather
Radar
Communications
& Surveillance
Systems
Broadcast
Transmission Systems
Launch
Command
Destruct
IDT
INTEGRATED DEFENSE
TECHNOLOGIES
This page shows an array of our products
and some of the associated platforms
Coastal
Radar
Electromechanical Upgrades
Air Combat
Instrumentation Pods
Air Combat
Mobile Threat Systems
Fiber Optic Data Systems
Missile Launch
Control Electronics
Station Keeping
Equipment
Electronic Combat
Systems

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document is accurate only on the date of this document.

Dealer Prospectus Delivery Obligation

        Until March    2002, (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors."

        This prospectus contains product names, trade names and trademarks of Integrated Defense Technologies, Inc. and other organizations. For convenience in this prospectus, "IDT," "we," "us" and "our" refer to Integrated Defense Technologies, Inc. and its subsidiaries and predecessors, except where the context otherwise requires.

        All share and per share information contained in this prospectus reflects a common stock split of approximately 198.6 for 1 which occurred on February 5, 2002.

Integrated Defense Technologies, Inc.

        We are a leading developer and provider of advanced electronics and technology products to the defense and intelligence industries. Our products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. We supply our products to a market that includes, in the United States alone, approximately 5,000 aircraft, 800 naval vessels, 20,000 combat vehicles, 100,000 transport vehicles, 400 missile systems and 60 combat training ranges. Our installed product base is found on major military platforms such as the F-16 and C-17 aircraft, the DDG-51 Destroyer and the Trident submarine, the M1 Abrams Main Battle Tank and the Light Armored Vehicle, the High Mobility Multi-purpose Wheeled Vehicle, or HMMWV, and the Bradley Fighting Vehicle, and the Patriot and Tomahawk missile systems.

        We offer over 500 products that are incorporated into approximately 250 programs which, in turn, are installed on or support over 275 platforms. No one product, program or platform accounted for more than 7% of our revenue for the year ended December 31, 2001. Furthermore, we derived approximately 66% of our revenue for the year ended December 31, 2001 from sole-source contract relationships on programs that comprise essential components of the military's force structure. In the last 10 years, we or our predecessors have never lost a sole-source contract relationship with a customer. Our customers include all branches of the military, major domestic prime defense contractors, foreign defense contractors, foreign governments and U.S. Government agencies. Approximately 77% of our sales for the year ended December 31, 2001, were made directly or indirectly to the U.S. Government. For the twelve months ended December 31, 2001, we generated revenue of $264.0 million and EBITDA of $43.9 million. At December 31, 2001, we had a total backlog of $394.3 million of which $223.4 million is funded.

        Our products can be categorized into the following families:

  •
  Electronic Combat Systems;

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  Diagnostics and Power Systems; and

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  Communications and Surveillance Systems.

Industry Overview

        Since the end of the Cold War, the role of the U.S. military has evolved in an effort to meet a new set of strategic and tactical global threats. In response, the DoD, as reflected in its recently published Quadrennial Defense Review, is increasingly focusing its resources on enhancing military efficiency, readiness and technological sophistication by incorporating advanced electronics to improve the performance, reduce the operating cost and extend the life expectancy of its existing and future platforms. In addition, the Bush Administration recently submitted to Congress a $379 billion fiscal

2003 defense budget that reflects a 13.5% increase over the fiscal 2002 budget and the largest percentage increase in defense spending since the Reagan administration. The electronic content of the defense budget is expected to be significant and grow over time. We believe the following trends and developments will continue to drive our industry:

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  Increase in overall defense and intelligence spending;

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  Focus on electronic content;

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  Conversion to "capabilities-based" approach; and

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  Decisive reaction to recent attacks.

Key Strengths

        We believe that we have a strong competitive position attributable to a number of factors, including:

  •
  Diversified Sources of Revenue and Large Installed Product Base: We generate revenue from a diversified mix of products and programs. No one product, program or platform accounted for more than 7% of our revenue for the year ended December 31, 2001. Our large installed product base provides us with continuing stability in our revenue through repairs, replacements, upgrades and product extensions.

  •
  Established Sole-Source Contract Relationships: We derived approximately 66% of our revenue for the year ended December 31, 2001 from sole-source contract relationships. Our sole-source contract relationships provide us with significant opportunities to proactively prepare for and develop follow-on program opportunities through upgrades and new versions of products.

  •
  Proven Ability to Develop Advanced Proprietary Technology: Our electronic systems and solutions contain advanced technology derived from internal and customer-funded research and development that creates high barriers to entry. We have a reputation for technological excellence which has allowed us to develop long-term relationships across the defense and intelligence industries.

  •
  Disciplined Integrator of Acquisitions: Our management team has successfully executed a disciplined acquisition and integration strategy to build our business. Our company is the result of the acquisition of several businesses since 1998. We have significantly enhanced the operations and profitability of each acquired business.

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  Strong Management and Advisory Team: Our senior management team has extensive industry expertise with an average of 28 years working in the defense industry. Members of our board of directors include representatives of each of the armed services, such as three recently-retired four-star generals and two recently retired four-star admirals.

        Investors in our common stock should consider the matters set forth under "Risk Factors" before investing in our common stock. In particular, investors in our common stock should bear in mind that we do not have a long operating history as an integrated entity under existing management.

Business Strategy

        We believe that the large and growing defense electronics market provides us with significant growth opportunities. We intend to increase our share of this market by:

  •
  Capitalizing on Our Large Installed Product Base: We intend to expand our business opportunities through continued focus on supporting and extending our large installed product base and sole-source contract relationships.

  •
  Leveraging Diverse Technological Capabilities and Research and Development Efforts to Develop New Products and Penetrate New Markets: We will continue to leverage our diverse technological capabilities and our significant research and development efforts across business units to create new products, penetrate new markets and generate an increasing percentage of our business from complex, integrated systems.

  •
  Pursuing Acquisition Opportunities: We believe that there are numerous companies that would make attractive acquisition candidates, and we expect to pursue acquisition opportunities, although we are not currently party to any binding acquisition agreement or commitment.

Our Equity Sponsor

        Founded by Robert B. McKeon in 1992, Veritas Capital is a leading investor in middle market defense and aerospace companies. Since its inception, over 65% of the total capital managed by Veritas has been invested in businesses that directly serve the defense and aerospace markets. Veritas has established a Defense & Aerospace Advisory Council, comprised of former high-ranking military officials from each of the United States armed forces as well as defense and aerospace experts drawn from both industry and government. Veritas has sponsored and advised us on all of our acquisitions, and continues to be active in identifying and assessing our acquisition opportunities.

        Veritas Capital controls our sole stockholder, IDT Holding LLC. Following the offering of our common stock, IDT Holding LLC will continue to own 64.4% of our common stock (59.3% assuming the underwriters' over-allotment option is exercised in full) and it and, indirectly, Veritas Capital will be able to control all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions.

        We are the product of the acquisition of several businesses since 1998. While we have enhanced the profitability and operations of the acquired businesses, we intend to realize further efficiencies through greater integration of these acquired businesses. Our equity sponsor, The Veritas Capital Fund, L.P., acquired PEI Electronics Inc. ("PEI") in October 1998 through a holding company called PEI Electronics Holding Corp. ("PEH"). PEI has served as our foundation in acquiring other businesses. On July 20, 1999, PEH changed its name to Integrated Defense Technologies, Inc. In August 1999 we acquired the Sierra Research division of Sierra Technologies, Inc. and the Zeta division of Sierra Networks, Inc. In September 2000, we acquired Tech-Sym Corporation, retaining its Metric Systems Corporation subsidiary, including its Continental Electronics division, and its Enterprise Electronics Corporation subsidiary and concurrently sold two other subsidiaries of Tech-Sym Corporation to companies separately owned by Veritas Capital. Veritas Capital advised us in the negotiation of the foregoing transactions and the arrangement for their financing in part through its equity investment in cash of $43.75 million.

        Integrated Defense Technologies, Inc. is incorporated in Delaware, and the address of our principal executive offices is 110 Wynn Drive, Huntsville, Alabama 35807-0929. Our telephone number is (256) 895-2000.

The Offering

Common stock offered	6,000,000 shares by us
1,000,000 shares by the selling stockholders (or 2,050,000 shares if the underwriters exercise the over-allotment option in full)
Total offering	7,000,000 shares
Common stock to be outstanding after this offering	19,680,243 shares
Use of proceeds
We intend to use the net proceeds from the sale of shares issued in connection with this offering to repay a portion of our outstanding indebtedness and for working capital and other general corporate purposes, including acquisitions. We will receive no proceeds from the sale of common stock by the selling stockholders.
Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future.
Proposed NYSE symbol	IDE
Risk factors	You should carefully read and consider the information set forth under the caption "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

        The number of shares of common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding as of December 31, 2001. This number excludes 1,647,695 shares of common stock issuable upon exercise of warrants to purchase our common stock, but includes 115,000 shares to be sold in the offering upon the exercise of warrants held by selling stockholders. The underwriters have an option to purchase up to 1,050,000 shares of common stock from the selling stockholders to cover over-allotments of shares. If the underwriters exercise their option in full, we will have 19,800,992 shares of common stock outstanding after this offering.

Summary Consolidated Financial Information

        The following table sets forth certain of our historical financial information. This summary historical consolidated financial information as of and for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001 (except for funded backlog) is derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. We made a number of significant acquisitions in 1999 and 2000, including the acquisition of Tech-Sym Corporation on September 29, 2000. As a result, our operating results for periods subsequent to September 29, 2000 are not directly comparable to periods prior thereto.

	Year Ended
	December 31, 1999	December 31, 2000	December 31, 2001
	(in thousands, except per share amounts)
Statement of operations information:
Revenue	$102,232	$180,573	$263,952
Cost of revenue	78,493	130,459	183,330

Gross profit	23,739	50,114	80,622
Selling, general and administrative expenses	8,098	20,543	34,830
Research and development and bid and proposal expenses	4,412	8,767	12,681
Amortization expense	3,151	5,823	7,110

Income from operations	8,078	14,981	26,001
Interest expense	5,233	10,064	19,437
Other income	—-	—-	403

Income before income tax expense and extraordinary loss	2,845	4,917	6,967
Income tax expense	1,699	3,386	4,668

Income before extraordinary loss	1,146	1,531	2,299
Extraordinary loss on early extinguishment of debt	1,762	926	—-

Net income (loss)	$(616)	$605	$2,299

Per share data:
Basic earnings (loss) per share	$(.06)	$.06	.17
Diluted earnings (loss) per share	$(.06)	$.05	.15
Basic weighted average number of shares	9,931,795	10,847,623	13,565,243
Diluted weighted average number of shares	9,931,795	12,117,367	15,327,938
Other financial information:
Funded backlog at period end (1)	$123,727	$202,495	$223,386
Net cash provided by (used in):
Operating activities	5,162	(15,354)	12,912
Investing activities	(55,289)	(110,638)	(6,743)
Financing activities	52,916	128,141	(7,214)
Depreciation and amortization	5,267	12,674	17,886
Capital expenditures	(1,657)	(5,178)	(6,743)
EBITDA (2)	13,345	27,655	43,887

	As of December 31, 2001
	Actual	As Adjusted(3)
	(in thousands)
Balance sheet information:
Working capital	$74,641	$80,303
Total assets	277,875	285,605
Total debt	171,225	85,000
Stockholder's equity	51,270	159,474

(1)
We define backlog as the value of contract awards and orders received from customers, which have not been recognized as sales. Funded backlog refers to contract awards for which the customer has obligated funds.

(2)
EBITDA represents income from operations plus depreciation and amortization expense. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our existing senior secured credit facility are based upon similar measures. Our EBITDA is not necessarily comparable to other similarly titled captions used by other companies.

(3)
As adjusted for this offering and new senior secured credit facility. We expect to close upon our new $125,000 secured credit facility simultaneously with the closing of this offering. If we do not refinance our senior secured credit facility with the closing of this offering, the terms of our existing senior secured credit facility require that the outstanding indebtedness thereunder be repaid before repayment of our senior subordinated notes. In that case, our As Adjusted working capital would be $74,641, our total assets would be $275,383, our total debt would be $66,690 and our stockholders' equity would be $161,503.

RISK FACTORS

        An investment in our common stock involves risks. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before deciding to purchase any shares of our common stock.

Risks Relating to Our Business

We rely on sales to U.S. Government entities. The loss of such contracts would have a material adverse effect on our business.

        Our sales are predominantly derived from contracts with agencies of, and prime contractors to, the Department of Defense, or DoD, and other agencies of the U.S. Government. Approximately 77% of our sales for the year ended December 31, 2001, were made directly or indirectly to the U.S. Government. The loss of all or a substantial portion of our sales to the U.S. Government would have a material adverse effect on our results of operations and cash flow. In addition, although the U.S. Government has historically awarded certain programs to us on a sole-source basis, it may in the future determine to open these programs to a competitive bidding process.

        Historically, our technology has been developed substantially through research and development incurred in connection with long-term development contracts, a substantial portion of which was funded either directly by our customers or indirectly through recovery of such costs under U.S. Government contracts. If we lose some or all of our government contracts, we cannot assure you that we will be able to maintain the same level of funding for research and development in the future.

        Many of our products are designed solely for and are only usable on specific U.S. Government platforms. If the U.S. Government terminates those platforms, we will be forced to cease production of these products.

A reduction in the U.S. defense budget or a loss in our relationship with the U.S. Government would have a material adverse effect on our business.

        The funding of defense programs competes with nondefense spending of the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. A substantial shift in government defense spending to programs in which we are not involved or a material reduction in U.S. Government defense spending generally would have a material effect on our results of operations and financial results.

        In addition, any significant disruption or deterioration of our relationship with the U.S. Government would significantly reduce our revenue. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government at our expense and are likely to continue their efforts in the future. The U.S. Government may choose to use other defense contractors for its limited number of defense programs.

Our government contracts contain unfavorable provisions and are subject to audit.

        Companies engaged primarily in providing defense-related equipment and services to the U.S. Government are subject to business risks peculiar to the defense industry, including the ability of the U.S. Government to unilaterally

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  suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations,

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  terminate existing contracts,

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  reduce the value of existing contracts,

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  mandate us to enter into and perform a contract,

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  audit our contract-related costs and fees, including allocated indirect costs, and

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  control and potentially prohibit the export of our products.

        All U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Under termination for default provisions, the contractor is liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

        The U.S. Government periodically reviews our performance on their contracts and audits the costs incurred by us with respect to their contracts. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs and certain marketing expenses, may not be reimbursable. Further, as a U.S. Government contractor, we are subject to investigation, legal action and liabilities that would not apply if we were contracting with a non-governmental purchaser.

Government contracts are subject to competitive bidding. If we are unable to successfully compete in the bidding process, our results of operations will suffer.

        We obtain many of our U.S. Government contracts through a competitive bidding process. We cannot assure you that we will win competitively awarded contracts or that awarded contracts will be profitable. We are also subject to risks associated with

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  the frequent need to bid on programs in advance of the completion of their designs, which may result in unforeseen technological difficulties or cost overruns,

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  the substantial time and effort required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us,

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  rapid technological obsolescence, and

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  the constant need for design improvement.

Our fixed-price and cost-plus contracts could subject us to losses in the event that we have cost overruns.

        We provide our products and services primarily through fixed-price or cost-plus contracts. Fixed-price contracts provided approximately 74% of our revenue for the year ended December 31, 2001. In a fixed-price contract, the price is not subject to adjustment based on cost incurred to perform the required work under the contract. Therefore, we fully absorb cost overruns on fixed-price contracts, thereby reducing our profit margin. Cost overruns may result in a loss. Further risks associated with fixed-price contracts include the difficulty of estimating sales and costs that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. Any failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract can reduce our profitability or cause a loss.

        Cost-plus contracts provided approximately 26% of our revenue for the year ended December 31, 2001. In a cost-plus contract, we are reimbursed for allowable incurred costs plus a fee, which may be fixed or variable. The price on a cost-plus contract is based on allowable cost incurred but generally is subject to contract funding limitations. U.S. Government regulations require that we notify our customer of any cost overruns or underruns on a cost-plus contract. If we incur costs in excess of the funding limitation specified in the contract, we may not be able to recover those cost overruns.

We record sales using the percentage-of-completion method. Errors in our estimates of percentage-of-completion or costs could adversely affect our quarterly or annual financial results or require a restatement of our financial statements.

        We record sales and profits on substantially all of our contracts using the percentage-of-completion method of accounting. As a result, revisions made to our estimates of sales and profits are recorded in the period in which the conditions that require such revisions become known to us and can be estimated. Although we make provisions for losses for our fixed-price and cost-plus contracts in our financial statements, as required under U.S. generally accepted accounting principles, we cannot assure you that our contract loss provisions, which are based on estimates, will be adequate to cover all actual future losses or that we will not be required to restate prior period quarterly or annual financial statements.

Termination of our backlog of orders could negatively impact our sales.

        We currently have a substantial backlog of orders, primarily under contracts with the U.S. Government. At December 31, 2001, we had approximately 250 active contracts representing a total backlog of approximately $394.3 million. The U.S. Government may unilaterally modify or terminate these contracts. Accordingly, most of our backlog could be modified or terminated by the U.S. Government. We cannot assure you that our existing backlog will result in sales or that any such sales will be profitable.

The U.S. Government's right to use technology developed by us limits our intellectual property rights.

        We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. Government from using certain technologies developed by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. Government. The U.S. Government has the right to royalty-free use of technologies that we have developed under government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you we could successfully do so.

Intense competition in our industry could limit our ability to attract and retain customers.

        The electronics equipment industry as a whole, and the market for defense applications in particular, is highly competitive. We expect that the DoD's increased use of commercial off-the-shelf products and components in military equipment will continue to encourage new competitors to enter the market. Our ability to compete for defense contracts largely depends on

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  the effectiveness and innovations of our research and development programs,

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  our ability to offer better performance than our competitors at a lower cost to the U.S. Government, and

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  the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

        In some instances, the U.S. Government directs all work for a particular project to a single supplier through a sole-source contract. In such cases, other suppliers who may otherwise be able to compete for the programs involved can only do so if the U.S. Government chooses to reopen the particular program to competition. Additionally, many of our competitors are larger than we are and have substantially greater financial and other resources.

Our future success will depend on our ability to develop new technologies that achieve market acceptance.

        The electronics equipment industry is characterized by rapid technological changes, frequent new product introductions, changes in customer requirements and evolving standards. Our failure to predict accurately the needs of our customers and prospective customers (including, directly and indirectly, the U.S. Government), and to develop products or product enhancements that address those needs and these evolving standards, may result in the loss of current customers or the inability to secure prospective customers. While we intend to continue investing in product and technology development, our products could quickly become obsolete as new technologies and standards are introduced and adopted. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or acceptance of new products and enhancements. Furthermore, while we intend to capitalize on the diverse technologies, expertise and relationships existing across our business, we may not, in fact, be able to develop the new products and new business opportunities that we expect.

We may have difficulty continuing to identify, make and successfully integrate acquisitions, which could limit our growth.

        Historically, our growth has been fueled to a substantial degree by strategic acquisitions. For example, in August 1999, we acquired substantially all of the assets and assumed certain obligations of Sierra Research division of Sierra Technologies, Inc. and the Zeta division of Sierra Networks, Inc. In September 2000, we acquired Tech-Sym Corporation, retaining its Metric Systems Corporation subsidiary, including its Continental Electronics division, and its Enterprise Electronics Corporation subsidiary and concurrently selling off two of its other subsidiaries. The businesses acquired through the foregoing acquisitions generated 73% of our revenues for the year ended December 31, 2001.

        We expect to continue to grow our business through strategic acquisitions. We cannot assure you, however, that we will be able to identify suitable acquisition candidates or be able to acquire their companies on reasonable terms or at all. If we make additional acquisitions, we cannot be sure that any benefits anticipated from the acquisitions will actually be realized. In addition, we cannot be sure that we will be able to obtain additional financing for acquisitions or that such additional financing would be permitted by the terms of our outstanding indebtedness.

        The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt and related interest expense as well as contingent liabilities. We consider and execute strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. We regularly evaluate potential acquisitions and joint venture transactions, although we are not currently party to any binding acquisition agreement or commitment.

Our international business is subject to risks.

        For the fiscal years ended December 31, 1999, 2000 and 2001 direct sales to non-U.S. customers comprised approximately 7%, 13% and 22%, respectively, of our total contract revenue. International contracts are subject to numerous risks, including:

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  political and economic instability in foreign markets;

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  restrictive trade policies of the U.S. Government and foreign governments;

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  inconsistent product regulation by foreign agencies or governments;

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  imposition of product tariffs and burdens; and

  •
  costs of complying with a wide variety of international and U.S. export laws and regulatory requirements, particularly those relating to complying with the Foreign Corrupt Practices Act.

        We typically receive advance payments from our international customers ranging from approximately 5% to 25% of the total contract value. We generally provide performance bonds or letters of credit to guarantee our performance of the foreign contract. Our customers may draw down on our letters of credit or performance bonds if we default under the contract.

        For direct international sales we are required to have export licenses for many of our products and systems. There can be no assurance that we will be able to continue to obtain the necessary export licenses. The failure to receive these required licenses could materially reduce our ability to sell our products outside the United States. It may also constitute a default under a foreign contract where the failure to receive an export license precludes our performance. There can be no assurance that we will be able to compete successfully in international markets or that our international sales will be profitable. Although, historically most of our contract revenue have been denominated in U.S. dollars, we intend to enter into Euro-denominated contracts in the future. Accordingly, we will have significant exposure to fluctuations in the Euro.

Our debt agreements may restrict our ability to finance our future operations and, if we are unable to meet certain financial ratios, could cause our debt to be accelerated.

        On December 31, 2001, we had outstanding $125.8 million of indebtedness outstanding under our existing senior secured credit facility with a syndicate of lending institutions, including First Union National Bank and CIBC World Markets Corp. We are currently in negotiations to replace our existing senior secured credit facility with a new senior secured credit facility which we expect to provide for aggregate borrowings of up to $125 million. Our existing senior secured credit facility currently contains, and we expect our new senior secured credit facility will contain, covenants that, among other things, restrict our ability to:

  •
  sell assets;

  •
  incur more indebtedness;

  •
  pay dividends;

  •
  make investments or acquisitions;

  •
  repurchase or redeem capital stock;

  •
  engage in mergers or consolidations; and

  •
  engage in transactions with affiliates.

        These restrictions could hurt our ability to finance our future operations or our capital needs or to engage in other business activities that may be in our interest. In addition, we expect our new credit facilities will require us to comply with specified ratios and tests, including leverage, fixed charge coverage and interest coverage ratios and a consolidated capital expenditure test. Our ability to comply with these ratios and tests may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default, which would permit our lenders to

  •
  declare all our debt under the new credit facilities and any related accrued interest and fees to be due and immediately payable, and

  •
  require us to apply all of our available cash to repay our debt.

        Even if we do not enter into the new credit facilities, our existing senior secured credit facility contains similar restrictions, requirements and terms.

If we are unable to attract and retain key management and technical personnel, we may become unable to operate our business effectively.

        Our future success depends to a significant degree upon the continued contributions of our management, including Mr. Thomas J. Keenan, our CEO, and our ability to attract and retain other highly qualified management and technical personnel, including technical personnel with security clearances required for classified work. We face competition for management and technical personnel from other companies and organizations. Failure to attract and retain such personnel would damage our operations and prospects.

Environmental laws and regulations may subject us to significant costs and liabilities.

        Our operations include (and those of past operators at our sites have included) the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or the non-compliance with the environmental permits required at our facilities.

        These laws, regulations and permits also could require the installation of costly pollution control equipment or operational changes to limit pollution emissions or decrease the likelihood of accidental releases of hazardous substances. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination at our or other sites or the imposition of new cleanup requirements could require us to incur future costs that would have a negative effect on our results of operations or cash flow.

Risks Related to this Offering

Purchasers of our common stock will experience dilution.

        If you purchase our common stock, you will experience immediate dilution in net tangible book value per share of approximately $16.24 (assuming an initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus) using our net tangible book value at December 31, 2001, and assuming no exercise of the over-allotment options by the underwriters.

Future sales of our common stock in the public market could lower the stock price.

        We may sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock to finance future acquisitions, including acquisitions larger than those we have done in the past. As of December 31, 2001, all of our outstanding common stock was held by IDT Holding, L.L.C., and warrants to acquire an additional 11.5% of our common stock were held by five financial institutions. The holders of these shares and warrants are parties to registration rights agreements that allow such holders the right to require us to effect the registration of their shares of common stock. In addition, if we propose to register any of our common stock under the

Securities Act, whether for our own account or otherwise, those holders are entitled to include their shares of common stock in that registration. IDT Holding, L.L.C., the institutions holding the warrants (including each selling security holder) and the underwriters have agreed to a "lock-up" period, meaning that IDT Holding, L.L.C. and the warrant holders may not sell any of their shares or exercise their warrants or any registration rights without the prior consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of warrants or in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Veritas Capital Management, L.L.C. controls us and may have conflicts of interest with other stockholders in the future.

        IDT Holding, L.L.C. currently owns 100%, and upon consummation of this offering will own 64.4%, of our common stock (59.3% if the underwriters over-allotment option is exercised in full). As a result, IDT Holding, L.L.C. will be able to control all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions. In addition, our organizational documents permit stockholder action by written consent of stockholders holding a majority of the shares entitled to vote. Consequently, IDT Holding, L.L.C. will be able to act on behalf of all of our stockholders, without the matter being submitted to a vote at a stockholders' meeting. The Veritas Capital Fund, L.P. controls the voting of the shares of our common stock held by IDT Holding, L.L.C. and, in turn, is controlled by Veritas Capital Management, L.L.C., the managing members of which are Messrs. Robert B. McKeon and Thomas J. Campbell. Both Mr. McKeon and Mr. Campbell are members of our board of directors and participate on the board's executive committee. Messrs. McKeon and Campbell will have significant influence on our overall operations and strategy and may not necessarily act in accordance with the best interests of all other stockholders. We cannot assure you that the interests of IDT Holding, L.L.C. or The Veritas Capital Fund, L.P. will coincide with the interests of the other holders of our common stock. To the extent that conflicts of interest may arise, IDT Holding, L.L.C. and The Veritas Capital Fund, L.P. may resolve those conflicts in a manner adverse to us.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

        The market price of our common stock could fluctuate significantly as a result of:

  •
  a decision by the DoD to reduce defense spending;

  •
  our quarterly or annual earnings or those of other defense electronics companies;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  changes in earnings estimates or recommendations by research analysts who track our common stock;

  •
  changes in general conditions in the U.S. and global economy, financial markets or defense industry;

  •
  natural disasters such as hurricanes and tornados, in the case of operations located in the Southeast United States; and

  •
  other developments affecting us or our competitors.

        In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

        The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Our board of directors also has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. In addition, we have adopted a rights plan that grants existing stockholders the right to purchase additional shares of us at preferential prices in the event of a hostile attempt to acquire control of us. Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors serving staggered three-year terms and restrictions on who may call a special meeting of stockholders. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions of our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

        There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on The New York Stock Exchange or otherwise or how liquid that market might become. If an active trading market does not develop you may have difficulty selling any of our common stock that you buy. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

FORWARD-LOOKING STATEMENTS

        This prospectus contains some forward-looking statements including, in particular, statements about our plans, strategies and prospects. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this prospectus to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Our actual results could differ materially from those projected in the forward-looking statements.

        Our forward-looking statements are subject to risks and uncertainties, including:

  •
  our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget;

  •
  our ability to obtain future government contracts on a timely basis;

  •
  the availability of government funding and customer requirements;

  •
  general economic conditions, the competitive environment of the defense industry, international business and political conditions and timing of awards and contracts; and

  •
  the other factors described under the heading "Risk Factors."

        As for the forward-looking statements that relate to future financial results and other projections, actual results could be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. Given these uncertainties, you should not place any reliance on forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events except to the extent required by applicable securities laws.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $107.3 million (assuming an initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus) and after deducting underwriting discounts and other estimated expenses payable by us. We will receive no proceeds from the sale of our common stock by the selling stockholders.

        We intend to use the net proceeds of this offering to repay all of our senior subordinated notes and a portion of our indebtedness then outstanding under our existing senior secured credit facility and to pay a transaction advisory fee to The Veritas Capital Fund, L.P. in the amount of $1.5 million. In addition, affiliates of CIBC World Markets Corp. and Credit Lyonnais Securities (USA) Inc. will receive transaction advisory fees of approximately $1.2 million. The balance of the net proceeds will be available for working capital and other general corporate purposes, including potential acquisitions. On December 31, 2001, we had outstanding $51.3 million of senior subordinated notes, which mature on December 31, 2007 and which we may prepay at 105% of the principal amount. Our senior subordinated indebtedness bears interest at 12% per annum. Also on December 31, 2001, we had outstanding $125.8 million of indebtedness under our existing senior secured credit facility, which bore interest rates between 5.1% and 5.7% per annum and which comprises a Tranche A term loan, a Tranche B term loan and a revolving credit line. The Tranche A term loan matures on September 15, 2005, the Tranche B term loan matures on September 15, 2006 and the revolving credit line matures on September 29, 2005. We may prepay the loans under our existing senior secured credit facility at any time. We are currently in negotiations to replace our existing senior secured credit facility with a new senior secured credit facility, which will provide for aggregate borrowings of up to $125 million. The new senior secured credit facility will consist of a $40 million five-year term loan, a $45 million six-year term loan and a five-year $40 million revolving loan. This offering is not contingent upon closing the new senior secured credit facility. We expect the new senior secured credit facility to have customary terms and conditions, including requirements that we meet certain financial ratios in order to draw upon the facilities. If we do not close on our new senior secured credit facility on or before the closing of this offering, the terms of our existing senior secured credit facility require that the outstanding indebtedness thereunder be repaid before the repayment of our senior subordinated notes.

DIVIDEND POLICY

        We have never paid dividends on our capital stock. We currently intend to retain future earnings to finance the growth and development of our business, and we do not anticipate paying any dividends in the foreseeable future. In addition, our existing senior secured credit facility and senior subordinated notes contain restrictions on our ability to pay dividends on our common stock and we expect our new senior secured credit facility to contain similar restrictions on our ability to pay dividends. Any decision to declare and pay dividends will be made at the discretion of our board of directors, after taking into account our financial results, capital requirements and other factors they may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and our capitalization as of December 31, 2001:

    •
    on an actual basis; and

    •
    on an adjusted basis, giving effect to our sale of 6,000,000 shares of our common stock in this offering (at an assumed initial public offering price of $19.50 per share, the midpoint of the range set forth on the cover page of this prospectus), the sale of 115,000 shares underlying warrants to be sold in the offering, the closing of the new senior secured credit facility, and after deducting the estimated underwriting discounts and other estimated offering expenses, and the application of such proceeds as discussed under "Use of Proceeds."

You should read this table together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our consolidated financial statements included elsewhere in this prospectus.

	December 31, 2001
	Actual	As Adjusted(1)
	(in thousands except per share amounts)
Cash	$3,893	$9,555

Long-term debt, including current portion:
Senior credit facilities(2)	$125,835	$85,000
12% senior subordinated notes due 2007	51,250
less unamortized discount of attached warrants	(5,860)

Total long-term debt, including current portion	171,225	85,000

Stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized (13,565,243 shares issued and outstanding); 200,000,000 shares authorized (19,680,243 shares issued and outstanding)(3) as adjusted	136	196
Additional paid-in capital	54,434	167,099
Retained earnings (deficit)	2,313	(2,208)
Accumulated other comprehensive loss	(5,613)	(5,613)

Total stockholders' equity	51,270	159,474

Total capitalization	$222,495	$244,474

(1)
We expect to close upon a new $125,000 secured credit facility simultaneously with the closing of this offering. If we do not refinance our senior secured credit facility with the closing of this offering, the terms of our existing senior secured credit facility require that the outstanding indebtedness thereunder be repaid before the repayment of our senior subordinated notes. In that case, our As Adjusted cash would be $3,893, our senior credit facilities would be $21,300, the 12% senior subordinated notes due 2007 would be $51,250, less unamortized discount of attached warrants would be $(5,860) and total long-term debt, including current portion would be $66,690 and our stockholders' equity would be $161,503.

(2)
On September 29, 2000, we entered into a $170 million senior secured credit facility consisting of a $45 million revolving credit loan, a $50 million Tranche A term loan and a $75 million Tranche B term loan. Outstanding balances under our existing senior secured credit facility as of December 31, 2001, consist of $8.5 million under the revolving credit loan, $43.1 million under the Tranche A term loan and $74.2 million under the Tranche B term loan.

(3)
The information provided in the above table excludes 1,647,695 shares of common stock issuable upon exercise of warrants outstanding at December 31, 2001 but includes 115,000 shares of common stock to be sold in the offering which underlie warrants outstanding at December 31, 2001.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the offering. The deficiency in net tangible book value of our common stock as of December 31, 2001 was approximately $(40.3) million or $(2.95) per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding plus the 115,000 shares to be sold in the offering by the selling shareholders issuable upon the exercise of warrants. After giving effect to the sale of shares of common stock offered by this prospectus, at an assumed initial public offering price of $19.50 per share (the midpoint of the range set forth on the cover page of this prospectus) and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been approximately $64.2 million, or $3.26 per share. This represents an immediate increase in net tangible book value of $7.64 per share to existing stockholders and an immediate dilution in net tangible book value of $16.24 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share		$19.50
Deficiency in net tangible book value per share as of December 31, 2001	$(2.95)
Increase in net tangible book value per share attributable to new investors	6.21

Net tangible book value per share after the offering		3.26

Dilution per share to new investors		$16.24

        The following table summarizes as of December 31, 2001, the number of shares of common stock issued by us, the total consideration paid to us and the average price per share paid by existing stockholders and the average price per share paid by new investors, at an assumed initial public offering price of $19.50 per share (the midpoint of the range set forth on the cover page of the prospectus):

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders(1)	13,680,243	70%	$47,500,006	29%	$3.47
New Investors(1)	6,000,000	30	117,000,000	71	19.50

Total	19,680,243	100%	$164,500,006	100%

(1)
Excludes 1,000,000 of our common stock to be sold by the selling stockholders to the new investors in the offering for which we will not receive any net proceeds.

        The information in the above tables excludes:

    •
    1,647,695 shares of common stock issuable upon exercise of warrants outstanding at December 31, 2001 with an aggregate exercise price of $82.94 but includes 115,000 shares to be sold in the offering upon the exercise of warrants held by selling stockholders; and

    •
    up to 120,749 shares of common stock that may be sold by selling stockholders upon the exercise of warrants pursuant to the underwriters' over-allotment option.

        New investors will suffer additional dilution upon exercise of any outstanding warrants. At December 31, 2001, assuming exercise of all outstanding warrants and the underwriters' over-allotment option, the net tangible book value per share would have been $3.01, representing dilution of $16.49 per share to new investors.

SELECTED HISTORICAL FINANCIAL AND OTHER FINANCIAL INFORMATION

        The following table sets forth our and our predecessor's selected historical and other financial information for the periods indicated. The selected historical information as of December 31, 1997 and October 23, 1998 and for the periods then ended is derived from our predecessor's audited financial statements, which are not included in this prospectus. The selected historical information as of December 25, 1998 and for the period from October 24, 1998 to December 25, 1998, is derived from our audited financial statements, which are not included in this prospectus. The selected historical financial information as of and for the years ended December 31, 1999, 2000 and 2001 is derived from our audited consolidated financial statements included elsewhere in this prospectus. In all cases, funded backlog is not derived from our financial statements. In our opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in our unaudited financial statements. You should read the following selected historical financial and other information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

        Our predecessor company is PEI Acquisitions Corporation ("PAC"), which was incorporated on October 24, 1996 and was inactive until January 10, 1997. On October 23, 1998, PEI Electronics Holding Corp. ("PEH") through its wholly-owned subsidiary PEI Holdings Corp. ("PHC") acquired all of the outstanding common stock of PAC. Subsequently PHC was merged into PAC, and PAC was merged into its wholly-owned subsidiary, PEI Electronics, Inc. On July 20, 1999, PEH changed its name to Integrated Defense Technologies, Inc. On August 6, 1999, we acquired substantially all of the assets and assumed certain liabilities of the Sierra Research division of Sierra Technologies, Inc. and the Zeta division of Sierra Networks, Inc., and on September 29, 2000, we consummated the 2000 Acquisition. Accordingly, the financial statements reflect the results of operations of the acquired entities since their respective dates of acquisition. These acquisitions affect the comparability of the financial data for the periods presented.

	Predecessor		The Company
		Period January 1, 1998 to October 23, 1998	Period October 24, 1998 to December 25, 1998
				Year Ended
	Period January 11, 1997 to December 31, 1997
				December 31, 1999	December 31, 2000	December 31, 2001
	(in thousands, except share and per share data)
Statement of operations information:
Revenue	$41,709	$38,796	$10,198	$102,232	$180,573	$263,952
Cost of revenue	31,240	30,302	7,655	78,493	130,459	183,330

Gross profit	10,469	8,494	2,543	23,739	50,114	80,622
Selling, general, and administrative expenses	2,854	2,526	713	8,098	20,543	34,830
Research and development and bid and proposal expenses	2,112	2,106	592	4,412	8,767	12,681
Amortization expense	(137)	(132)	337	3,151	5,823	7,110

Income from operations	5,640	3,994	901	8,078	14,981	26,001
Interest expense	192	257	665	5,233	10,064	19,437
Other income	—	367	—	—	—	403

Income before income tax expense and extraordinary loss	5,448	4,104	236	2,845	4,917	6,967
Income tax expense	1,933	1,188	211	1,699	3,386	4,668

Income before extraordinary loss	3,515	2,916	25	1,146	1,531	2,299
Extraordinary loss on early extinguishment of debt	—	—	—	1,762	926	—

Net income (loss)	$3,515	$2,916	$25	$(616)	$605	$2,299

Per share data:
Basic earnings (loss) per share				$(.06)	$.06	$.17
Diluted earnings (loss) per share				$(.06)	$.05	$.15
Basic weighted average number of shares				9,931,795	10,847,623	13,565,243
Diluted weighted average number of shares				9,931,795	12,117,367	15,327,938
Other financial information:
Funded backlog at period end(1)	$27,292	$55,489	$51,666	$123,727	$202,495	$223,386
Net cash provided by (used in):
Operating activities	7,571	(1,121)	(2,648)	5,162	(15,354)	12,912
Investing activities	(6,540)	(186)	(37,370)	(55,289)	(110,638)	(6,743)
Financing activities	8,874	(8,598)	40,018	52,916	128,141	(7,214)
Depreciation and amortization	(87)	(34)	559	5,267	12,674	17,886
Capital expenditures	(699)	(186)	(256)	(1,657)	(5,178)	(6,743)
EBITDA(2)	5,553	3,960	1,460	13,345	27,655	43,887

	Predecessor	The Company
	As of December 31, 1997		As of
		December 25, 1998	December 31, 1999	December 31, 2000	December 31, 2001
		(in thousands)
Balance sheet information:
Cash	$9,905	$—	$2,789	$4,938	$3,893
Working capital	13,533	9,247	18,131	75,176	74,641
Total assets	20,932	47,353	121,089	284,895	277,875
Total debt	4,675	31,741	66,824	177,710	171,225
Stockholder's equity	3,497	10,025	29,800	54,584	51,270

(1)
We define backlog as the value of contract awards and orders received from customers, which have not been recognized as sales. Funded backlog refers to contract awards for which the customer has obligated funds.

(2)
EBITDA represents income from operations plus depreciation and amortization expense. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our existing senior secured credit facility are based upon similar measures. Our EBITDA is not necessarily comparable to other similarly titled captions used by other companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with "Selected Historical Financial and Other Financial Information" and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless otherwise noted, references to the 1999, 2000 and 2001 fiscal years are to our fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001, respectively.

Overview

        We are a leading designer and developer of advanced electronics and technology products to the defense and intelligence industries. Our products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. We derived approximately 66% of our revenue for the year ended December 31, 2001 from sole-source contract relationships on programs that comprise essential components of the military's force structure. Our customers include all branches of the military services, major domestic prime defense contractors (such as The Boeing Company, General Dynamics, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and United Defense Industries, Inc.), foreign defense contractors, foreign governments and U.S. Government agencies. For the twelve months ended December 31, 2001, we generated revenue of $264.0 million and EBITDA of $43.9 million.

        A substantial portion of our revenue is derived from programs funded by the DoD. Our revenue from direct and indirect U.S. Government business represented approximately 77% of our revenue for the year ended December 31, 2001, approximately 84% of our revenue for the year ended December 31, 2000, and approximately 92% of our revenue for the year ended December 31, 1999. A significant portion of our sales are derived from strategic, long-term programs and from programs for which we are the incumbent supplier or have been the sole provider for many years. Approximately 66% of our sales for the year ended December 31, 2001 were generated from sole-source contract relationships.

        Our contracts typically fall into two categories: cost-plus and fixed-price contracts. Our contracts for research, engineering, prototypes, repair and maintenance and some other matters are typically cost-plus arrangements. Our customer-funded research and development costs are typically included in our contracts and booked as cost of revenue.

        In a fixed-price contract, the price is not subject to adjustment based on cost incurred to perform the required work under the contract. In a cost-plus contract, we are reimbursed for allowable incurred costs plus a fee, which may be fixed or variable. The price on a cost-plus contract is based on allowable cost incurred, but generally is subject to contract funding limitations. Under fixed-price contracts we agree to perform for a predetermined contract price. Although our fixed-price contracts generally permit us to keep profits if costs are less than projected, we bear the risk that increased or unexpected costs may reduce profit or cause us to sustain losses on the contracts. Generally, fixed-price contracts offer higher margins than cost-plus type contracts. For the year ended December 31, 2001, we generated approximately 74% of our sales from fixed-price contracts and approximately 26% from cost-plus contracts, providing us with a mix of higher profit margin (fixed-price) business and predictable profitability (cost-plus) business.

        All of our domestic U.S. Government contracts and subcontracts are subject to audit and various cost controls and include standard provisions for termination at the convenience of the U.S. Government. The DoD generally has the right to object to our costs as not allowable or as unreasonable, which can increase the level of costs we bear ourselves. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year are not available. Foreign government contracts generally include comparable provisions relating to termination at the convenience of the foreign government.

        We use the percentage-of-completion method of accounting for our fixed-price and cost-plus contracts and, therefore, match our revenue with the cost incurred on each unit produced at the time we recognize its sale based on our estimate of the gross profit margin we expect to receive over the life of the contract. We currently evaluate our estimates of gross margin on a monthly basis. In addition, we use the cumulative catch-up method to recognize changes in our estimates of sales and gross margins during the period in which those changes are determined. We charge any anticipated losses on a contract to operations as soon as those losses are determined. The principal components of our contract cost of revenue are materials, subcontractor costs, labor and overhead. We charge all of these costs to the respective contracts as incurred.

        We expense operating costs such as selling, general and administrative, independent research and development costs and bid and proposal costs in the period incurred. The major components of these costs are compensation and overhead. Goodwill and other intangible assets are amortized over their useful lives. Beginning January 1, 2002, we will be subject to a new accounting standard under which we will cease to amortize goodwill, although we will test goodwill periodically for impairment. We are in the process of evaluating the impact of adopting this new standard.

        Our results of operations, particularly our revenue, gross profits and cash flows, vary significantly from period to period depending largely upon the timing of our delivery of finished products, the terms of our contracts and our level of export sales. As a result, period-to-period comparisons may show substantial changes disproportionate to our underlying business activity. Accordingly, we do not believe that our quarterly results of operations are necessarily indicative of results for future periods.

Corporate History

        Our equity sponsor, The Veritas Capital Fund, L.P., acquired PEI Electronics Inc. ("PEI") in October 1998 (the "1998 Acquisition"). PEI has served as our foundation in acquiring other businesses. In August 1999 we acquired (the "1999 Acquisitions") Sierra Research ("Sierra") and Zeta ("Zeta"). In September 2000, we acquired (the "2000 Acquisition") Tech-Sym Corporation, retaining its Metric Systems Corporation ("Metric") subsidiary, including its Continental Electronics division ("Continental"), and its Enterprise Electronics Corporation ("Enterprise") subsidiary and concurrently sold two other subsidiaries of Tech-Sym Corporation to companies owned by The Veritas Capital Fund, L.P. At the same time, we decided to keep Continental and no longer classify it as a discontinued operation. Metric and Sierra are included in our Electronic Combat Systems segment, PEI is included in our Diagnostics and Power Systems segment, and Zeta, Enterprise and Continental are included in our Communications and Surveillance Systems segment. Our historical financial statements reflect the results of operations of the acquired companies from their respective acquisition dates. Accordingly, our financial statements reflect only the full year results of PEI and the August to December results of Sierra and Zeta for the year ended December 31, 1999, and the full year results of PEI, Sierra and Zeta and the October to December results of Metric, Enterprise and Continental for the year ended December 31, 2000.

Results of Operations

        The following tables summarize our operations information as a percentage of revenue and our segment data for the fiscal years ended December 31, 1999, 2000 and 2001:

	Year Ended December 31
	1999	2000	2001
Statement of operations and other financial information:
Revenue	100.0%	100.0%	100.0%
Cost of revenue	76.8	72.2	69.5

Gross margin	23.2	27.8	30.5
Selling, general and administrative expenses	7.9	11.4	13.2
Research & development and bid & proposal expenses	4.3	4.9	4.8
Amortization expense	3.1	3.2	2.7

Income from operations	7.9%	8.3%	9.8%

EBITDA	13.1%	15.3%	16.6%

	Year Ended December 31
	1999	2000	2001
	(in millions)
Operations information by segment and other financial information:
Revenue
Electronic Combat Systems	$32.4	$84.4	$130.1
Diagnostics and Power Systems	60.3	60.2	72.2
Communications and Surveillance Systems	9.5	34.8	60.4
Other	—	1.2	1.3

Total Revenue	$102.2	$180.6	$264.0

Gross Profit
Electronic Combat Systems	$6.9	$22.6	$43.0
Diagnostics and Power Systems	14.4	16.2	17.1
Communications and Surveillance Systems	2.4	10.8	20.0
Other	—	0.5	.5

Total Gross Profit	$23.7	$50.1	$80.6

EBITDA
Electronic Combat Systems	$4.1	$14.8	$28.0
Diagnostics and Power Systems	8.1	8.3	9.7
Communications and Surveillance Systems	1.1	3.9	6.3
Other	—	0.7	(.1)

Total EBITDA	$13.3	$27.7	$43.9

Comparison of the fiscal year ended December 31, 2001 to the fiscal year ended December 31, 2000.

        Revenue.    Our revenue for the fiscal year ended December 31, 2001 was $264.0 million, representing an increase of $83.4 million, or 46.2%, compared to revenue of $180.6 million for the fiscal year ended December 31, 2000. The increase in revenue resulted from the full year impact of the 2000 Acquisition, which contributed approximately $90.1 million in incremental revenue over their 2000 level, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. During the fiscal year 2001, we experienced program award delays in the data link programs which resulted in the deferral of $10.1 million. In addition, we experienced decreases of $7.7 million due to lower sales of microwave subsystems of our Communication and Surveillance Systems segment. These decreases were offset by increases in revenue of approximately $12.0 million attributable to increased volume in our Reentry System Test Set and Light Armored Vehicle diagnostics programs in our Diagnostics and Power Systems segment.

        Gross Profit.    Our gross profit for the fiscal year ended December 31, 2001 was $80.6 million, representing an increase of $30.5 million, or 60.8%, compared to gross profit of $50.1 million for the fiscal year ended December 31, 2000. The increase in gross profit resulted from the full year impact of the 2000 Acquisition which contributed $29.2 million in incremental gross profit over their 2000 levels, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Gross margin increased to 30.5% of revenue for the fiscal year ended December 31, 2001 from 27.8% for the fiscal year ended December 31, 2000, primarily as a result of higher margins associated with our weather radar systems products of our Communications and Surveillance Systems segment and a favorable mix of test and training revenue in our Electronic Combat System segment. Gross profit was adversely affected by lower microwave sales volume and by lower capacity utilization in our Communications and Surveillance Systems segment. We had additional decreases due to start-up costs associated with the Power Management program of our Diagnostics and Power Systems segment. These decreases were offset by better than anticipated cost performance in our Aircraft Survivability Equipment Trainer and Station Keeping Equipment follow on programs.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses for the fiscal year ended December 31, 2001 were $34.8 million, representing an increase of $14.3 million, or 69.5%, compared to $20.5 million for the fiscal year ended December 31, 2000. Selling, general and administrative expenses increased to 13.2% of revenue for the fiscal year ended December 31, 2001 from 11.4% for the fiscal year ended December 31, 2000. The increase in selling, general and administrative expenses resulted primarily from the full year impact of the 2000 Acquisition, which added $14.3 million in incremental expenses over their 2000 level, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Additionally, we experienced a $0.4 million increase due to severance costs and relocation expenses incurred in connection with staff reductions and a facility relocation in our Communications and Surveillance Systems segment which was entirely offset by a reduction in consulting expenses in our Diagnostics and Power Systems segment. During 2001, consulting expenses were reduced as our business process re-engineering concluded.

        Research and Development Expenses.    Our research and development expenses, including bid and proposal expenses, were $12.7 million for the fiscal year ended December 31, 2001, representing an increase of $3.9 million, or 44.6%, compared to $8.8 million for the fiscal year ended December 31, 2000. Research and development expenses, including bid and proposal expenses, decreased to 4.8% of revenue for the fiscal year ended December 31, 2001 from 4.9% for the fiscal year ended December 31, 2000. The increase in research and development expenses resulted primarily from the full year impact of the 2000 Acquisition, which contributed $3.4 million in incremental expenses over their 2000 levels. In addition, increased bid and proposal expenses resulting from major program proposal efforts in our Electronic Combat Systems segment were partially offset by cost containment achieved in the Communications and Surveillance Systems segment.

        Amortization Expense.    Our amortization expense, which includes amortization of goodwill and debt issue costs, was $7.1 million for the fiscal year ended December 31, 2001, representing an increase of $1.3 million, or 22.1%, compared to amortization expense of $5.8 million for the fiscal year ended December 31, 2000. The increase in amortization resulted from the full year impact of the 2000 Acquisition.

        Income from Operations.    Our income from operations was $26.0 million or, 9.8% of revenue, for the fiscal year ended December 31, 2001, representing an increase of $11.0 million, compared to $15.0 million, or 8.3% of revenue, for the fiscal year ended December 31, 2000. This increase in income from operations resulted from the full year impact of the 2000 Acquisition as well as from the other factors described above.

        Interest Expense.    Our interest expense for the fiscal year ended December 31, 2001 was $19.4 million, representing an increase of $9.3 million compared to interest expense of $10.1 million for the fiscal year ended December 31, 2000. The increase in interest expense resulted from the full year impact of interest associated with our 2000 Acquisition, offset by a decline in the base borrowing rate of our variable rate indebtedness. LIBOR rates declined from approximately 6.4% at December 31, 2000 to approximately 1.9% at December 31, 2001. However, the positive impact of the interest rate decline on our floating rate debt was partially mitigated by its LIBOR-based interest rate swap agreements.

        Income Tax Expense.    The provision for income taxes in 2001 was $4.7 million or 67% of pretax income, compared to $3.4 million or 68.9% of pretax income in 2000. The effective income tax rate in both years exceeded the U.S. federal statutory rate in those years due primarily to non-deductible goodwill amortization arising from the 2000 Acquisition.

        Net Income.    As a result of the foregoing, we earned net income for the fiscal year ended December 31, 2001 of $2.3 million, compared to a net income of $0.6 million for the fiscal year ended December 31, 2000.

        EBITDA.    Our EBITDA was $43.9 million, or 16.6% of revenue, for the fiscal year ended December 31, 2001, representing an increase of $16.2 million compared to the $27.7 million, or 15.3% of revenue, for the fiscal year ended December 31, 2000. This increase in EBITDA resulted from the income earned by the businesses acquired in the 2000 Acquisition, and from the other factors described above.

Comparison of the fiscal year ended December 31, 2000 to the fiscal year ended December 31, 1999.

        Revenue.    Our revenue for 2000 was $180.6 million, representing an increase of $78.3 million, or 76.6%, compared to revenue of $102.2 million for 1999. The increase in revenue resulted from the 2000 Acquisition, which added $30.9 million to 2000 revenue, and from the full year impact of the 1999 Acquisitions, which contributed $46.4 million in incremental revenue over their 1999 level, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Our increase from the 1999 Acquisitions includes revenue of approximately $8.0 million attributable to increased volume from the Aircraft Survivability Equipment Trainer and Station Keeping Equipment follow on program sales of our Electronic Combat Systems segment.

        Gross Profit.    Our gross profit in 2000 was $50.1 million, representing an increase of $26.4 million, or 111.1%, compared to gross profit of $23.7 million in 1999. Gross margin increased to 27.8% of revenue in 2000 from 23.2% in 1999. The increase in gross profit resulted from the 2000 Acquisition, which added $10.8 million to gross profit, and from the full year impact of the 1999 Acquisitions, which contributed $13.3 million in incremental gross profit over their 1999 levels, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Our gross profit also increased due to better than anticipated cost performance in our Aircraft Survivability Equipment Trainer and Station Keeping Equipment follow on programs in our Electronic Combat Systems segment. The increase in gross margin was affected by the 2000 Acquisition, specifically the weather radar systems products of our Communications and Surveillance Systems segment.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses in 2000 were $20.5 million, representing an increase of $12.4 million, or 153.7%, compared to selling, general and administrative expenses of $8.1 million in 1999. Selling, general and administrative expenses increased to 11.4% of revenue in 2000 from 7.9% in 1999. The increase in selling, general and administrative expenses resulted primarily from the 2000 Acquisition, which added $3.7 million to expenses, and from the full year impact of the 1999 Acquisitions, which contributed $7.8 million in incremental expenses over their 1999 level, affecting both our Electronic Combat Systems and Communications and Surveillance Systems segments. Included in these segment increases are $1.9 million representing the full year impact of the establishment of our corporate office staff and corporate infrastructure, which we began in 1999.

        Research and Development Expenses.    Our research and development expenses, including bid and proposal expenses, were $8.8 million in 2000, representing an increase of $4.4 million or, 98.7%, compared to research and development expenses, including bid and proposal expenses of $4.4 million in 1999. Research and development expenses, including bid and proposal expenses, increased to 4.9% of revenue in 2000 from 4.3% in 1999. This increase in research and development expenses resulted primarily from the 2000 Acquisition, which contributed $1.2 million to the increase, and from the full year impact of the 1999 Acquisition, which contributed $2.7 million in incremental expenses over their 1999 levels. The remainder of the increase was due to various small increases in individual programs within our Diagnostics and Power Systems segment.

        Amortization Expense.    Our amortization expense, which includes amortization of goodwill and debt issue costs, was $5.8 million in 2000, representing an increase of $2.6 million compared to amortization expense of $3.2 million in 1999. The increase in amortization resulted from the inclusion of amortization expense associated with the 2000 Acquisition and from the full year impact of the 1999 Acquisitions.

        Income from Operations.    Our income from operations was $15.0 million, or 8.3% of revenue, in 2000, representing an increase of $6.9 million compared to income from operations of $8.1 million, or 7.9% of revenue, in 1999. This increase in income from operations resulted from the earnings of the businesses acquired in the 2000 Acquisition, from the full year impact of the 1999 Acquisition, and from the other factors described above. The small decrease in operating margin resulted from increased amortization expense as described above.

        Interest Expense.    Our interest expense in 2000 was $10.1 million, representing an increase of $4.8 million compared to interest expense of $5.2 million in 1999. The increase in interest expense resulted from increased indebtedness associated with our 2000 Acquisition, from the full year impact of interest associated with our 1999 Acquisition, and from an increase of approximately 0.75% in the average rate of interest we paid on outstanding indebtedness in 2000 compared to 1999 resulting from increases in LIBOR rates.

        Income Tax Expense.    The provision for income taxes in 2000 was $3.4 million, or 68.9% of pretax income, compared to $1.7 million, or 59.7% of pretax income, in 1999. The effective rate of tax in both years exceeded the U.S. federal statutory rate in those years due primarily to non-deductible goodwill amortization arising from the 1999 Acquisitions and 2000 Acquisition.

        Extraordinary Loss.    In 2000, we incurred an extraordinary loss of $1.5 million, or $0.9 million after tax benefit of the loss, on the early extinguishment of debt under our previously existing senior subordinated note. In 1999, we incurred an extraordinary loss of $2.8 million ($1.8 million after tax benefit of the loss) on the early extinguishment of debt under a previously existing credit facility.

        Net Income.    As a result of the foregoing, we earned net income of $0.6 million in 2000 compared to a net loss of $0.6 million in 1999.

        EBITDA.    Our EBITDA was $27.7 million, or 15.3% of revenue in 2000, representing an increase of $14.4 million compared to EBITDA of $13.3 million, or 13.1% of revenue in 1999. This increase in EBITDA resulted from the earnings of the businesses acquired in the 2000 Acquisition, from the full year impact of the 1999 Acquisitions and from the other factors described above.

Liquidity and Capital Resources

        We expect to enter into a new senior secured credit facility concurrent with the closing of this offering that will provide for aggregate borrowings of up to $125 million, such credit facility to consist of a $40 million five-year term loan, a $45 million six-year term loan and a $40 million five-year revolving credit facility. We expect the new senior secured credit facility will contain terms and conditions, restrictive covenants and events of default customary for similar facilities. Based on our current level of operations and our anticipated growth, we believe that the cash proceeds from this offering, our cash from operations and other available sources of liquidity, including borrowings under our new senior secured credit facility, will be sufficient to fund our operations for at least the next two years. If the new senior secured credit facility is not entered into, we will continue to be able to borrow under our existing senior secured credit facility. If we were not to consummate this offering, and enter into the new senior secured credit facility, we anticipate that we will be able to fund our operations and meet our current commitments for the foreseeable future, including debt service and capital expenditure requirements, with cash generated from operations and available borrowings under our existing credit facility.

        Historically, our primary source of liquidity has been cash provided by operations, derived from our net income plus depreciation and amortization and plus or minus our net investments in working capital from period to period. Our liquidity position is dependent on a number of factors, including the timing of production and delivery on our sales contracts and the timing of our billing and collection activity. Purchase of materials for production and payment for labor and overhead expenses can represent significant advance expenditures for us, and billing to and collection from our customers can lag those expenditures significantly on some longer-term customer contracts. Our billing arrangements include (a) monthly progress payments (typically on fixed-price contracts) in which customers are billed at 80% of incurred cost plus general and administrative expenses but without profit, (b) monthly billing in full at cost incurred plus profit (typically cost-plus contracts), (c) periodic milestone achievement based billing at cost incurred plus profit, and (d) billing at final delivery at cost incurred plus profit. These contracts, some milestone based billing contracts and bill-at-delivery contracts represent a significant required use of working capital for us that must be funded by operations or through external sources.

        Cash provided by operations was $12.9 million for the year ended December 31, 2001, representing a decrease in cash usage of $28.3 million compared to cash usage of $15.4 million for the year ended December 31, 2000. Due to the seasonality of our business, we typically use cash in the third and fourth quarters of the year due to working capital build-up, and generate cash in the first and second quarters of the year as the working capital build-up is reversed. Cash provided by operations was $5.2 million in 1999. Our 1999 Acquisitions and 2000 Acquisition significantly influenced our cash provided by operations. Interest expense related to these acquisitions, which totaled $5.2 million for 1999, $10.1 million for 2000, and $19.4 million for 2001, is a significant factor in our net income and thus our cash from operations. Another significant influence in our cash provided by operations is working capital usage, primarily the level of our unbilled accounts receivable, in which contractual product build and delivery times, materials requirements and customer billing terms can combine to use significant amounts of working capital over the contract periods. In 2001, such investment in customer contracts required working capital investment of $16.5 million, primarily because of billing terms of various existing contracts in our Electronic Combat Systems segment and Communications and Surveillance segment. Similar investments of working capital occurred in all other periods presented herein, including $17.8 million in 2000 and $9.8 million in 1999.

        Capital expenditures in 2001 were $6.7 million, representing a $1.5 million increase compared to capital expenditures of $5.2 million in 2000. Of such increase, approximately $1.1 million was due to the capitalization of software costs and the purchase of related software. Prior to 2001, we expensed these costs as incurred. Capital expenditures in 1999 were $1.7 million. Capital expenditures historically have represented purchases of test equipment, office equipment and building and leasehold improvements and, for 2001, include purchase and implementation of new or upgraded financial and administrative systems. Due to the nature of our business, capital expenditures have historically not been substantial.

        In August 1999, we completed the 1999 Acquisitions for a cash purchase price of $53.6 million, including direct acquisition costs. In connection with the 1999 Acquisitions, we refinanced our previously outstanding debt, replaced our revolving credit and term loan facility with an expanded facility and refinanced our previously existing senior subordinated note. We repaid $28.4 million under the old facility, incurred $2.4 million in debt issue costs, borrowed $67.9 million under the new credit facility and received a $17 million capital contribution from our sole stockholder, all primarily in connection with the acquisition.

        In September 2000, we completed the 2000 Acquisition for a cash purchase price of $135.9 million, including direct acquisition costs and net of proceeds received from the concurrent sale of two subsidiaries of Tech-Sym Corporation. In connection with the acquisition, we refinanced our previously outstanding senior debt, replaced our revolving credit and term loan facility with our $170 million senior secured credit facility comprised of a $125 million term loan facility and a $45 million revolving credit facility. In addition, we refinanced existing senior subordinated indebtedness, and issued additional senior subordinated indebtedness and additional warrants to purchase shares of our common stock. We repaid $46.9 million under the old credit facility, incurred $6.6 million in debt issue costs, borrowed $155.0 million under the senior secured credit facility and received a $20.5 million capital contribution from our sole stockholder, all primarily in connection with the acquisition.

        At December 31, 2001, borrowings under the $45 million revolving credit facility were $8.5 million, and borrowings under the $125 million term loan facility were $117.3 million, with a current portion of $9.2 million. We have a substantial amount of indebtedness which was incurred to finance the 1998 Acquisition, the 1999 Acquisitions and the 2000 Acquisition. Debt also has been incurred to finance operations and periodic working capital requirements. The revolving debt and term loans bear interest generally at LIBOR rates plus a margin ranging from 1.5% to 4.0% based on our leverage ratio. At December 31, 2001, these loans bore interest at an average rate of 5.31%. At December 31, 2001, we had $22 million in potential additional borrowings available to us under the revolving credit agreement. Term loans are payable in graduated installments and mature in September 2005 and September 2006. We also have a senior subordinated note in the face amount of $51.3 million which bears interest at 12% and matures December 31, 2007.

Backlog

        We define backlog as the value of contract awards received from customers which have not been recognized as sales. Funded backlog refers to contract awards for which we have received orders and the customer has obligated funds. Unfunded backlog consists of potential product orders relating to existing customer contracts that are the subject of customer options for additional products or potential orders under existing contracts that receive annual or incremental funding. A significant portion of our sales are to prime contractors, the DoD and foreign governments pursuant to long-term contracts. Accordingly, our backlog consists in large part of orders under these contracts. As of December 31, 2001 our funded backlog was $223.4 million, and our total backlog was $394.3 million. We expect to complete in 2002 approximately 90% of our funded backlog contracts in place as of December 31, 2001.

        The following depicts our backlog of orders by business segment as of the dates shown:

	Funded				Unfunded
		December 31,
	December 25, 1998				December 31, 2001
		1999	2000	2001
	(in millions)
Electronic Combat Systems	$—	$54.0	$105.6	$125.8	$160.6
Diagnostics and Power Systems	51.7	44.4	34.3	53.2	1.5
Communications and Surveillance Systems	—	25.3	62.6	44.4	8.8

Total backlog	$51.7	$123.7	$202.5	$223.4	$170.9

        It is expected that a substantial portion of funded backlog will be converted to revenue during 2002. However, there can be no assurance that our backlog, both funded and unfunded, will become revenue in any particular period, if at all.

Seasonality

        Our business is seasonal, with a concentration of revenue in the fourth quarter of the year, because many of our sales contracts expire on December 31 of each year. As a result, product sales efforts at year end are expedited to fulfill funding terms prior to expiration of the contracts.

        The following table summarizes our historical quarterly results of operations for the periods indicated:

	Quarter Ended
	Mar. 31, 2000	June 30, 2000	Sept. 29, 2000	Dec. 31, 2000	Mar. 30, 2001	June 29, 2001	Sept. 28, 2001	Dec. 31, 2001
	(in millions)
Revenue	$35.0	$35.2	$37.0	$73.3	$58.8	$62.6	$67.9	$74.7
Gross profit	8.2	9.3	11.3	21.3	18.2	17.6	19.2	25.7
Net income (loss)	(0.2)	(0.3)	(0.6)	1.8	(0.6)	(1.2)	0.1	4.0
Other financial information:
EBITDA(1)	3.9	4.5	5.3	14.0	9.2	8.1	10.3	16.3

        Due to our 2000 Acquisition, we believe the following table summarizing our pro forma quarterly results is more indicative of the impact of seasonality on our business than our historical quarterly results. This pro forma financial information gives effect to the 2000 Acquisition and the financing of the acquisition as if it occurred on January 1, 2000:

	Pro Forma Quarter Ended
	Mar. 31, 2000	June 30, 2000	Sept. 29, 2000	Dec. 31, 2000	Mar. 30, 2001	June 29, 2001	Sept. 28, 2001	Dec. 31, 2001
	(in millions)
Revenue	$59.5	$68.2	$65.9	$73.3	$58.8	$62.6	$67.9	$74.7
Gross profit	15.0	14.7	21.0	21.3	18.2	17.6	19.2	25.7
Net income (loss)	0.1	(4.7)	(2.3)	1.8	(0.6)	(1.2)	0.1	4.0
Other financial information:
EBITDA(1)	3.8	4.2	10.3	14.0	9.2	8.1	10.3	16.3

(1)
EBITDA represents income from operations plus depreciation and amortization expense. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our existing senior secured credit facility are based upon similar measures. Our EBITDA is not necessarily comparable to other similarly titled captions used by other companies.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to interest rate changes and interest rate swaps. Our exposure to market risk for changes in interest rates relates to the fair value of long-term fixed rate debt and interest expense on variable rate debt. We have historically managed interest rates through the use of, and our long-term debt is currently composed of, a combination of fixed and variable rate borrowings. Generally, the fair market value of fixed rate debt will increase as interest rates fall and decrease as interest rates rise.

        We have three interest rate swap agreements with financial institutions in the total face amount of $95 million. These arrangements were entered into at the time of the 2000 Acquisition as required by our lending institutions and were designed to protect us against general increases in interest rates under our variable rate borrowings. Under the agreements, we pay a fixed rate of interest of approximately 6.5%, and we receive payment at the variable LIBOR rate, which has declined in 2001 to its current level of approximately 1.74%. Termination dates for the agreements are October 2003 for $25 million of the swaps, October 2005 for $10 million of the swaps, and December 2005 for the remaining $60 million of the swaps. Realized gains and losses from these transactions are included in net income for the period.

        All of our financial instruments that are sensitive to market risk are entered into for purposes other than trading.

        Based on the overall interest rate exposure on our fixed rate borrowings at December 31, 2001, a 10% change in market interest rates would have less than a 5% impact on the fair value of our long-term debt.

        To illustrate the sensitivity of our results of operations to changes in interest rates on its debt, we estimate that a 66% increase in LIBOR rates would increase our interest expense by approximately $147,000 for the year ended December 31, 2002. Likewise, a 66% decline in LIBOR rates would reduce our interest expense by approximately $546,000. This hypothetical change in LIBOR rates was calculated based on the fluctuation in LIBOR during 2001, which was the maximum LIBOR fluctuation in the last ten years. Our estimates also assume a level of debt consistent with the December 31, 2001 level and do not consider the effect that the expected refinancing of our revolving credit and term loan facility or the potential termination of interest rate swaps associated with this debt will have on our interest expense.

        We generally do not have significant transactions that are denominated in a currency other than the functional currency applicable to each entity, and as such, our foreign currency exchange risk is minimal.

Recently Issued Accounting Standards

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which will become effective for us in 2002. In accordance with the standard, effective first quarter 2002, goodwill will no longer be amortized and will be subject to annual impairment tests using a new fair value based approach. Other intangible assets, excluding those with indefinite useful lives, will continue to be amortized over their estimated useful lives. While we have not yet determined the impact of adopting SFAS 142, our goodwill amortization expense was $6.3 million for the year ended December 31, 2001.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred. SFAS 143 will become effective for us in 2003 and we are currently evaluating the impact that SFAS 143 will have on our consolidated financial statements.

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS 144 will become effective for us in the first quarter of 2002. We review our long-lived assets on a regular basis and do not anticipate that the adoption of SFAS 144 will have a significant impact on our consolidated operating results or financial position.

BUSINESS

        We are a leading developer and provider of advanced electronics and technology products to the defense and intelligence industries. Our products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. We supply our products to a market that includes, in the United States alone, approximately 5,000 aircraft, 800 naval vessels, 20,000 combat vehicles, 100,000 transport vehicles, 400 missile systems and 60 combat training ranges. Our installed product base is found on major military platforms such as the F-16 and C-17 aircraft, the DDG-51 Destroyer and the Trident submarine, the M1 Abrams Main Battle Tank and the Light Armored Vehicle, the High Mobility Multi-purpose Wheeled Vehicle, or HMMWV and the Bradley Fighting Vehicle, and the Patriot and Tomahawk missile systems. Our products provide the U.S. military with the technologies that facilitate its transformation to a "capabilities-based" model, recently emphasized in the U.S. Department of Defense's, or DoD, September 30, 2001 Quadrennial Defense Review. Most of our products are vital components of systems that we believe are mission critical or mission essential to the DoD achieving its operational goals.

        We offer over 500 products that are incorporated into approximately 250 programs and which in turn are installed on or support over 275 platforms. No one product, program or platform accounted for more than 7% of our revenue for the year ended December 31, 2001. Furthermore, we derived approximately 66% of our revenue for the year ended December 31, 2001 from sole-source contract relationships on programs that comprise essential components of the military's force structure. In the last 10 years, we or our predecessors have never lost a sole-source contract relationship with a customer. Our success results from our reputation for technological excellence, which has allowed us to develop long-term relationships across the defense and intelligence industries. A key component of this reputation is our workforce. At December 31, 2001, we employed approximately 475 engineers, which represented approximately 29% of our workforce. Our customers include all branches of the military, major domestic prime defense contractors (such as The Boeing Company, General Dynamics, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and United Defense Industries, Inc.), foreign defense contractors, foreign governments and U.S. Government agencies. For the twelve months ended December 31, 2001, we generated revenue of $264.0 million and EBITDA of $43.9 million. At December 31, 2001, we had a total backlog of $394.3 million of which $223.4 million was funded.

        Our products can be categorized into the following families:

    •
    Electronic Combat Systems. These products optimize the performance and readiness of combat pilots, weapon systems, and military platforms and represented approximately 50% of our revenue for the twelve months ended December 31, 2001.
    •
    Diagnostics and Power Systems. These products enhance vehicle performance and mobility, fuel efficiency, stealth capability and survivability and represented approximately 27% of our revenue for the twelve months ended December 31, 2001.
    •
    Communications and Surveillance Systems. These products are installed in systems that are capable of identifying friend or foe, jamming enemy communications systems, amplifying radio communications signals and executing self-destruct signals and represented approximately 23% of our revenue for the twelve months ended December 31, 2001.

Industry Overview

        Since the end of the Cold War, the role of the U.S. military has evolved due to ongoing federal budget pressures and the need to meet a new set of strategic and tactical global threats. In response, the DoD has focused its resources on enhancing military efficiency, readiness, and technological sophistication by incorporating advanced electronics to improve performance, reduce the operating cost and extend the life expectancy of existing and future platforms. This ongoing transformation of military capabilities centers on developing improved information and command and control capabilities needed to significantly enhance coordinated armed forces operations. With the support of an advanced command, control, communications, computers, intelligence, surveillance and reconnaissance, or C4ISR, common backbone, the U.S. expects to have the ability to respond rapidly to any conflict. We believe that the DoD will look to suppliers with strong technical capabilities and a critical mass of sophisticated products to assist in the development of C4ISR and other critical advanced electronics initiatives. Since we derive our revenue predominantly from contracts with the DoD, other military contractors and foreign governments, funding for our development and production programs is generally linked to trends in U.S. and international defense spending. We believe the following trends and developments will continue to drive our industry:

  •
  Increase in Overall Defense and Intelligence Spending: The Bush Administration submitted to Congress a $379 billion fiscal 2003 defense budget that reflects a 13.5% increase over the amended $334 billion fiscal 2002 defense budget. This figure represents the largest percentage increase in the defense budget since the Reagan administration. In addition, the Bush administration's defense budget requests an increase in spending of approximately $120 billion over the next five years. Concurrently, defense spending by other NATO member countries and U.S. allies has also increased.

U.S. DEPARTMENT OF DEFENSE BUDGET
(in billions)

                            Source: DoD.

                            Note: In current dollars; 2002 reflects recent supplemental appropriation.

  •
  Focus on Electronic Content: The Government Electronics and Information Technology Association, which represents companies that provide the U.S. Government with electronics and information technology solutions, estimates the electronics expenditures contained in the DoD budget to grow to $63 billion in 2002, or 18.2% of the 2002 DoD budget, from $52 billion in 2001, or 17.4% of the 2001 DoD budget for an annual increase of 21.1%. We believe this increased focus on electronics will continue in 2003 and beyond based on the initiatives outlined in the Bush administration's recent request. In addition, we expect that the DoD will look to suppliers with strong technical capabilities and a critical mass of sophisticated products to assist in the development of critical advanced electronics initiatives. We expect that companies with expertise in advanced electronics technologies will most likely benefit from this increase in demand.

ELECTRONIC CONTENT OF U.S. DEPARTMENT OF DEFENSE BUDGET
(% of DoD budget)

                            Source: GEIA.

  •
  Conversion to "Capabilities-Based" Approach: The Bush Administration's recently published Quadrennial Defense Review reflects a shift in the military's strategic vision and calls for a "capabilities based" model, requiring the military to maintain its current capabilities while developing new areas of military advantage. This review calls for an increase in military readiness through the upgrade of the existing force structure and an increasing investment in next-generation information and communication technologies. Key requirements for the new approach include: immediately employable forces; expeditionary and forcible entry capabilities; globally available reconnaissance, strike, and command and control assets; information operations; special operations forces; and rapidly deployable, highly lethal and sustainable forces that may come from outside a theatre of operations. We believe that advanced electronics and technology will play a key role in achieving these goals.

  •
  Decisive Reaction to Recent Attacks: The terrorist attacks of September 11, 2001 have emphasized the importance of a strong national defense and have resulted in increased national and congressional support for defense spending. As a result, Congress has passed a $40 billion supplemental appropriation, approximately half of which we expect the U.S. Government to spend on defense.

Key Strengths

        We believe that we have a strong competitive position attributable to a number of factors, including:

  •
  Diversified Sources of Revenue and Large Installed Product Base: We generate revenue from a diversified mix of products and programs. No one product, program or platform accounted for more than 7% of our revenue for the year ended December 31, 2001. Generally, we sell two types of products: those that are actually installed in a platform, such as the displays in the M1 Abrams, and those, such as instrument pods, that are periodically attached to or service a number of platforms, such as F-16's. Our large installed product base provides us with continuing stability in our revenue through repairs, replacements, upgrades and product extensions. Examples of our installed base as of December 31, 2001, include over 10,000 Bradley Fighting Vehicles, over 2,300 M1 Abrams, avionic systems in over 700 C-17 and C-130 aircraft and over 70 threat simulators across U.S. and Canadian bases.

  •
  Established Sole-Source Contract Relationships: We derived approximately 66% of our revenue for the year ended December 31, 2001 from sole-source contract relationships. Our sole-source contract relationships provide us with significant opportunities to proactively prepare for and develop follow-on program opportunities through upgrades and new versions of products. These relationships represent the core of our customer-driven product research and development efforts and provide a stable base for continued internal growth. We also believe that our sole-source contract relationships create significant advantages in technology, time to market and start-up costs relative to new entrants or competitors. In the last 10 years, we or our predecessors have never lost a sole-source contract relationship with a customer.

  •
  Proven Ability to Develop Advanced Proprietary Technology: Our electronic systems and solutions contain advanced technology derived from internal and customer-funded research and development that creates high barriers to entry. We have a reputation for technological excellence, which has allowed us to develop long-term relationships across the defense and intelligence industries. At December 31, 2001, we employed approximately 475 engineers, which represented approximately 29% of our workforce. Since January 1, 1998, we, together with the companies we have acquired, have spent approximately $184.9 million in research and development.

  •
  Disciplined Integrator of Acquisitions: Our management team has successfully executed a disciplined acquisition and integration strategy to build our business. We have acquired several businesses since 1998 and have significantly enhanced the operations and profitability of each business. The acquisition of these businesses and their sharing of technology and expertise has led to the development of new products that would have been difficult for any of these businesses to develop independently. Immediately after consummating an acquisition, we focus on internal revenue growth, operating efficiencies and cost rationalization.

  •
  Strong Management and Advisory Team: Our senior management team has extensive industry expertise with an average of 28 years working in the defense industry. Thomas J. Keenan, our CEO, has over 38 years of experience in the defense business, having worked for both the DoD and various commercial organizations. Our board of directors is comprised of a distinguished group of leaders who have held senior positions in the military, government and related industries. Members of our board of directors include representatives of each of the armed services, such as three recently-retired four-star generals and two recently retired four-star admirals.

Business Strategy

        We believe that the large and growing defense electronics market provides us with significant growth opportunities. We intend to increase our share of this market by:

  •
  Capitalizing on Our Large Installed Product Base: We intend to expand our business opportunities through continued focus on supporting and extending our large installed product base and sole-source relationships. Our large installed base and sole-source contract relationships offer significant opportunities for upgrades, ancillary product extensions and high margin support business as well as early opportunities to participate in new programs. In addition, our sole-source contract relationships provide us with additional funding to develop proprietary technological capabilities. Customers funded $48.5 million of our development expenditures in 2001.

  •
  Leveraging Diverse Technological Capabilities and Research and Development Efforts to Develop New Products and Penetrate New Markets: Since January 1, 1998, we, together with the companies we have acquired, have spent approximately $184.9 million in research and development. We will continue to leverage our diverse technological capabilities and our significant research and development efforts across business units to create new products, penetrate new markets and generate an increasing percentage of our business from complex, integrated systems. We expect improved coordination across our businesses to capture new opportunities. We also intend to continue to expand our business internationally where we are able to achieve more attractive margins on our existing technologies.

  •
  Pursuing Acquisition Opportunities: The defense electronics sector remains highly fragmented. We believe that there are numerous companies that would make attractive acquisition candidates and we expect to pursue acquisition opportunities, although we are not currently party to any binding acquisition agreement or commitment. We intend to focus on those companies that provide technical synergies, new technological capabilities, attractive product line extensions, large installed product base and valuable customer relationships.

Our Equity Sponsor

        Founded by Robert B. McKeon in 1992, Veritas Capital is a leading investor in middle market defense and aerospace companies. Since its inception, over 65% of the total capital managed by Veritas has been invested in businesses that directly serve the defense and aerospace markets. Veritas has established a Defense & Aerospace Advisory Council, comprised of former high-ranking military officials from each of the United States armed forces as well as defense and aerospace experts drawn from both industry and government. Veritas has sponsored and advised us on all of our acquisitions and continues to be active in identifying and assessing our acquisition opportunities.

Corporate History

        We are the product of the acquisition of several businesses since 1998. While we have enhanced the profitability and operations of the acquired businesses, we intend to realize further efficiencies through greater integration of these acquired businesses. Our equity sponsor, The Veritas Capital Fund, L.P., acquired PEI Electronics, Inc. ("PEI") in October 1998 through a holding company called PEI Electronics Holding Corp. ("PEH"). PEI has served as our foundation in acquiring other businesses. On July 20, 1999, PEH changed its name to Integrated Defense Technologies, Inc. In August 1999, we acquired the Sierra Research division of Sierra Technologies, Inc. and the Zeta division of Sierra Networks, Inc. In September 2000, we acquired Tech-Sym Corporation, retaining its Metric Systems Corporation subsidiary, including its Continental Electronics division, and its Enterprise Electronics Corporation subsidiary and concurrently sold two other subsidiaries of Tech-Sym Corporation to companies owned by The Veritas Capital Fund, L.P. Veritas Capital negotiated the foregoing transactions and arranged for their financing in part through its equity investment in cash of $43.75 million.

        Metric and Sierra are included in our Electronic Combat Systems segment, PEI is included in our Diagnostics and Power Systems segment, and Zeta, Enterprise and Continental are included in our Communications and Surveillance Systems segment.

Products

        We offer highly engineered products that can be categorized into the following families:

Electronic Combat Systems

        We are a leading developer and provider of air, ground and sea-based electronic systems to domestic and foreign armed forces. These systems optimize the performance and readiness of weapon systems, military platforms and crew members. Our major Electronics Combat Systems product categories are air combat training, test and evaluation, shipboard and coastal electronics, airlift avionics and cargo delivery systems and electromechanical products.

        Applications for our Electronics Combat Systems include zero-visibility remote formation flying, air and ground-based electronic training and simulation systems, fiber-optic-based data systems in naval applications and missile launch controls.

        Our Electronics Combat Systems segment provided $130.1 million, or approximately 50% of our total revenue, and $28.0 million in EBITDA for the year ended December 31, 2001.

Diagnostics and Power Systems

        We are a leading developer and provider of diagnostics and power systems for vehicle and missile electronics and hybrid electric power systems. These products enhance vehicle readiness, performance and mobility, fuel efficiencies, stealth capability and survivability. Our major Diagnostics and Power Systems product categories are test equipment, power management, vehicle electronics, or vetronics, and embedded diagnostics systems.

        Applications for our products include portable and embedded equipment which diagnose critical electronic systems of platforms and battery-based power systems which substantially increase vehicle electrical power while reducing fuel consumption. Our self-contained and highly reliable energy management equipment provides both the power for the mobility of the applicable vehicle and the specialized pulse conditioning necessary to operate complex laser weapon systems.

        Our Diagnostics and Power Systems segment provided $72.2 million, or 27% of our total revenue, and $9.7 million in EBITDA for the year ended December 31, 2001.

Communications and Surveillance Systems

        We are a developer and provider of electronic transmission, signals intelligence and radar systems. Our major Communications and Surveillance Systems product categories include radio frequency transmitters, microwave subsystems, signal intelligence systems, and weather radar systems.

        Our products are used in systems capable of identifying friendly aircraft, jamming enemy communications systems, amplifying radio communications signals and executing self-destruct signals. These products are used in radar systems, missile systems, satellite and space programs and surveillance systems.

        Our communications and surveillance systems segment provided $60.4 million, or 23% of our total revenue, and $6.3 million in EBITDA for the year ended December 31, 2001.

  Electronic Combat Systems

        The following table outlines applications and platforms for our Electronic Combat Systems segment:

PRODUCT CATEGORIES	APPLICATIONS	PLATFORMS
• Air combat training, test and evaluation	• Air- and land-based RF-emitters, simulators and data collection systems used to train air crew and evaluate electronic warfare countermeasures
• In support of U.S. and NATO Apache helicopters; Halifax Class Frigates; EP-3E, EA-6B, A/OA-10, C-130 aircraft; and F-4, F-5, F-14, F-15, F-16, F/A-18, F-22, Hawk, Tornado, EF-2000, Mirage 2000 and MIG-29 tactical fighter aircraft
• Shipboard and coastal electronics	• Naval data communications and missile launching electronics and coastal surveillance radars	• Installed in DDG-51 Arleigh Burke Class Destroyers, LAMPS helicopters, CG-47 Ticonderoga Class Cruisers, various foreign vessels and on foreign coastlines
• Airlift avionics and cargo delivery systems	• Avionics for aircraft with auto pilot and auto throttle used to locate, identify, communicate flight data and maintain relative positions in all visibility conditions, and cargo handling roller and pallet systems for cargo aircraft	• Installed in C-17, C-130, C-141, CN-235, C-295, C-212, DHC-5, KC-135 and MH-47 aircraft
• Electromechanical products	• Combat vehicle, missile launching and aircraft electromechanical systems	• Installed in Light Armored Vehicle variants, M1 Abrams, Joint Surveillance and Target Attack Radar Systems, Common Ground Station vehicle and F/A-18 aircraft

        Air combat training, test and evaluation.    We believe our air combat training hardware and software is the most comprehensive available from any one company. Our threat simulation equipment imitates foreign aircraft, radar systems, antiaircraft artillery and surface-to-air missiles.

  •
  Fixed and mobile threat simulators. We offer products that cover the entire spectrum of air combat training and test and evaluation of electronic warfare, or EW, systems. For over 40 years our products have been used worldwide for EW systems evaluation and calibration. Our high power threat simulator products employ actual radio frequency signals targeted at aircraft to provide pilots with a realistic training experience. We provide both remotely and locally controlled systems used during combat training exercises to train aircrews in EW countermeasures and threat evasion tactics. The systems acquire and target aircraft, force countermeasure responses and determine the probability of aircraft survival. Our proprietary software is employed to display data received from airborne systems for assessment of weapons systems functionality and pilot performance. We provide broadband threat systems that radiate simulated threat radar signals at nearby air, land and sea platforms and are used as signal reference at EW laboratories and system test sites. Our virtual, integrated EW simulator offers cost effective, modular and mobile training tailored to customer specifications, requirements and the configuration of the EW receiver suite. We provide engineering services and operations and maintenance support for related EW products.

  •
  Airborne instrumentation pods. We supply equipment that enables pilots to exercise interactive threat engagements through instrumentation placed under the wing of aircraft. These devices, or pods, contain global positioning systems and inertial navigation systems and communicate with the aircraft avionics suite. The pods are used for real-time and post-mission assessment of weapon system functionality and pilot performance in air combat training. In addition, the pod instrumentation is often used to test and evaluate critical aircraft weapons and avionics. Within our pods, a digital recorder stores the in-flight data for post-mission replay. The pods communicate aircraft-to-aircraft and aircraft-to-ground via a high-speed encrypted data link to allow real-time downlink of critical information. We also provide range support, pod installation on aircraft, equipment maintenance and conduct pilot debriefings using our proprietary software and systems.

        Shipboard and coastal electronics.    We provide and support shipboard information transfer systems and support missile launch systems used by the U.S. Navy.

  •
  We are the sole provider of shipboard communications networks on the U.S. Navy's DDG-51 Destroyers that handle data critical to the ship's operation, readiness and survivability. Our Fiber Optic Data Multiplex System, or FODMS, replaces over two tons of copper wire formerly used aboard ships, and improves reliability, security and overall system performance.

  •
  For more than two decades we have been the sole provider to Lockheed Martin Corporation for the MK41 Vertical Launch System, or VLS, cables and electromechanical assemblies. The VLS is used for launching missiles, such as Tomahawk cruise missiles, from U.S. Navy ships. In addition, we provide power and signal interconnect products for advanced Aegis radar systems.

  •
  We provide spare parts and repair services for the U.S. Navy's secure, dedicated, high-speed data link system deployed in Light Airborne Multi-Purpose System, or LAMPS, helicopters and the cruisers, destroyers and frigates on which the helicopters are based. Although processing of acoustic, electronic countermeasures and sensor data can be performed aboard the aircraft, LAMPS helicopters use the data link to minimize verbal interface and significantly increase their combat effectiveness on missions such as detection of enemy submarines or search and rescue operations.

  •
  Our Peregrine Radar is a commercial variant and upgrade of an existing radar system modified to monitor maritime traffic and to provide coastal surveillance, including drug interdiction activities. The radar detects targets such as ocean-going vessels, small boats and low flying aircraft despite severe weather and ocean clutter. Our Peregrine technology is sold to new customers and may be sold to upgrade performance, reliability and maintainability for at least 65 existing radars worldwide.

        Airlift avionics and cargo delivery systems.    We provide equipment installed in military airlift aircraft used to deploy U.S. and NATO forces worldwide.

  •
  We are currently providing the fifth generation of our proprietary Station Keeping Equipment, or SKE, avionics to The Boeing Company and Lockheed Martin Corporation, the airframe manufacturers for the U.S. Air Force and selected foreign governments. SKE employs sophisticated data network technology enabling airlift aircraft to fly in precise formation under zero visibility conditions. The data network provides information on location, identification, and flight data communications while ensuring safe relative positions between aircraft. This system allows closely spaced "drops" of cargo and paratroopers at a controlled landing zone with one pilot remotely controlling the entire formation.

  •
  Applications of the SKE capability to remotely control manned aircraft are also being developed for controlling unmanned aircraft by combat helicopters. We are also developing the SKE formation flying capability for application to commercial aviation to safely develop more efficient flight procedures, reduce delays, and increase airport capacity in all weather conditions.

  •
  For more than four decades we have been providing Cargo Handling Aerial Delivery Systems for point-to-point cargo transport and tactical airlift of military cargo. Our systems consist of side rails and locking mechanisms for restraining the cargo. We also provide the parachute deployment mechanisms for safe and controlled delivery of cargo released during flight.

        Electromechanical products.    We provide electromechanical products that increase readiness, mobility, and survivability of numerous U.S. military combat vehicles.

  •
  In 1999, the U.S. Marine Corps selected us to provide vehicle upgrades to existing Light Armored Vehicles. These upgrades increase reliability, enhance mechanical efficiency and accuracy, decrease visual and thermal profiles and extend vehicle service life. These enhancements include:

  —
  turret fire control electronics;

  —
  vehicle instrument panel;

  —
  corrosion protection systems;

  —
  hull and turret wiring;

  —
  cables and harnesses; and

  —
  advanced thermal barriers.

  •
  We are an integrator of shelter electronics and mechanical assemblies on the Joint Surveillance and Target Attack Radar Systems, or JSTARS, Common Ground Station. This platform provides the U.S. Army with electronic surveillance information from airborne JSTARS aircraft.

  •
  We also provide the launcher for the optically guided anti-tank TOW Missile for use on combat vehicles, such as the Bradley Fighting Vehicle.

  Diagnostics and Power Systems

        The following table outlines the applications and platforms for the Diagnostics and Power Systems segment:

PRODUCT CATEGORIES	APPLICATIONS	PLATFORMS
• Test equipment	• Diagnostics systems used for testing electronic components of ground combat vehicles and strategic weapon systems	• In support of the M1 Abrams variants, Bradley variants, Light Armored Vehicle variants and Minuteman III Intercontinental Ballistic Missile fleet
• Power management	• Hybrid power system (compact generator and battery pack) replacing an internal combustion engine, achieving higher fuel efficiency and mobile power	• Installed in HMMWV and commercial delivery vehicles
• Vetronics (vehicle electronics)	• Drive-by-wire, video distribution system, display panels, power distribution and mine-clearing blade control, and redesign of analog electronics to resolve obsolescence and provide enhanced diagnostics	• Installed in the Grizzly Combat Engineers Vehicle, M1 Abrams, Bradley Fighting Vehicle and MLRS Vehicle
• Embedded diagnostics	• On-vehicle diagnostics adding miniature modules (sidecars) to existing analog electrical boxes	• Installed in the M1 Abrams

Test equipment.

  •
  Since the U.S. Army introduced the M1 Abrams over twenty years ago, we have provided the Direct Support Electrical Systems Test Set, or DSESTS, for global force sustainment. We have continued to be the sole source provider of DSESTS automatic test equipment and have expanded its role to include diagnosis of critical electronics in other combat vehicles including the Bradley Fighting Vehicle and the Light Armored Vehicle. DSESTS creates a realistic simulation of the entire electronic environment of the combat vehicle in order to isolate failures to a single electronic module, to facilitate diagnosis and repair and to return the vehicle to combat readiness as soon as possible. We continue to provide specialty test program sets for DSESTS to support upgrades and enhancements to U.S. combat vehicles.

  •
  We provide the Reentry System Test Set, or RSTS, which is a nuclear-certified, custom solution for testing mission critical electronics on the Minuteman III Intercontinental Ballistic Missile. Because of the sensitive nature of the electronics under test, the RSTS was designed to provide extraordinary operator and system safety. The RSTS significantly increases operational availability and readiness of the Minuteman III.

  •
  We provide the modular, general purpose, electro-optic head to test, diagnose and verify operation of forward looking infrared systems, laser range finders and laser designators. This equipment provides the required optical reference and tests the functionality and accuracy of electro-optics on the M1 Abrams, Bradley Fighting Vehicle and Light Armored Vehicle.

Power management.

  •
  Our hybrid electric power trains replace traditional internal combustion engines and are composed of electric motors, battery packs and controllers, motor generator sets, and energy management software. Our hybrid-electric HMMWV was developed for the U.S. Army and Defense Advanced Research Projects Agency and provides the following future-battlefield requirements:

  —
  improves vehicle performance;

  —
  reduces fuel consumption;

  —
  enhances stealth characteristics;

  —
  eliminates the need to tow trailer-mounted generators by providing a ready source of mobile, conditioned power;

  —
  increases vehicle and payload mobility;

  —
  reduces logistical requirements;

  —
  facilitates transportability; and

  —
  enhances fast strike capability.

  •
  We provide our power management technology to the Solid State Heat Capacity Laser program. The laser derives power from the hybrid electric power train on a HMMWV. This power management application delivers specialized pulse forming and conditioning that is integral to the efficiency and lethality of the laser.

  •
  We are applying our hybrid electric power train technology to commercial delivery vehicles. Commercial vehicles realize the same performance and logistics enhancements as the military, but also benefit from improved ergonomics and increased cargo area.

Vetronics (vehicle electronics).

  •
  We provide a wide array of electronics on the M1 Abrams and the Grizzly Mine Clearing Vehicle. These systems and subsystems enhance vehicle readiness, mobility, survivability and information transfer capabilities:

  —
  power distribution unit;

  —
  video distribution system;

  —
  mine-clearing blade controller;

  —
  power-driven arm controller;

  —
  high efficiency, high reliability power supplies;

  —
  flat panel displays; and

  —
  system software.

  •
  Our Bradley Interface Device is a man-portable device for on-vehicle diagnosis that includes a processor and measurement circuitry. On-vehicle diagnostics isolate failures to a single Line

    Replaceable Unit, or LRU, decreases unnecessary removal of functional LRUs and increases vehicle readiness and availability.

  •
  Our digital vehicle distribution box and common electrical distribution box eliminate obsolescence in aging electronics and embed a comprehensive diagnostics capability in the vehicle.

Embedded diagnostics.

  •
  Our Sidecar Diagnostic System upgrades weapons platforms by adding miniature modules (Sidecars) to existing analog electrical boxes. Diagnostic data is digitized and automatically analyzed for vehicle maintenance through a network of Sidecars and a central diagnostic processor. This system is a cost- and resource-efficient means of digitizing existing analog fleets of vehicles which permits real-time fault isolation, reduction of operation and maintenance costs, reduction of supply support and increased operational availability.

  •
  We also offer the Sidecar technology as an integral part of new LRU design efforts. By placing the Sidecar circuitry inside the LRU, we provide non-intrusive, real-time diagnostics systems on-board, or inside, the combat platform. This technology has broad applications across many platforms and weapons systems.

Communications and Surveillance Systems

        The following table outlines the applications and platforms for our Communications and Surveillance Systems segment:

PRODUCT CATEGORIES	APPLICATIONS	PLATFORMS
• Radio frequency transmitters	• FM, AM and high-power shortwave transmitters, Very Low Frequency submarine communications and UHF launch command destruct transmitters	• In support of national, regional and foreign broadcast programming, the U.S. submarine fleet and U.S. missile launch vehicles
• Microwave subsystems	• Standard and specialized Low Noise Oscillators, fast switching Synthesizers, Up and Down Frequency Converters and RF power amplifiers	• In support of Global Hawk UAV, Predator UAV, Duke Class Type 23 Frigate, Type 45 Air Defense Destroyer, F-16, F-22, Evolved Sea Sparrow, Patriot and AMRAAM missiles
• Signal intelligence systems	• Systems capable of locating, intercepting and jamming communication signals	• Installed in EA-6B tactical electronic warfare aircraft and various U.S. and foreign government intelligence collection systems

• Weather radar systems	• Doppler weather radar systems used to monitor, interpret and display weather data and patterns	• In support of U.S. and foreign military and meteorological operations, TV broadcast programming, research institutes and the U.S. National Weather Service

Radio frequency transmitters.

  •
  We provide advanced broadcasting transmission products that utilize the full capabilities of digital technology. The Voice of America and Radio Free Europe, along with radio broadcasters in 41 countries, use our products to create the innovative applications needed to compete in the new era of communications. Our systems span the frequency range from kilohertz to gigahertz, at power levels from watts to megawatts. We provide a variety of radio frequency transmitters, including FM, AM, and high power shortwave broadcast transmission systems.

  •
  We provide low frequency and very low frequency transmitters that facilitate communications between shore-based facilities and ships and submarines.

  •
  We provide high power amplifiers for communications jamming systems used on the EA-6B aircraft and transmitters used in military communications systems. We also manufacture command destruct transmitters used at installations including Vandenberg Air Force Base, Patrick Air Force Base and NWC China Lake, among others. These systems are used in emergency situations to initiate the self-destruct sequences of launch vehicles and missiles that deviate from their intended flight profile.

Microwave subsystems.

  •
  We offer both standard and specialized components to exacting customer specifications. Our components are used in radar systems, missile systems, satellite and space programs, electronic combat systems, data links and simulation equipment by both military and commercial customers.

  •
  Our satellite tri-band up and down converters provide the military the ability to utilize numerous satellite resources for communications and wide band data transmission. Our converter subsystems are used for data communication with several Unmanned Aerial Vehicles, or UAVs, including the Predator and Global Hawk vehicles. These satellite communications are essential to UAV missions where the UAVs are "beyond line of sight", over enemy territory under remote control, gathering real-time intelligence on enemy location, movement and strength.

  •
  We provide products that improve the performance and reliability of military Identification Friend or Foe transponders and interrogators critical to all military aircraft, as well as air defense and civilian air traffic control systems. Our proprietary Laterally Diffused Metal Oxide Semiconductor, or LDMOS, radio frequency amplifiers offer a combination of important improvements over older technology:

  —
  high gain;

  —
  enhanced efficiency;

  —
  excellent linearity;

  —
  improved thermal performance;

    —
    increased reliability; and

    —
    reduced cost and size.

        This combination of factors makes our proprietary LDMOS technology an ideal choice for a wide variety of radio frequency and microwave power applications including the next generation of military avionics.

Signal intelligence systems.

  •
  We produce advanced signal intelligence systems used to analyze a variety of standard and complex radio signals. Our integrated Intercept and Direction Finding systems perform a number of functions including the monitoring of communication signals; locating the direction of arrival, and, when configured with our smart jammer capability, denying the enemy the ability to communicate with their own forces. Our products are used on airborne, shipboard and ground-based platforms. We supply our products and systems to a number of U.S. Government agencies, the military services and selected foreign governments, as well as to other defense contractors.

  •
  Our Airborne Direction Finding Systems provide signal intercept, analysis and location on air mobile platforms. These systems also provide the capability to locate cellular communication signals in support of law enforcement, national defense and monitoring of enemy command and control information. Our ALQ-504 system can jam multiple communications signals via a "look-through" capability and has digital audio recording for construction of false messages to confuse the enemy.

Weather radar systems.

  •
  Over three decades ago, we developed and sold the first commercially available Doppler weather radar systems. We sold these systems to the National Weather Service, and today we are selling new generation radar systems to them. In addition, we provide our radar systems to U.S. and foreign military, meteorology departments and research institutes. Our radar systems span the entire spectrum of meteorological radar including X-band, C-band and S-band. Our systems include digital processing and dual polarization to more accurately detect and predict weather phenomena. We provide imaging and evaluation software that facilitate the interpretation of weather radar data. We are the only source for both Doppler weather radar systems and research quality data analysis and display software.

  •
  Our Doppler weather radar systems provide reliable notification to the public of the location, intensity, direction and severity of approaching storms. We pioneered this technology which has become a commercial advantage in the television broadcast industry. Additionally, several commercial U.S. and foreign broadcasting organizations use our Doppler radars for missile and weather balloon tracking and for upgrades to existing non-weather radars.

Sales and Marketing

        As of December 31, 2001, we had over 30 employees actively engaged in marketing and business development as their primary responsibility. Approximately 85 employees indirectly supported marketing and business development activities with their daily contact with our customers. We have structured our product teams to take maximum advantage of this interaction between our employees and our customers. Our marketing and business development activities are divided on a business segment or geographical basis with primary responsibility assigned to a single location.

        Our marketing strategy is structured as a customer-based approach that takes advantage of daily interaction with the customer. This enables our product teams to employ the feedback and guidance of customers on a real-time basis. We focus on supporting and extending our current sole-source contract relationships. We integrate sales and marketing with our research and development activities. Together, these teams assess the product's life-cycle and anticipate future applications for our current technologies. We continuously analyze the defense and intelligence markets to anticipate the needs of our existing customers.

        In addition to our internal sales staff, we retain sales representatives in the geographical markets we serve. This structure provides us with an efficient, cost effective and responsive sales force in the non-military marketplace. Wherever possible we use sales representatives that also provide local content to foster close customer relationships and, in many cases, to meet local content requirements of the target market. Our sales representatives are paid solely on a commission basis and only upon successful contract conclusion.

Research and Development

        We devote a substantial portion of our resources to developing new products and enhancing existing products. Research and development performed both under development contracts with customers and at our expense is an important element to the success of our business. As of December 31, 2001, we employed approximately 475 engineers.

        We view our expertise in developing proprietary technology and applying this technology to advanced electronic systems as a core competency. Our engineers work closely with our marketing and business development groups to identify the compelling enhancements or complementary features to current products required to capitalize on opportunities in high growth areas.

        After we develop internally funded proprietary technologies, our customers typically fund the application of these technologies to meet their specific requirements. We leverage our existing technologies and our significant research and development efforts across business segments, employing an exchange of ideas focused on the best practices among our existing technologies to create new systems and pursue new markets. This approach has permitted us to establish a reputation for technological excellence and to develop long-term relationships with a wide variety of customers in various defense and intelligence related markets.

        Our current developments include:

  •
  communications and data networks for digital battlespace;

  •
  application of existing precision flight following technology to commercial aircraft;

  •
  refining intelligence systems for wireless communications;

  •
  application of power management technologies;

  •
  digitization technology for embedded diagnostics;

  •
  radio frequency amplifier technologies, including LDMOS;

  •
  integration of complex electronics on both tactical aircraft and ground combat vehicles; and

  •
  enhancement of weather radars via simultaneous dual polarization.

        The following table sets forth internally and customer funded research and development expenditures (excluding bid and proposal costs) by us, together with our acquired companies, for the periods presented:

	Year Ended
	December 25, 1998	December 31, 1999	December 31, 2000	December 31, 2001
	(in millions)
Internally funded	$5.1	$5.7	$5.6	$6.0
Customer funded	35.3	39.2	39.5	48.5

Total	$40.4	$44.9	$45.1	$54.5

Customers

        Our customers are typically prime contractors and subcontractors on projects where the U.S. Government, typically the DoD, is the end-user. In addition, we have relationships with many foreign governments. For the year ended December 31, 2001, direct and indirect sales to the U.S. Government provided approximately 77% of our revenue, and sales to foreign governments and non-defense-related customers provided approximately 23% of our revenue. These customers include all of the U.S. military services, major domestic prime defense contractors such as The Boeing Company, General Dynamics, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and United Defense Industries, Inc., foreign defense contractors and a number of governments and militaries of foreign countries.

        Because various U.S. Government agencies and contracting entities exercise independent purchasing decisions, we do not regard sales to the U.S. Government generally as constituting sales to one customer. Instead, we regard each contracting entity as a separate customer. As of December 31, 2001, we had approximately 250 active contracts representing a total backlog of $394.3 million. For the year ended December 31, 2001, sales to our five largest contracting entities represented less than 15% of our revenue.

Suppliers and Materials

        Our in-house manufacturing primarily consists of assembly of purchased parts. Accordingly, we do not use significant amounts of raw materials. We purchase manufactured component parts for our assemblies from various independent suppliers. These parts are normally not purchased under long-term contracts unless a long-term sales contract with one of our customers requires it. We are not dependent on any one supplier and maintain back-up suppliers for all critical components. However, any delay in our suppliers' abilities to obtain necessary parts may affect our ability to meet customer production needs.

Competition

        The market for defense electronics is highly competitive. We face a variety of domestic and foreign competitors including divisions of The Boeing Company, Harris Corporation, Lockheed Martin Corporation, BAE Systems, Northrop Grumman Corporation, Raytheon Company and Thales S.A. Many of our competitors are larger than we are and have substantially greater financial and other resources.

        We compete on the basis of product offerings, price, product and systems quality, technology and ongoing customer service and support. Our ability to compete for defense contracts depends on a variety of factors, including:

  •
  the effectiveness and innovation of our research and development programs,

  •
  our ability to offer better program performance than our competitors at a lower cost, and

  •
  the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

        In programs where we are the sole-source provider, other suppliers may compete against us only if the customer chooses to reopen the particular program to competition. Approximately 66% of our total contract revenue for the year ended December 31, 2001 was derived from sole-source business.

        Furthermore, our electronic systems and solutions contain advanced technology derived from internal and customer-funded research and development that creates high barriers to entry. Since January 1, 1998, we, together with the companies we have acquired, have spent approximately $184.9 million in research and development, in large part, in support of advanced technology.

Regulatory Matters and Government Contracts

        Substantially all of our contract revenue resulted from contracts with the DoD, prime contractors that identified the DoD as the ultimate purchaser or other U.S. Government agencies. U.S. Government business is performed under fixed-price contracts and cost-plus contracts.

        Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts. We are subject to a variety of audits performed by U.S. Government agencies. These include pre-award audits that are performed at the submission of a proposal to the government. The purpose of the pre-award audit is to determine the basis of the bid and provide the information required for the U.S. Government to effectively negotiate the contract. During the performance of a contract the U.S. Government has the right to request and to examine any labor charges, any material purchase, and any overhead changes to any contract that is active. Upon a contract's completion, the U.S. Government performs a post award audit of all aspects of contract performance to insure that we have performed the contract in a manner consistent with our proposal.

        The Defense Contract Audit Agency, or DCAA, performs these audits on behalf of the U.S. Government. The DCAA has the right to perform audits on our incurred costs on all contracts on a yearly basis. Approval of a submitted yearly cost can take from one to three years from the date of submission of the contract cost. All our contract incurred costs for U.S. Government contracts completed prior to 1999 have been approved by the DCAA.

        U.S. Government contracts are, by their terms, subject to termination by the U.S. Government for either its convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. Government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however,

  •
  the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government;

  •
  the U.S. Government is not liable for the contractor's costs with respect to unaccepted items, and is entitled to repayment of advance payments and progress payments, if any, related to the terminated portion of the contract; and

  •
  the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        In addition to the right of the U.S. Government to terminate, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

Export Sales

        There are two principal contracting methods used for export sales, Direct Foreign Sales, or DFS, and the U.S. Government's Foreign Military Sales, or FMS. In a DFS transaction, the contractor sells directly to the foreign country and assumes all risks in the transactions. In a FMS transaction, the sale is funded for, contracted by and made to the U.S. Government which in turn sells the product to the foreign country. Licenses are required from U.S. Government agencies for DFS exports from the U.S. of many of our products. In addition, the U.S. Government prohibits or restricts the export of some of our products.

        We currently sell several of our products in the international marketplace. Direct sales to non-U.S. customers accounted for approximately 7%, 13% and 22% of the our revenue in the years ended December 31, 1999, December 31, 2000 and December 31, 2001, respectively. Our foreign contracts are generally payable in United States' dollars.

Intellectual Property

        Although we own a number of patents and we have filed applications for additional patents, we do not believe that the success of our operations depends upon our patents. When we work on U.S. Government contracts, the U.S. Government has contractual rights to data for our "core" technologies, source codes and other developments. In our research and development process, we maintain records of our data rights in order to claim these rights as our proprietary technology, but we may not always be able to delineate our proprietary development from those developed under U.S. Government contracts. The protection of our data from use by other U.S. Government contractors is subject to negotiation from time to time between us and the U.S. Government, and the extent of our data rights in any particular product generally depends upon the degree to which that product was developed by us without U.S. Government funds.

Employees

        As of December 31, 2001, we had approximately 1,650 employees. Approximately 41% of our employees are engaged in production, 33% of our employees are engaged in engineering, research and development and 26% of our employees are engaged in sales, marketing, product support and general administration. Approximately 7% of our employees are represented by a union and are covered by a collective bargaining agreement that expires in May 2003. Approximately 95% of our employees are based in the United States. We consider our employee relations to be satisfactory.

Environmental Matters

        Our operations include the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Except as described under "Legal Proceedings" below, we believe that we have been and are in substantial compliance with environmental laws and regulations and that we have no liabilities under environmental requirements that we would expect to have a material adverse affect on our business, results of operations or financial condition. In the past two years, we have not incurred material costs relating to environmental compliance.

Property

        Our manufacturing and research and development activities are located in: Huntsville, Alabama; Enterprise, Alabama; Buffalo, New York; Morgan Hill, California; Fort Walton Beach, Florida; Dallas, Texas; and Kanata, Ontario.

        The following table presents certain information on our leased and owned operating properties as of December 31, 2001:

Location	Sq. Feet	Use	Leased or Owned	Lease Expiration Date
Huntsville, AL	238,246	Corporate headquarters, engineering, manufacturing, and research and development	Leased	Range from December 2002 to April 2008
Enterprise, AL	52,788	Engineering and offices	Owned
Buffalo, NY	345,120	Offices, engineering, manufacturing, and research and development	Leased	March 2006
Morgan Hill, CA	52,100	Engineering, manufacturing, and research and development	Leased	June 2006
Fort Walton Beach, FL	258,000	Engineering, manufacturing and research and development	31,000 sq. ft. Leased	December 2002
			227,000 sq. ft. Owned
Dallas, TX	147,000	Engineering and manufacturing	Owned
Kanata, Ontario	10,917	Engineering and manufacturing	Leased	March 2004

        In addition, we own or lease an additional 2,000 square feet of administrative offices, manufacturing facilities and warehouse locations throughout the U.S.

Legal Proceedings

        We are a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on our business, results of operations or financial condition.

        Some environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as CERCLA or the Superfund law, and similar state statutes, can impose liability for the entire cost of the cleanup of contaminated sites upon any of the current or former site owners or operators (or upon parties who sent waste to these sites), regardless of the lawfulness of the original activities that led to the contamination. In July 2000, prior to its acquisition by us, Tech-Sym Corporation received a "Section 104(e)" Request for Information from the National Park Service, or NPS, pursuant to CERCLA regarding a site, known as the Orphan Mine site in the Grand Canyon National Park, Arizona, which is the subject of an NPS investigation regarding the presence of residual radioactive materials and contamination. Tech-Sym Corporation's predecessor operated this uranium mine from 1956 to 1967. In 1962, the land was sold to the U.S. Government, although the mining rights for the next twenty-five years were retained. Tech-Sym Corporation sold the mining rights in 1967, and we believe that the mine was operated until approximately 1972. We believe that there are several other companies in the chain of title to the mining rights subsequent to Tech-Sym, and, accordingly, that there are several other potentially responsible parties, or PRPs, for the environment conditions at the site, including the U.S. Government, as owner of the land. The NPS has not yet made a demand on us, nor to our knowledge, on any other PRP, nor has it listed the Orphan Mine site on the National Priority List of contaminated sites. Nonetheless, we have retained a technical consultant in connection with this matter, who has conducted a limited, preliminary review of site conditions, and have been in communication with the NPS regarding actions that may be required at the site by all of the PRPs. While it is too soon to determine the ultimate financial implications to us, based upon our knowledge of the current facts and circumstances surrounding this matter, we do not believe the total costs to us with respect to this matter will be material.

MANAGEMENT

Directors, Executive Officers and Key Employees

        Our directors, executive officers and key employees are:

Name	Age	Position(s)
Robert B. McKeon* (A)(2)(3)	47	Chairman and Director
Thomas J. Keenan**(B)	60	President, Chief Executive Officer and Director
John W. Wilhoite**	50	Vice President of Finance and Chief Financial Officer
Colonel James M. Davis, Jr. (USA Ret.) **	66	Vice President, Business Development
William E. Collins**	50	Vice President, Administration
Gary A. Smith**	52	Vice President and Chief Technical Officer
Thomas J. Campbell* (C)(2)(3)	43	Secretary and Director
General Richard E. Hawley (USAF Ret.) (A)	60	Director
General Barry R. McCaffrey (USA Ret.) (B)	59	Director
Edward N. Ney (C)(1)	76	Director
Admiral Joseph W. Prueher (USN Ret.) (A)	59	Director
Admiral Leighton W. Smith, Jr. (USN Ret.) (B)(1)	62	Director
William G. Tobin (C)(1)	64	Director
General Anthony C. Zinni (USMC Ret.) (A)	58	Director

*
Denotes Non-Employee Executive Officer
**
Denotes Employee Executive Officer
(A)
Denotes Class I Director
(B)
Denotes Class II Director
(C)
Denotes Class III Director
(1)
Member of Audit Committee
(2)
Member of Compensation Committee
(3)
Member of Executive Committee

        Robert B. McKeon has been Chairman of our board of directors since June 1998 and a member of our executive committee since October 2000. Mr. McKeon is a managing member of Veritas Capital Management, L.L.C. which he founded in 1992, a New York-based equity investment firm which has sponsored and advised us on all of our acquisitions. Mr. McKeon is a member of the boards of several private companies. Mr. McKeon holds a bachelor's degree from Fordham University and a master's degree from Harvard Business School.

        Thomas J. Keenan has been our President and Chief Executive Officer since August 1999 and a member of our board of directors since November 2001. Mr. Keenan formerly served as President of our predecessor, PEI Electronics, Inc. He also served as Senior Vice President and General Manager of Wyle Labs, an engineering firm, from April to November 1998, and served as President of Product Services and Support and Vice President, International at General Dynamics, a defense manufacturer, from 1996 to 1997. Prior to his position with General Dynamics, Mr. Keenan worked for the Department of Defense in the procurement office from 1965 to 1982. Mr. Keenan holds a bachelor's degree in chemistry from the University of Scranton and a juris doctor degree from the Catholic University of America, Columbus School of Law.

        John W. Wilhoite has been our Vice President of Finance and Chief Financial Officer since April 2001. Mr. Wilhoite formerly served as Executive Vice President & Chief Financial Officer at Intergraph Corporation, a technical solutions and systems integration services company, in Huntsville, Alabama from 1985 to 2001 and served on the Executive Management Committee of Intergraph's board of directors. Prior to his position with Intergraph, Mr. Wilhoite was a Senior Audit Manager at Price Waterhouse & Co., an accounting and consulting firm, from 1973 to 1985. He is a member of

AICPA and the State Society of Certified Public Accountants and has been a certified public accountant since 1975. Mr. Wilhoite holds a bachelor's degree from the University of Tennessee.

        Colonel James M. Davis, Jr. (USA Ret.) has been our Vice President, Business Development since August 1999. Col. Davis formerly served as Vice President of our predecessor, PEI Electronics, Inc. from 1999 to 2000. From 1996 to 1998, he worked as a consultant to defense companies such as Lockheed Martin Corporation, General Dynamics, Betac and McAleese & Associates. From 1985 to 1996, Col. Davis served as Vice President, Business Development and Washington Operations for Teledyne Vehicle Systems, a defense manufacturer. Col. Davis is a graduate of the U.S. Military Academy and holds a master's degree in mechanical engineering from the Georgia Institute of Technology.

        William E. Collins has been our Vice President, Administration since August 2000. He joined our predecessor, PEI Electronics, Inc., in 1982, where he served as Director of Information Systems from June 1994 to January 1997 and as Vice President of Administration from 1997 to 2000. Mr. Collins is responsible for human resources, information systems, safety, legal, facilities, and security at IDT. Mr. Collins holds computer science, business administration & accounting degrees from Clarion University.

        Gary A. Smith has been our Vice President and Chief Technical Officer since May 2000. Mr. Smith joined our subsidiary, Sierra Research, in 1997 as Vice President of Engineering. From 1978 to 1996, Mr. Smith worked at defense and civil aviation systems provider Wilcox Electric, Inc., a subsidiary of Northrop Corporation through 1988 and then a subsidiary of Thomson-CSF, where he last served as Director of Advanced Systems. Mr. Smith holds a master's degree in electrical engineering from the University of Missouri and a bachelor's degree in electrical engineering from the University of Missouri at Rolla.

        Thomas J. Campbell has been a member of our board of directors since June 1998 and of our executive committee since October 2000, and has served as our Secretary since June 1998. Mr. Campbell is a managing member of Veritas Capital Management, L.L.C. which he has been associated with since 1992. Mr. Campbell is a member of the boards of several private companies. Mr. Campbell holds a bachelor's degree in accounting and finance from Lehigh University.

        General Richard E. Hawley (USAF Ret.) has been a member of our board of directors since June 2001. Since 1999, Gen. Hawley has been an independent consultant to the U.S. Government and various aerospace companies. Gen. Hawley retired in July 1999 after a 35-year career in the U.S. Air Force, where he served as Commander, Air Combat Command from 1996 to 1999 and as Commander, Allied Air Forces Central Europe and Commander, U.S. Air Forces Europe from 1995 to 1996. Gen. Hawley holds a bachelor's degree from the U.S. Air Force Academy and a master's degree in economics from Georgetown University.

        General Barry R. McCaffrey (USA Ret.) has been a member of our board of directors since June 2001. Gen. McCaffrey was Director, White House Office of National Drug Control Policy from February 1996 to January 2001, serving as a member of the President's Cabinet and the National Security Council. During his service career, he served overseas for 13 years, including service as Commander-in-Chief, U.S. Southern Command from 1994 to 1996. Gen. McCaffrey holds a bachelor's degree in general engineering from the U.S. Military Academy and holds a master's degree in civil government from American University. Gen. McCaffrey is president of a private consulting firm. He is also a member of the board of several private companies.

        Edward N. Ney has been a member of our board of directors since October 2000 and of our audit committee since December 2001. Mr. Ney is currently Chairman Emeritus of Young & Rubicam, an advertising firm for which he has previously served as President, and Chief Executive Officer. He served as the U.S. Ambassador to Canada from 1989 to 1992. Mr. Ney serves on the Advisory Board of the Center for Strategic and International Studies. He is a member of the Council on Foreign Relations. A graduate and Life Trustee of Amherst College, he is also a Trustee of both the Bush Presidential Library Foundation and James A. Baker III Institute for Public Policy at Rice University.

        Admiral Joseph W. Prueher (USN Ret.) has been a member of our board of directors since June 2001. Admiral Prueher served as U.S. Ambassador to the People's Republic of China from November 1999 to May 2001. His diplomatic post followed a 35-year career in the U.S. Navy, where he served as Commander-in-Chief, U.S. Pacific Command from January 1996 to February 1999. From 1989 through 1995, Admiral Prueher served as Commandant of Midshipmen at the U.S. Naval Academy at Annapolis, Commander of Carrier Battle Group ONE based in San Diego, Commander of the U.S. Mediterranean Sixth Fleet and of NATO Striking Forces, and as Vice Chief of Naval Operations in the Pentagon. Admiral Prueher holds a bachelor's degree in naval science from the U.S. Naval Academy and a master's degree in international relations from George Washington University. He is a member of the boards of Merrill Lynch & Co., Inc., New York Life Insurance Company and Emerson Electric Co.

        Admiral Leighton W. Smith, Jr. (USN Ret.) has been a member of our board of directors since June 2001 and of our audit committee since December 2001. Admiral Smith was appointed to the four star rank in April 1994, became Commander-in-Chief, Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in October 1996. Admiral Smith serves as a Senior Fellow at the Center for Naval Analysis and a Senior Advisor at the U.S. Naval Institute. In addition, Admiral Smith has been a member of the board of directors of Vanguard Airlines, Inc., an aviation company, since August 1998.

        William G. Tobin has been a member of our board of directors since June 2001 and of our audit committee since December 2001. Mr. Tobin has been a Managing Director and Chairman of the Defense & Aerospace practice of Korn/Ferry International since September 1986. From 1961 to 1981, Mr. Tobin was a professional military officer serving in a variety of command and staff positions worldwide. Mr. Tobin holds a bachelor's degree in engineering from the U.S. Military Academy and advanced degrees from both George Washington University and Long Island University.

        General Anthony C. Zinni (USMC Ret.) has been a member of our board of directors since September 2001. Gen. Zinni retired from the U.S. Marine Corps after 39 years of service in September 2000. During his military career, Gen. Zinni served as the Commanding General, the First Marine Expeditionary Force from 1994 to 1996, and as Commander-in-Chief, U.S. Central Command from 1997 to 2000. Gen. Zinni has participated in numerous humanitarian operations and presidential diplomatic missions. In November 2001, Gen. Zinni was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. Gen. Zinni holds a bachelor's degree in economics from Villanova University and master's degrees in international relations from Central Michigan University and in management and supervision from Salve Regina University.

Board of Directors

        Upon the closing of the offering, we will have ten directors. Any director may be removed from office by a majority of our stockholders. Veritas Capital Management, L.L.C. is the beneficial owner of a majority of our common stock and will be able to unilaterally remove directors. Our executive officers serve at the discretion of our board of directors.

        Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. As of the date of this prospectus, the following individuals are directors and will serve for the terms indicated:

  Class I Directors (term expiring in 2003)

  Robert B. McKeon
  General Richard E. Hawley (  USAF Ret.)
  Admiral Joseph W. Prueher (  USN Ret.)
  General Anthony C. Zinni (  USMC Ret.)

  Class II Directors (term expiring in 2004)

  Thomas J. Keenan
  General Barry R. McCaffrey (  USA Ret.)
  Admiral Leighton W. Smith, Jr. (  USN Ret.)

  Class III Directors (term expiring in 2005)

  Thomas J. Campbell
  Edward N. Ney
  William G. Tobin

        Generals Hawley, McCaffrey and Zinni, Admirals Prueher and Smith and Mr. Tobin are also members of the Defense & Aerospace Advisory Council of Veritas Capital.

Committees of our Board of Directors

        At the time this offering is consummated, the standing committees of our board of directors will consist of an audit committee, a compensation committee and an executive committee. In addition special committees may be established under the direction of the board of directors when necessary to address specific issues. We have no nominating committee or committee that serves a similar function.

Audit Committee

        Our audit committee will be responsible for, among other things, making recommendations concerning the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. At the time the offering is consummated our audit committee will be comprised of Messrs. Ney and Tobin and Admiral Smith.

Compensation Committee

        The compensation committee will be responsible for determining compensation for our executive officers and other employees and administering our other compensation programs. At the time the offering is consummated our compensation committee will be comprised of Messrs. Campbell, McKeon, and Ney, and Admiral Smith.

Executive Committee

        The executive committee is responsible for reviewing major operating, contractual and expenditure issues. Our executive committee is currently comprised of Messrs. Campbell and McKeon.

Compensation Committee Interlocks and Insider Participation

        The compensation committee of the board of directors will be charged with the responsibilities, subject to full board approval, of establishing, periodically re-evaluating and, where appropriate, adjusting and administering policies concerning compensation of management personnel, including the Chief Executive Officer and all of our other executive officers. Messrs. Campbell, McKeon and Ney, and Admiral Smith will serve on the compensation committee. Messrs. Campbell and McKeon are each members of Veritas Capital Management, L.L.C., which beneficially owns a majority of our stock.

Director Compensation

        The seven outside directors, Generals Hawley, McCaffrey and Zinni, Admirals Prueher and Smith and Messrs. Ney and Tobin, are paid $25,000 annually and $6,250 for each meeting other than regular quarterly meetings. There are no other fees paid to these directors. We do not maintain a medical, dental, or retirement benefits plan for these directors. The remaining directors are employed either by us or Veritas Capital Management, L.L.C. and are not separately compensated for their service as directors although they are reimbursed for expenses incurred in connection with attending board and committee meetings.

Executive Compensation

        The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our chief executive officer and each of the four other most highly compensated employee executive officers, or the named executive officers, that earned more than $100,000 during the last fiscal year:

Summary Compensation Table

				Long-Term Compensation Awards
		Fiscal Year Period Compensation
Name and Principal Position				Securities Underlying Options	All other Compensation
	Year	Salary	Bonus(1)
Thomas J. Keenan President and Chief Executive Officer	2001	$325,000	$147,861	$—	$—
John W. Wilhoite(2) Vice President of Finance and Chief Financial Officer	2001	150,000	45,000	—	—
Col. James M. Davis, Jr. (USA Ret.) Vice President, Business Development	2001	145,000	43,500	—	—
William E. Collins Vice President, Administration	2001	145,000	43,500	—	—
Gary A. Smith Vice President and Chief Technical Officer	2001	140,000	42,000	—	—

(1)
Indicated bonus amounts reflect maximum bonus payable upon achieving all performance goals.
(2)
Mr. Wilhoite joined us in April 2001. If Mr. Wilhoite had been with us the entire year, his annualized salary and bonus would be $200,000 and $60,000, respectively.

Option Grants in the Last Fiscal Year

        No options or warrants to purchase any equity security of ours has ever been granted to members of our management. Certain members of our management may participate in appreciations in our equity value through their ownership of Class A and/or Class B interests in IDT Holding, L.L.C. Class A interests were purchased by members of management and other investors. Class B interests required only a nominal capital investment by the holders, were issued to certain members of management and to directors and are similar to stock options in that the holder can realize the benefit of any appreciation of equity value without the risk of losing his or her investment. Upon completion of the offering the principal asset of IDT Holding L.L.C. will be its ownership of 12,680,243 shares of our common stock (or 64.4% of our outstanding common stock following the consummation of this offering and 59.3% assuming the underwriters exercise their over-allotment option in full). IDT Holding, L.L.C is under the indirect control of Veritas Capital Management, L.L.C. Distributions may be made from IDT Holding, L.L.C. at the direction of an affiliate of Veritas Capital Management, L.L.C. in its sole discretion as more thoroughly described below under "—Option Plan" and are subject to the vesting schedule described therein. Accordingly, no member of management may acquire any of our equity securities without the consent of Veritas Capital Management, L.L.C.

        Assuming that the value of IDT Holding, L.L.C. is equal to the aggregate value of its investment in us, using the assumed initial offering price of $19.50 per share (the midpoint of the range set forth on the cover page of this prospectus) to determine our aggregate value, that IDT Holding, L.L.C. would distribute all of the shares it owns in us as of the date of such determination and that all Class B interests in IDT Holding, L.L.C. were fully vested as of such date, the following table sets forth information as to the number of shares of our common stock that our named executive officers would receive as a result of their ownership of Class B membership interests in IDT Holding, L.L.C. granted to them in the year ended December 31, 2001.

	Individual Grants
		Percent of Total Class B Interests Granted to Employees in Fiscal Year 2001
	Shares of Common Stock Underlying Class B Interests Granted				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation at End of Vesting Period (1)
			Contribution Made Per Underlying Class B Interest
Name				Vesting Period
					5%	10%
Thomas J. Keenan	27,823	9.26%	—	5 years	$598,247	$656,671
John W. Wilhoite	35,514	11.82	$10.00	5 years	859,151	1,055,233
Col. James M. Davis, Jr. (USA Ret.)	—	—	—	—	—	—
William E. Collins	—	—	—	—	—	—
Gary A. Smith	—	—	—	—	—	—

(1)
Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciate are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

        The following table sets forth information with respect to vested and unvested Class B interests in IDT Holding, L.L.C. held by the named executive officers as of December 31, 2001. None of the named executive officers directly owns our common stock or may receive any shares thereof in his discretion.

	Number of Shares of Common Stock Underlying Class B Interests at December 31, 2001(1)
			Value of Unexercised In-the-Money Class B Interests at December 31, 2001(1)
Name
	Vested	Unvested	Vested	Unvested
Thomas J. Keenan	60,842	91,263	$1,186,419	$1,779,629
John W. Wilhoite	—	35,514	—	692,523
Col. James M. Davis, Jr. (USA Ret.)	8,521	12,781	166,160	249,230
William E. Collins	12,781	8,521	249,230	166,160
Gary A. Smith	8,521	12,781	166,160	249,230

(1)
There was no public trading market for the common stock as of December 31, 2001. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $19.50 per share (the midpoint of the range set forth on the cover page of this prospectus) of our common stock and upon the other assumptions used for the table in "—Option Grants in the Last Fiscal Year" above, less the applicable contribution per underlying share, multiplied by the number of shares underlying such Class B interests.

Employment Agreement

        Mr. Keenan entered into an employment agreement with us effective on January 1, 2001. This agreement extends through December 31, 2002, and will automatically extend for successive one-year periods thereafter unless either party gives notice of intent to terminate at least 90 days prior to the expiration of the term. Under this agreement, Mr. Keenan receives an annual base salary of $325,000, which is subject to annual review by our board of directors and the compensation committee. He is eligible to participate in our incentive compensation plan. Mr. Keenan also receives a bonus of up to 72% of his annual base salary.

        Mr. Keenan's employment agreement provides that upon termination by us without cause or by reason of disability, he will be entitled to receive 66 2/3% of his recent base weekly salary and insurance coverage for a period of up to 26 weeks depending on the years of service with us.

        In connection with the employment agreement Mr. Keenan executed a nondisclosure agreement and proprietary rights assignment. Mr. Keenan also entered into a nonsolicitation and noncompetition agreement with us which is effective during the employment term and for one year thereafter.

Noncompetition Agreements

        Except with respect to the agreement with Mr. Keenan, we are not a party to any noncompetition agreements with any employees.

Option Plan

        We have no stock option plan. Members of our management and outside directors participate in our profits pursuant to a carried interest in IDT Holding, L.L.C. IDT Holding, L.L.C. owns 88.5% of our common stock on a fully diluted basis prior to this offering. The Veritas Capital Fund, L.P., its co-investors and certain members of management own Class A membership interests in IDT Holding, L.L.C. Certain members of management and outside directors own Class B membership interests in IDT Holding, L.L.C. and made a nominal capital contribution for their Class B interests. Pursuant to the terms of the operating agreement governing IDT Holding, L.L.C., the holders of Class B membership interests are entitled to receive 5.8816% of all distributions made from IDT Holding, L.L.C., provided that the holders of the Class A interests have received a return of their invested capital. The Class B membership interests are subject to a five-year vesting schedule. To the extent that Class B interests do not vest, the economic interest allocable to the unvested Class B interests will be allocated to the benefit of holders of Class A interests.

Savings Plan

        IDT's savings plan covers all of our eligible non-collectively bargained employees who complete one month of service with us or one of our participating subsidiaries. The savings plan was amended and restated as of May 24, 2001 and is intended to be a qualified plan under the Internal Revenue Code, which means all contributions to the savings plan by participants or by us, and the investment earnings thereon, are not taxable to such participants until withdrawn, and any contributions we may make are expected to be deductible by us when made. Savings plan participants may elect to reduce their current compensation by up to 20% and have the amount of such compensation reduction contributed to the savings plan. With respect to our executive officers, we make matching contributions in an amount equal to 100% of each executive's compensation reduction contribution to the savings plan, subject to a maximum of 6% of such executive officer's annual compensation. We may also make a discretionary profit sharing contribution to the executive officers savings plan on behalf of participants who have completed at least one year of service. The discretionary profit sharing contribution is allocated among participants' accounts based upon the proportion each participant's annual compensation bears to the total annual compensation of all participants. Compensation recognized by the savings plan is subject to the applicable Internal Revenue Code limit, which was $170,000 in 2001. Participants are always fully vested in their compensation reduction and matching contributions, including investment earnings thereon. Participants vest in their discretionary profit sharing contributions, if any, after completing five years of service.

TRANSACTIONS WITH RELATED PARTIES

        The summaries of the agreements described below are not complete and you should read the agreements in their entirety. These agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

        Other than the compensation agreements and other arrangements described in "Management," and the transactions described below, for the last three full fiscal years there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

  •
  in which the amount involved exceeded or will exceed $60,000; and

  •
  in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family has or will have a direct or indirect material interest.

        We believe that each of the transactions described below are on terms no less favorable than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we comply with Delaware law with respect to transactions involving potential conflicts. Delaware law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

1998, 1999 and 2000 Acquisitions

        Our equity sponsor, The Veritas Capital Fund, L.P. acquired PEI Electronics, Inc. in October 1998 for a cash purchase price of $37.1 million, including direct acquisition costs. The acquisition was financed with a capital contribution of $9.5 million from Veritas Capital, a capital contribution of $500,000 from PEI management, borrowings of $13.1 million under a $20 million credit facility with a financial institution at interest rates varying between 2.5% and 3.75%, and the issuance of a $14 million senior subordinated note bearing interest at 16% to J.H. Whitney Mezzanine Fund, L.P. In connection with this acquisition, we paid a transaction fee of $700,000 to The Veritas Capital Fund, L.P. Veritas Capital Management, L.L.C. is the general partner of The Veritas Capital Fund, L.P. Robert B. McKeon, Chairman of the Board and a member of our board of directors, and Thomas J. Campbell, our Secretary and a member of our board of directors, are each managing members of Veritas Capital Management, L.L.C. In addition, we paid a fee of $420,000 to an affiliate of J.H. Whitney Mezzanine Fund, L.P. and J.H. Whitney Mezzanine Fund, L.P. received warrants to acquire 12.5% of our issued and outstanding shares of common stock for a nominal exercise price.

        We acquired Sierra Research and Zeta in August 1999 for a cash purchase price of $53.6 million, including direct acquisition costs. The Veritas Capital Fund, L.P. contributed its shares of our common stock to IDT Holding, L.L.C. in return for a membership interest in that entity and The Veritas Capital Fund, L.P. made an additional capital contribution in us through IDT Holding, L.L.C. of $17 million for no additional shares. We financed the acquisition with the $17 million capital contribution, borrowings of $29.35 million under a replacement $60 million credit facility with a financial institution at interest rates varying between 2.75% and 4%, and the issuance of a $21.25 million senior subordinated note bearing interest at 12% to J.H. Whitney Mezzanine Fund, L.P. which replaced the $14.0 million senior subordinated note issued to them in October 1998. In connection with this acquisition, we paid a transaction fee of $1.04 million to The Veritas Capital Fund, L.P. In addition, we paid a fee of $217,500 to an affiliate of J.H. Whitney Mezzanine Fund, L.P. and J.H. Whitney Mezzanine Fund, L.P. received warrants to acquire 10% of our issued and outstanding shares of common stock for a nominal exercise price against cancellation of the warrants issued to them in October 1998.

        We acquired Tech-Sym Corporation in September 2000 for a total purchase price of $206.1 million, including acquisition costs and expenses. Concurrent with this transaction we sold two subsidiaries of Tech-Sym Corporation, TRAK Communications Inc. and CrossLink, Inc., to subsidiaries of The Veritas Capital Fund, L.P. for a total of $50.5 million. The Veritas Capital Fund, L.P. made an additional capital contribution through IDT Holding, L.L.C. of $17.25 million in consideration of our issuance of additional shares of our common stock to IDT Holding, L.L.C. We financed the acquisition with the $17.25 million capital contribution from Veritas Capital, capital contributions of $3.25 million from Veritas Capital's co-investors borrowings of $105.1 million under our existing senior secured credit facility, which replaced the then existing credit facility, at interest rates varying between 2.5% and 4%, and the issuance of senior subordinated notes bearing interest at 12% and in the amounts of $25.0 million, $4.25 million, $2.0 million, $10.0 million and $10.0 million to J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P., respectively. The note to J.H. Whitney Mezzanine Fund, L.P. was issued in consideration of an additional loan from that entity in the amount of $3.75 million and the note replaced the note issued to that entity in August 1999 in the amount of $21.25 million. In connection with this transaction, we paid a transaction fee of $3 million to The Veritas Capital Fund, L.P. In addition, we paid fees to each senior subordinated note holder, or affiliates thereof, in an amount equal to 1.75% of their respective investments and they received warrants to acquire an additional 1.5% of our issued and outstanding shares of common stock, in the aggregate, having a nominal exercise price.

Fees

        We paid monitoring fees to Veritas Capital Management, L.L.C. in 1999, 2000 and 2001 of $450,000, $675,000 and $900,000, respectively, and we expect to pay similar fees in the future. In connection with this offering, we have agreed to pay The Veritas Capital Fund, L.P. a transaction advisory fee of $1.5 million.

Indemnification

        We have entered into indemnification agreements with each of our directors. Such indemnification agreements require us to indemnify our directors to the fullest extent permitted by Delaware law. For a description of the limitation of our directors' liability and our indemnification of officers, see "Description of Capital Stock—Directors' Exculpation and Indemnification."

Registration Rights Agreements

Warrant holders Registration Rights Agreement

        Simultaneously with the closing of our September 2000 subordinated debt financings, we entered into an amended and restated registration rights agreement with the warrant holders. Pursuant to that agreement, the warrant holders are entitled to registration rights. J.H. Whitney, or at any time that it has exercised its warrants and transferred some or all of our shares of common stock, holders of 66 2/3% of the warrants may require us to effect the registration of any shares of our common stock held by them on not more than two occasions upon demand. This requirement is called a demand registration. Under the terms of the registration rights agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, the warrant holders are entitled to notice of the registration and are entitled to include their shares of common stock in that registration with all registration expenses paid by us.

IDT Holding, L.L.C. Registration Rights Agreement

        Prior to the consummation of the offering, we entered into a registration rights agreement with IDT Holding, L.L.C., our principal stockholder. Pursuant to that agreement, IDT Holding, L.L.C. is entitled to registration rights and it may require us to effect the registration of any shares of our common stock held by IDT Holding, L.L.C. on not more than two occasions upon demand and subject to the prior registration rights of our warrant holders. Under the terms of this agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, IDT Holding, L.L.C. is entitled to notice of the registration and is entitled to include its shares of common stock in that registration with all registration expenses paid by us.

        Notwithstanding the foregoing, our sole stockholder and the warrant holders, including each selling security holder, have agreed that they will not exercise their registration rights until 180 days following the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation.

Employment Agreement

        We have entered into an employment agreement with Thomas J. Keenan, our Chief Executive Officer. For more information regarding this agreement, see "Management—Employment Agreement" and "—Executive Compensation."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information known to us regarding the beneficial ownership of our common stock as of December 31, 2001, and as adjusted to reflect the sale of the common stock offered hereby, by:

  •
  each stockholder who is known by us to beneficially own more than 5% of common stock;
  •
  our Chairman, our Chief Executive Officer and our four other most highly compensated executive officers;
  •
  each of our directors;
  •
  all of our executive officers and directors as a group; and
  •
  each selling stockholder.

	Shares Beneficially Owned Prior to the Offering (1)(2)			Shares Beneficially Owned after the Offering (1)(2)
Name of Beneficial Owner (4)(5)			Shares to be Sold in the Offering(3)
	Number	Percent		Number	Percent
Veritas Capital Management, L.L.C.(6) 660 Madison Avenue New York, New York 10021	13,565,243	88.5%	885,000	12,680,243	59.5%
Robert B. McKeon(7)	13,565,243	88.5%	885,000	12,680,243	59.5%
Thomas J. Campbell(7)	13,565,243	88.5%	885,000	12,680,243	59.5%
Thomas J. Keenan(8)	204,594	1.3%	—	204,594	*
John W. Wilhoite(8)	35,514	*	—	35,514	*
Colonel James M. Davis, Jr. (USA Ret.)(8)	33,981	*	—	33,981	*
William Collins(8)	33,981	*	—	33,981	*
Gary A. Smith(8)	21,302	*	—	21,302	*
General Richard E. Hawley (USAF Ret.)(8)	1,391	*	—	1,391	*
General Barry R. McCaffrey (USA Ret.)(8)	1,391	*	—	1,391	*
Edward N. Ney(8)	33,388	*	—	33,388	*
Admiral Joseph W. Prueher (USN Ret.)(8)	1,391	*	—	1,391	*
Admiral Leighton W. Smith, Jr. (USN Ret.)(8)	1,391	*	—	1,391	*
William G. Tobin(8)	1,391	*	—	1,391	*
General Anthony C. Zinni (USMC Ret.)(8)	1,391	*	—	1,391	*
J.H. Whitney Mezzanine Fund, L.P.(9) 177 Broad Street Stamford, Connecticut 06901	1,186,055	7.7%	77,379	1,108,676	5.2%
J.H. Whitney Market Value Fund, L.P.(10) 177 Broad Street Stamford, Connecticut 06901	93,359	*	6,091	87,268	*
Greenleaf Capital L.P.(11) 177 Broad Street Stamford, Connecticut 06901	43,899	*	2,864	41,035	*
First Union Investors, Inc.(12) 301 S. College Street, 5th Floor Charlotte, North Carolina 28288	219,691	1.4%	14,333	205,358	*
BNY Capital Partners, L.P.(13) One Wall Street, 18th Floor New York, New York 10286	258,642	1.9%	14,333	244,309	1.2%
All directors and executive officers as a group (14 persons)	13,565,243	88.5%	885,000	12,680,243	59.5%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Prior to the offering all of our issued and outstanding common stock and 88.5% of our fully diluted common stock is held by IDT Holding, L.L.C., a Delaware limited liability company of which an affiliate of Veritas Capital Management, L.L.C. is the manager. Accordingly, all shareholdings reflected in the table above other than those of J.H. Whitney Mezzanine Fund, L.P. reflect indirect beneficial ownership in IDT held through membership interests in IDT Holding, L.L.C. Since the ownership interests in IDT Holding, L.L.C. are based, in part, upon distributions actually made to investors, for the purposes of this table we are assuming that the value of its principal investment, our stock, is determined at the assumed initial public offering price of $19.50 per share (the midpoint of the range set forth on the cover page of this prospectus) and that IDT Holding, L.L.C. would distribute that value as of the date of such determination.

(2)
Based upon 13,565,243 shares and warrants exercisable for 1,762,695 shares of our common stock outstanding prior to the offering and 19,680,243 shares and warrants exercisable for 1,647,695 shares of our common stock outstanding upon completion of the offering.

(3)
Excludes the underwriter's over-allotment option. If the underwriters over-allotment option is exercised in full, the following selling stockholders will sell the number of shares to cover over-allotments and, as a result, would beneficially own the subsequent number of shares of common stock, each as set forth below: Veritas Capital Management, L.L.C.—929,251, 11,750,992; J.H. Whitney Mezzanine Fund, L.P.—81,248, 1,027,428; J.H. Whitney Market Value Fund, L.P.—6,395, 80,873; GreenLeaf Capital, L.P.—3,007, 38,027; First Union Investors, Inc.—15,049, 190,309; BNY Capital Partners, L.P.—15,049, 190,309.

(4)
Except as otherwise indicated, the address for each of the named stockholders is 110 Wynn Drive, Huntsville, Alabama 35807.

(5)
All of the beneficial interests in us owned by Messrs. Keenan, Wilhoite, Davis, Collins and Smith represent indirect interests in us held through IDT Holding, L.L.C. Of the shares indicated in the table above 152,105, 35,514, 21,302, 21,302 and 21,302 shares or our common stock, respectively, represent beneficial interests in our common stock held through the ownership of Class B interests in IDT Holding, L.L.C. by Messrs. Keenan, Wilhoite, Davis, Collins and Smith, respectively. Pursuant to the terms of the operating agreement governing IDT Holding, L.L.C., the holders of Class B membership interests are entitled to receive 5.8816% of all distributions made from IDT Holding, L.L.C., provided that the holders of the Class A interests have received a return of their invested capital. The Class B membership interests are subject to a five-year vesting schedule. If the unvested Class B interests held by Messrs. Keenan, Wilhoite, Davis, Collins and Smith, as of December 31, 2001, were to expire unvested, then the beneficial ownership interests of Messrs. Keenan, Wilhoite, Davis, Collins and Smith in our common stock as of December 31, 2001 would be 113,331, 0, 21,200, 25,460 and 8,521 shares and 0.5%, 0.0%, 0.1%, 0.1% and 0.0%, respectively.

(6)
Veritas Capital Management, L.L.C.'s interest in us is held indirectly through IDT Holding, L.L.C. The Veritas Capital Fund, L.P., a Delaware limited partnership of which Veritas Capital Management, L.L.C. is the general partner, is the manager of IDT Holding, L.L.C. The Veritas Capital Fund, L.P. owns 86.7% of the percentage interests of IDT Holding, L.L.C. and, indirectly, 13,565,243 shares and 100% of our common stock before the offering. Through the provisions of the limited liability company agreement governing IDT Holding, L.L.C., The Veritas Capital Fund, L.P. controls the vote of all our shares held by IDT Holding, L.L.C. and may be deemed to own all the shares of our common stock held by IDT Holding, L.L.C. Accordingly, the number set forth in the table represents all the shares of our common stock held by IDT Holding, L.L.C. Interests in IDT Holding, L.L.C. are not transferable without the consent of The Veritas Capital Fund, L.P.

  Furthermore, the interests in IDT Holding, L.L.C. held by members of management are subject to a five-year vesting schedule with any unvested interests reverting to non-management members in the event they are forfeited or repurchased. If all unvested interests in IDT Holding, L.L.C., as of December 31, 2001, were to expire without vesting, then The Veritas Capital Fund, L.P. would own 90.2% of the percentage interests in IDT Holding, L.L.C.

(7)
Messrs. McKeon and Campbell are the principals of Veritas Capital Management, L.L.C. Accordingly, they may be deemed to share beneficial ownership of the shares of our common stock beneficially owned by Veritas Capital Management, L.L.C. although they disclaim this beneficial ownership except to the extent of their pecuniary interest in Veritas Capital Management, L.L.C.

(8)
Represents indirect beneficial ownership in Integrated Defense Technologies Inc. held through membership interests in IDT Holding, L.L.C. Pursuant to the IDT Holding, L.L.C. operating agreement, no members of the management of Integrated Defense Technologies, Inc. who are members of IDT Holding, L.L.C. will receive any proceeds from this offering. In addition, all voting and dispositive control of our shares held by IDT Holding, L.L.C. are held by The Veritas Capital Fund, L.P., and such persons disclaim all beneficial ownership of the referenced shares except to the extent of their pecuniary interest in IDT Holding, L.L.C.

(9)
Represented by warrants to acquire 1,186,055 shares of our common stock which warrants are exercisable at any time upon payment of an aggregate exercise price of $59.71. Messrs. Peter M. Castlemen, Michael R. Stone, William Laverack, Jr., Jeffrey R. Jay, Daniel J. O'Brien, James H. Fordyce and Joseph D. Carrabiino, Jr. are managing members of Whitney GP, L.L.C., the general partner of J.H. Whitney Mezzanine Fund, L.P. Accordingly, they may be deemed to share beneficial ownership of the warrants to acquire 1,186,055 shares of our common stock beneficially owned by J.H. Whitney Mezzanine Fund, L.P. although they disclaim this beneficial ownership except to the extent of their pecuniary interest in J.H. Whitney Mezzanine Fund, L.P. By virtue of their relationships with J.H. Whitney Market Value Fund, L.P. and GreenLeaf Capital, L.P., certain of these individuals may also be deemed to share beneficial ownership of the warrants referred to in notes 10 and 11, below. Each of these individuals disclaims such beneficial ownership except to the extent of his pecuniary interest in J.H. Whitney Mezzanine Fund. L.P., J.H. Whitney Market Value Fund, L.P. and GreenLeaf Capital, L.P.

(10)
Represented by warrants to acquire 93,359 shares of our common stock which warrants are exerciseable at any time upon payment of an aggregate exercise price of $4.70.

(11)
Represented by warrants to acquire 43,899 shares of our common stock which warrants are exerciseable at any time upon payment of an aggregate exercise price of $2.21.

(12)
Represented by warrants to acquire 219,691 shares of our common stock which warrants are exerciseable at any time upon payment of an aggregate exercise price of $11.06.

(13)
Represented by (i) warrants to acquire 219,691 shares of our common stock which warrants are exerciseable at any time upon payment of an aggregate exercise price of $11.06 and (ii) an option to purchase 38,951 shares of our common stock, represented through Class A membership interests in IDT Holding, L.L.C.

DESCRIPTION OF INDEBTEDNESS

Existing Senior Secured Credit Facility

        In connection with our acquisition of Tech-Sym Corporation in September 2000, we entered into our existing senior secured credit facility with a syndicate of lending institutions, including First Union National Bank, First Union Securities, Inc. and CIBC World Markets Corp. We expect these facilities to be replaced prior to the consummation of this offering with new facilities containing the terms described below. The existing senior secured credit facility consists of:

  •
  a $50 million five-year Tranche A term loan facility;

  •
  a $75 million six-year Tranche B term loan facility; and

  •
  a $45 million five-year revolving credit facility, including sub-facilities for letters of credit and swingline loans.

        The Tranche A loan facility requires quarterly amortization payments ranging from $1,666,667 to $3,625,000 until September 15, 2005. The Tranche B loan facility requires quarterly amortization payments of $197,368 until September 15, 2005, and thereafter the quarterly amortization payments of $17,812,000 until September 15, 2006.

        In addition to paying interest on outstanding principal under these facilities, we pay a commitment fee under the revolving credit facility in respect of unused commitments at a rate equal to 0.5% per year. We have the option of prepaying the existing senior secured credit facility without premium or penalty, subject to certain minimum prepayment requirements. Certain actions may require prepayment of various amounts to the lenders. Such actions include certain asset dispositions, debt issuance, equity issuance, excess cash flow and receipt of insurance or other recovery funds.

        Our obligations under the existing senior secured credit facility are guaranteed by all of our domestic subsidiaries and by our parent, IDT Holding, L.L.C. All of our obligations under the facilities are secured by a first priority perfected security interest in all existing and future tangible and intangible assets owned by us or the guarantors, including real estate, equipment, inventory, receivables, contracts, trademarks, and intellectual property, subject to customary exceptions for transactions of this type. In addition, we have pledged 100% of the issued and outstanding capital stock of our domestic subsidiaries and certain other percentages of the capital stock of our foreign subsidiaries and IDT Holding, L.L.C., a selling stockholder, has pledged all our stock held by it. We anticipate that the pledge by IDT Holding, L.L.C. will be released immediately prior to the offering.

        We have the option to pay interest on the existing senior secured credit facility at (i) the alternate base rate in effect from time to time, (ii) LIBOR or (iii) a combination of both. In each case, an applicable margin rate ranging from 1.5% to 4.0% will be added, depending on the type of loan and our leverage ratio. Our existing senior secured credit facility also contains customary covenants and events of default.

New Senior Secured Credit Facility

        Prior to the closing of this offering, we expect to refinance our existing senior secured credit facility with a new senior secured credit facility to be provided by a syndicate of financial institutions led by Canadian Imperial Bank of Commerce, or CIBC, acting through one or more of its agencies, branches or affiliates as administrative agent, lead arranger, and sole bookrunner. We have received a commitment letter from CIBC with respect to the facility and are in the process of preparing definitive documentation for the facility. We will be the borrower under the new senior secured credit facilities and all of our domestic subsidiaries will be guarantors.

        The following description of the terms of the new senior secured credit facility is based upon the terms set forth in the commitment letter and attached term sheet and represents our expectation of the final terms. The new senior secured credit facility will provide senior secured financing of up to $125 million, consisting of a $40 million five-year term loan A facility, a $45 million six-year term loan B facility, and a $40 million five-year revolving credit facility. Up to $25 million of the revolving credit facility will be available for the issuance of letters of credit. We may increase one or more of the tranches under the credit facilities by up to $50 million at our and CIBC's discretion on or before the date that is two years after closing of the loans from willing lenders or eligible assignees under the credit facilities. While the commitment letter for the new senior secured facility reflects an aggregate commitment of up to $135 million, we expect that we will only require an aggregate of $125 million of financing under this facility.

        Interest on the principal will be calculated according to a LIBOR-based rate or a base rate which will be a fluctuating rate determined to be the higher of CIBC's reference rate and the applicable federal funds rate, plus 50 basis points. The LIBOR margin for the term loans and the revolving loan will vary depending upon our leverage ratio. In addition to paying interest on outstanding principal under the senior credit facilities, we expect to pay a commitment fee to the lenders under the revolving credit facility in respect of unused commitments at a rate equal to 0.50% per year.

        We expect the term loan A facility and the term loan B facility to be subject to mandatory prepayment with:

  •
  excess cash flow;

  •
  equity and debt issuances;

  •
  asset sales; and

  •
  insurance proceeds from condemnation or casualty.

        The obligations under the new senior secured credit facility and the related documents are expected to be secured by a first priority lien upon substantially all of our, and our subsidiaries', real and personal property, and a pledge of our subsidiaries' common stock, ownership units, membership interests and investments, other than 35% of the voting stock in our foreign subsidiaries. Our obligations under the new senior secured credit facility will be guaranteed by all of our domestic subsidiaries.

        We expect the new senior secured credit facility to contain customary covenants including specified financial ratios and tests, including minimum fixed charge coverage ratios, maximum leverage ratios, minimum EBITDA and minimum net worth. The events of default under the new senior secured credit facility are expected to be customary for credit facilities of this nature.

        We expect that conditions to establishing the new senior secured credit facility will include a condition that we successfully complete a public offering of our common stock.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 200,000,000 shares of common stock $0.01 par value per share and 20,000,000 shares of preferred stock $0.01 par value per share.

        The following description of the material terms of our capital stock is only a summary. You should refer to our amended and restated certificate of incorporation and amended and restated bylaws as in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

        As of December 31, 2001, there were 13,565,243 shares of common stock outstanding, were held of record by one stockholder. There will be 19,680,243 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment options and no exercise of 1,647,695 warrants outstanding as of December 31, 2001 but includes 115,000 shares to be sold in this offering) after completion of this offering.

        Voting rights.    The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock can, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares will not be able to elect any directors.

        Dividend rights.    All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources. Our existing senior secured credit agreement currently imposes, and we anticipate our new senior secured credit agreement will impose, restrictions on our ability to declare dividends with respect to our common stock.

        Liquidation rights.    Upon liquidation or dissolution of our company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including our preferred stock.

        Other matters.    The holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

        Our restated certificate of incorporation provides for the authorization of 20,000,000 shares of preferred stock, $0.01 par value. The shares of preferred stock may be issued from time to time at the discretion of the board of directors without stockholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with our restated certificate of incorporation. No shares of our preferred stock are outstanding, and we have no immediate plans to issue any preferred stock. The issuance of any of our preferred stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes, however, the issuance could also make it more difficult for a third party to acquire a majority of our outstanding voting stock or discourage an attempt to gain control of us. In addition, the board of directors, without stockholder approval, can issue shares of preferred stock with voting and conversion rights which could adversely affect the voting power and other rights of the holders of common stock. The listing requirements of The New York Stock Exchange, which would apply so long as the common stock remains listed on The New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Directors' Exculpation and Indemnification

        Our amended and restated certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our amended and restated certificate of incorporation provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our amended and restated certificate of incorporation also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. We have entered into an indemnification agreement with each of our directors which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Warrants

        There are outstanding warrants to purchase 1,647,695 shares of our common stock, after giving effect to this offering, at a nominal exercise price. Of the warrants, 1,031,620 (or 956,020 if the underwriters elect to exercise their over-allotment option in full) are exercisable at any time until August 5, 2009 and 616,075 (or 570,926 if the underwriters elect to exercise their over-allotment option in full) of the warrants are exercisable at any time until September 29, 2010. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reclassifications, combinations and dilutive issuances of securities at below market price. Each warrant holder has entered into the lock-up agreements described in "Underwriting."

Registration Rights

        We and J.H. Whitney Mezzanine Fund, L.P., or J.H. Whitney, J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P., collectively referred to as the warrant holders, have entered into a registration rights agreement. Pursuant to that agreement, the warrant holders are entitled to registration rights. J.H. Whitney, or at any time that it has exercised its warrants and transferred some or all of our shares of common stock, holders of 66 2/3% of the warrants may require us to effect the registration of any shares of our common stock held by them on not more than two occasions pursuant to a demand. This requirement is called a demand registration. Under the terms of the registration rights agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, the warrant holders are entitled to notice of the registration and are entitled to include their shares of common stock in that registration with all registration expenses paid by us.

        We entered into a registration rights agreement with IDT Holding, L.L.C., our principal stockholder. Pursuant to that agreement, IDT Holding, L.L.C. is entitled to registration rights and it may require us to effect the registration of any shares of our common stock held by IDT Holding, L.L.C. on not more than two occasions pursuant to a demand and subject to the prior registration rights of our warrant holders. Under the terms of this agreement, we are required to pay all registration expenses in connection with any demand registration. In addition, if we propose to register any of our common stock under the Securities Act, whether for our own account or otherwise, IDT

Holding, L.L.C. is entitled to notice of the registration and is entitled to include its shares of common stock in that registration with all registration expenses paid by us.

        All holders with registration rights have agreed not to exercise their registration rights until 180 days after the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws which become effective upon the commencement of this offering could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise or the removal of incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our company. We believe that the benefits of increased protection of our company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

        We will not be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder." The restrictions contained in Section 203 will not apply to us until the first time both of the following conditions apply:

  •
  Section 203 by its terms would apply to us; and

  •
  Stockholders who are natural persons beneficially own 20% or more of the total voting power on the effective date of this offering cease to continue to own 20% of the total voting power.

        Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

Election and removal of directors

        Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management—Board of Directors." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

        Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

        At any time that Veritas Capital Management, L.L.C., or Veritas, beneficially owns a majority of our then outstanding common stock, directors may be removed with or without cause. At all other times, directors may be removed only with cause.

Board meetings

        Our bylaws provide that the chairman of the board or our secretary, at the request of any two directors, may call special meetings of the board of directors.

Stockholder meetings

        Our amended and restated certificate of incorporation provides that special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president or by a resolution adopted by our board of directors. In addition, our amended and restated certificate of incorporation provide that Veritas has the right to call special meetings of stockholders at any time it beneficially owns a majority of our then outstanding common stock.

Requirements for advance notification of stockholder nominations and proposals

        Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors or by Veritas when nominating its director designees. In addition, our bylaws provide that so long as Veritas beneficially owns a majority of our then outstanding common stock, the foregoing advance notice procedures for stockholder proposals will not apply to it.

Stockholder action by written consent

        Our amended and restated certificate of incorporation provides that stockholder action may be taken by written consent only when Veritas beneficially owns a majority of our then outstanding common stock.

Amendment of certificate of incorporation and bylaw provisions

        Amendment of the provisions described above in our amended and restated certificate of incorporation generally will require an affirmative vote of our directors, as well as the affirmative vote of at least a majority of our then outstanding voting stock if Veritas beneficially owns a majority of our then outstanding common stock or the affirmative vote of at least 80% of our then outstanding voting stock if Veritas beneficially owns less than a majority of our then outstanding common stock. Amendments to any other provisions of our amended and restated certificate of incorporation generally require the affirmative vote of a majority of our then outstanding voting stock. Our bylaws may be amended by the affirmative vote of our directors or, at any time that Veritas beneficially owns a majority of our then outstanding common stock, the affirmative vote of a majority of our then outstanding common stock. At all other times, our bylaws may be amended by the affirmative vote of at least 80% our then outstanding common stock.

Rights Agreement

        We intend to adopt, prior to consummation of this offering, a rights agreement, subject to the approval of our board. Under the rights agreement, one right will be issued and attached to each share of our common stock including all shares that are outstanding. Each right will entitle the holder, in the circumstances described below, to purchase from our company a unit consisting of one one-hundredth of a share of series A junior participating preferred stock, no par value per share, at an exercise price of $            .00 per right, subject to adjustment in certain events.

        Initially, the rights will be attached to all certificates representing outstanding shares of common stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

  •
  ten days following a public announcement that a person or group other than certain exempt persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the shares of common stock then outstanding; and

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  ten days, or later, if determined by our board prior to any person acquiring 10% or more of the shares of common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

        As soon as practicable after the distribution date, certificates will be mailed to holders of record of common stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of common stock issued will be issued with rights. Shares of common stock issued after the distribution date will not be issued with rights, except that rights may be issued with shares of common stock issued pursuant to any of:

  •
  the exercise of stock options that were granted or awarded prior to the distribution date;

  •
  employee plans or arrangements we adopted prior to the distribution date;

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  the exercise, conversion or exchange of securities issued prior to the distribution date; or

  •
  our contractual obligations.

        The final expiration date of the rights will be the close of business on March 1, 2012, unless earlier redeemed or exchanged by us as described below.

        In the event that a person acquires 10% or more of the shares of common stock then outstanding, except pursuant to a tender offer or exchange offer for all the outstanding shares of our common stock approved by our board before the person acquires 10% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

        If, at any time on or after a person acquires 10% or more of the shares of common stock then outstanding, our company effects a merger or other business combination in which it is not the surviving entity, or any shares of our common stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 10% or more of the shares of common stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

        The exercise price payable, and the number of shares of series A junior participating preferred stock, shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the series A junior participating preferred stock payable in shares of series A junior participating preferred stock, a subdivision or combination of the series A junior participating preferred stock, a grant or distribution to holders of the series A junior participating preferred stock of certain subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events. In addition, the number of rights associated with each share of our common stock is subject to adjustment in the event of a declaration of a dividend on our common stock payable in common stock or a subdivision or combination of our common stock.

        No fractional rights or shares of series A junior participating preferred stock will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the common stock, right or series A junior participating preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require that, prior to the occurrence of one of the events that triggers the ability to exercise the rights, upon any exercise of rights, a number of rights be exercised so that only whole shares of series A junior participating preferred stock will be issued.

        We will also have the option, at any time after a person acquires 10% and before a person acquires a majority of the shares of our common stock then outstanding to exchange some or all of the rights, other than rights owned by the acquiring person or certain related parties, which will have become void, at an exchange ratio of one share of common stock and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

        At any time prior to the time the rights become exercisable, our company, by vote of a majority of our board, may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of common stock or other consideration as our board may determine. Upon redemption, the rights will terminate and holders of rights will receive only the redemption price.

        For as long as the rights are redeemable, our company may amend the rights agreement in any manner, including extending the time period in which the rights may be redeemed. After the time the rights cease to be redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Until a right is exercised, the holder, as such, will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

        Our amended and restated certificate of incorporation provides that each share of series A junior participating preferred stock that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to the greater of:

  •
  a dividend multiple of 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on the common stock, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock; or

  •
  preferential quarterly cash dividends of $0.01 per share.

        Holders of series A junior participating preferred stock will have a vote multiple of 100 votes per share, subject to adjustments for dividends payable in common stock or subdivisions or combinations of common stock and, except as otherwise provided by the certificate of incorporation, or applicable law, will vote together with holders of common stock as a single class. In the event that the preferential quarterly cash dividends are in arrears for six or more quarterly dividend payment periods, holders of series A junior participating preferred stock will have the right to elect two additional members of our board.

        In the event of the liquidation, dissolution or winding up of our company, after provision for liabilities and any preferential amounts payable with respect to any preferred stock ranking senior to the series A junior participating preferred stock, the holders of any series A junior participating preferred stock will be entitled to receive liquidation payments per share in an amount equal to the following:

  •
  $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of payment; and

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  a proportionate share, on equal terms with the holders of common stock, of the assets remaining after payment described above and a nominal payment to the holders of common stock.

        The rights of the series A junior participating preferred stock as to dividends, voting and liquidation are protected by antidilution provisions.

        In the event of a consolidation, merger or other transaction in which the shares of capital stock are exchanged, holders of shares of series A junior participating preferred stock will be entitled to receive an amount per share, equal to 100 times the amount of stock, securities, cash or other property for which each share of common stock is exchanged. The shares of series A junior participating preferred stock are not redeemable at the option of our company or any holder thereof.

        The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if that acquisition may be in the best interests of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.

        The rights agreement excludes Veritas, as well as transferees of at least 10% of our then outstanding common stock from Veritas, from being considered an acquiring person.

Listing

        We have applied to list our common stock on The New York Stock Exchange under the trading symbol "IDE."

Transfer Agent And Registrar

        The transfer agent and registrar for our common stock is The Bank of New York.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales, could adversely affect the trading price of the common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

        Upon completion of this offering, we will have outstanding 19,680,243 shares of common stock, assuming no exercise of the underwriters' over-allotment options and no exercise of 1,647,695 warrants to purchase common stock outstanding as of December 31, 2001. Of these shares, the 7,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.

        The remaining 12,680,243 shares of common stock outstanding upon completion of this offering and warrants to acquire 1,647,695 shares of common stock and such underlying common stock will be "restricted securities" as defined in Rule 144. IDT Holding, L.L.C. will own 12,680,243 shares of such restricted securities following this offering. J.H. Whitney Mezzanine Fund, L.P. will own warrants to acquire 1,108,676 shares of such restricted securities following this offering.

        Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 and 144(k) promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares will be available for sale in the public market as follows:

Number of Shares	Date
0	After the date of this prospectus.
0	After 90 days from the date of this prospectus.
14,327,938	After 180 days from the date of this prospectus.

        All of these restricted securities will be eligible for sale in the public market, subject in some cases to the volume limitations and other restrictions of Rule 144, beginning upon expiration of the lock-up agreements described below.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

    •
    1% of then-outstanding shares of common stock, or 19,680 shares; and

    •
    the average weekly trading volume in the common stock on The New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Lock-Up Agreements

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus.

        Our sole stockholder and the warrant holders, including each selling security holder, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

CERTAIN FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. As used herein, "non-U.S. holder" means any person or entity that holds our common stock, other than:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation or partnership created or organized in or under the laws of the U.S., or of any state of the U.S. or the District of Columbia, other than any partnership treated as foreign under U.S. Treasury Regulations;

  •
  an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  in general, a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust.

        The summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations of each, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We assume in the summary that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). This summary is for general information only. It does not address aspects of U.S. federal taxation other than income and estate taxation. This summary does not discuss all the tax consequences that may be relevant to a non-U.S. holder in light of the holder's particular circumstances (for instance, insurance companies, tax-exempt organizations, pension funds, broker- dealers, and financial institutions), nor does it consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws (such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies", corporations that accumulate earnings to avoid U.S. federal income tax, owners of more than 5% of our common stock and certain U.S. expatriates). In addition, this summary does not address any state, local, or foreign tax considerations that may be relevant to a non-U.S. holder's decision to purchase shares of our common stock.

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES, AS WELL AS OTHER U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES, AND THE NON-U.S. TAX CONSEQUENCES, TO THEM OF OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Income Tax

Dividends

        We do not have a present intention to pay dividends on shares of our common stock. In general, however, dividends we pay to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with such a U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue

Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation or deemed repatriation from the U.S. of its "effectively connected earnings and profits," subject to certain adjustments and exceptions. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

Disposition of Our Common Stock

  •
  Generally, non-U.S. holders will not be subject to U.S. federal income tax, or withholding thereof, in respect of gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with the holder's conduct of a trade or business within the U.S., or if a tax treaty applies, is attributable to a permanent establishment or fixed base of the holder in the U.S.; in any such case gain will be subject to regular graduated U.S. income tax rates and the branch profits tax described above may also apply if the non-U.S. holder is a corporation;

  •
  in the case of a non-U.S. holder who is a non-resident alien individual and holds our common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the sale and other conditions are met;

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and certain other conditions are met; we do not believe we are or have been a United States real property holding corporation and do not expect to become one in the future; or

  •
  the holder is subject to tax pursuant to U.S. federal income tax provisions applicable to certain U.S. expatriates.

Estate Tax

        If an individual non-U.S. holder owns, or is treated as owning, our common stock at the time of his or her death, such stock would generally be includable in the individual's gross estate for U.S. federal estate tax purposes. In such case, our common stock may be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision contained in an applicable estate tax treaty.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides or is established.

        Dividends paid on our common stock to a non-U.S. holder will generally be subject to backup withholding tax at a 30.5% rate (30% after December 31, 2001) if the holder fails to establish an exemption or to furnish other information (which is generally provided by furnishing a properly executed IRS Form W-8BEN or any successor form).

        Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding tax unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption (for example, that it is a corporation). Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker and foreign brokers with certain types of connections to the U.S., are generally subject to information reporting, but not backup withholding, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption.

        Backup withholding is not an additional tax. A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

        Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, including the availability of an exemption from such requirements and the procedures for obtaining such an exemption.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                        , 2002, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets Corp. and Credit Lyonnais Securities (USA) Inc. are acting as representatives, the following respective numbers of shares of common stock (or warrants exercisable for such common stock):

Underwriter	Number of Shares
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner & Smith Incorporated
CIBC World Markets Corp.
Credit Lyonnais Securities (USA) Inc.

Total	7,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock and warrants in the offering if any are purchased, other than those shares or warrants covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The warrants will not be sold in the offering, but will be exercised by the underwriters for common stock that will be sold in the offering.

        The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 1,050,000 additional shares (or warrants exercisable for such shares) at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $                              per share. The underwriters and selling group members may allow a discount of $                              per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$

        The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        Some of the underwriters and their affiliates have provided and may in the future provide services and engage in commercial and investment banking transactions with us for which they have been, and will be, paid customary fees and commissions for their services. Banks affiliated with some of the underwriters participating in this offering are lenders under our existing senior secured credit facility and will receive a portion of the proceeds of this offering from the repayment of a portion of that facility. We are currently in compliance with the terms of the indebtedness owed by us to banks affiliated with the underwriters. We expect that banks affiliated with some of the underwriters also will be lenders under our new credit facilities. The decision of the underwriters to distribute our common stock was made independently of the banks affiliated with those underwriters. Those banks had no involvement in determining whether or when we would sell our common stock or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions as paid by us, except for certain transaction advisory fees payable to affiliates of Credit Lyonnais Securities (USA) Inc. and CIBC World Markets Corp.

        We may use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by us to affiliates of CIBC World Markets Corp. and Credit Lyonnais Securities (USA) Inc., both of whom are underwriters in this offering. Accordingly, this offering may be made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Credit Suisse First Boston Corporation.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus, except in connection with certain acquisition transactions.

        Our sole stockholder and the warrant holders, including each selling stockholder, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation until 180 days after the date of this prospectus.

        The underwriters have reserved for sale at the initial public offering price up to 300,000 shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the shares of common stock on The New York Stock Exchange.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

  •
  the information in this prospectus and otherwise available to the underwriters;
  •
  market conditions for initial public offerings;

  •
  the history and the prospects for the industry in which we will compete;
  •
  the ability of our management;
  •
  the prospects for our future earnings;
  •
  the present state of our development and our current financial condition;
  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and
  •
  the general condition of the securities markets at the time of this offering.

        We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.
  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering, or selling group members, if any, who may participate in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the selling stockholders and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        Selected legal matters in connection with the offering of common stock are being passed upon for us by Winston & Strawn, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore.

EXPERTS

        The consolidated financial statements of Integrated Defense Technologies, Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Tech-Sym Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

        You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material are also available by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates.

        Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's website at http://www.sec.gov.

 INDEPENDENT AUDITORS' REPORT

         To the Board of Directors of

    Integrated Defense Technologies, Inc.:

        We have audited the accompanying consolidated balance sheets of Integrated Defense Technologies, Inc. (formerly PEI Electronics Holding Corp. and a wholly owned subsidiary of IDT Holding, L.L.C.) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Integrated Defense Technologies, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Birmingham, Alabama
February 5, 2002

INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	2001
	(In thousands except share and per share amounts)
ASSETS
Current assets:
Cash	$4,938	$3,893
Restricted cash	5,924	769
Accounts receivable, net	97,331	113,863
Income tax receivable	2,784	—
Other receivables	2,104	325
Inventories, net	13,197	13,567
Prepaid expenses and other	868	1,703
Deferred income taxes	10,094	6,645

Total current assets	137,240	140,765
Property and equipment, net	50,735	45,548
Goodwill, net	83,130	83,734
Other assets	9,975	7,828
Deferred income taxes	3,815	—

Total Assets	$284,895	$277,875

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Revolving credit loan	$8,050	$8,500
Current portion of long-term debt	7,664	9,164
Accounts payable	12,613	14,802
Accrued compensation	8,778	8,317
Other accrued expenses	19,818	10,386
Derivative liabilities	—	5,568
Income taxes payable	—	644
Billings in excess of costs and earnings	5,141	8,743

Total current liabilities	62,064	66,124
Long-term debt	161,996	153,561
Deferred income taxes	—	245
Other liabilities	462	—
Pension and other postretirement employee benefits	5,789	6,675

Total liabilities	230,311	226,605

Stockholder's equity:
Preferred stock, $.01 par value per share, 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value per share, 200,000,000 shares authorized, 13,565,243 issued	136	136
Additional paid-in capital	54,434	54,434
Accumulated other comprehensive loss	—	(5,613)
Retained earnings	14	2,313

Total stockholder's equity	54,584	51,270

Total Liabilities and Stockholder's Equity	$284,895	$277,875

See notes to consolidated financial statements.

INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	1999	2000	2001
	(In thousands except per share amounts)
Revenue	$102,232	$180,573	$263,952
Cost of revenue	78,493	130,459	183,330

Gross profit	23,739	50,114	80,622
Selling, general and administrative expenses	8,098	20,543	34,830
Research and development and bid and proposal expenses	4,412	8,767	12,681
Amortization expense	3,151	5,823	7,110

Income from operations	8,078	14,981	26,001
Interest expense	5,233	10,064	19,437
Other income	—	—	403

Income before income tax expense and extraordinary loss	2,845	4,917	6,967
Income tax expense	1,699	3,386	4,668

Income before extraordinary loss	1,146	1,531	2,299
Extraordinary loss on early extinguishment of debt (net of income tax benefit of $1,078,000 (1999) and $566,000 (2000))	1,762	926	—

Net income (loss)	$(616)	$605	$2,299

Earnings (loss) per share—basic:
Income before extraordinary loss	$.12	$.14	$.17
Extraordinary loss	(.18)	(.08)	—

Net income (loss)	$(.06)	$.06	$.17

Earnings (loss) per share—diluted:
Income before extraordinary loss	$.11	$.13	$.15
Extraordinary loss	(.17)	(.08)	—

Net income (loss)	$(.06)	$.05	$.15

Weighted-average shares outstanding:
Basic	9,931,795	10,847,623	13,565,243
Diluted	10,376,267	12,117,367	15,327,938

See notes to consolidated financial statements.

INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	1999	2000	2001
	(In thousands)
OPERATING ACTIVITIES:
Net income (loss)	$(616)	$605	$2,299
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Extraordinary loss on early extinguishment of debt	1,762	926	—
Depreciation expense	2,116	6,851	10,776
Amortization expense	3,151	5,823	7,110
Deferred income taxes	568	3,239	5,109
Changes in assets and liabilities, net of the effects of business acquisitions:
Restricted cash	—	(2,936)	5,155
Accounts receivable, net	(9,789)	(17,823)	(16,331)
Income tax receivable	(824)	(4,998)	2,784
Other receivables	—	(1,616)	2,662
Inventories, net	6,115	1,710	(370)
Other assets	(1,131)	(1,670)	(2,722)
Accounts payable	852	2,833	2,189
Billings in excess of costs and earnings	—	(425)	3,602
Other liabilities	2,958	(7,873)	(9,351)

Net cash provided by (used in) operating activities	5,162	(15,354)	12,912

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,657)	(5,178)	(6,743)
Cash paid in connection with acquisitions, net of cash acquired and net of proceeds received from divested businesses	(53,632)	(105,460)	—

Net cash used in investing activities	(55,289)	(110,638)	(6,743)

FINANCING ACTIVITIES:
Cash overdraft	(1,255)	—	—
Issuance of common stock and contributed capital from parent	17,000	20,500	—
Issuance of long-term debt, net	64,750	155,000	—
Repayment of long-term debt	(28,381)	(43,500)	(7,664)
Payment of debt issuance costs	(2,361)	(6,641)	—
Net borrowings under revolving credit loans	3,163	2,782	450

Net cash provided by (used in) financing activities	52,916	128,141	(7,214)

Net increase (decrease) in cash	2,789	2,149	(1,045)
Cash at beginning of period	—	2,789	4,938

Cash at end of period	$2,789	$4,938	$3,893

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,626	$10,007	$18,381
Cash paid for income taxes	$1,319	$1,866	$756
Supplemental disclosure of noncash investing and financing activity:
Issuance of common stock warrant	$3,391	$3,679	$—
Unrealized loss on derivative financial instrument	$—	$—	$(5,568)
Minimum pension liability adjustment	$—	$—	$(3,485)

See notes to consolidated financial statements.

INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock			Accumulated Other Comprehensive Loss
			Additional Paid-in Capital		Retained Earnings (Deficit)
	Shares	Amount				Total
	(In thousands except share amounts)
Balance, January 1, 1999	9,931,795	$99	$9,901	$—	$25	$10,025
Contributed capital from parent	—	—	17,000	—	—	17,000
Issuance of common stock warrant	—	—	3,391	—	—	3,391
Net loss	—	—	—	—	(616)	(616)

Balance, December 31, 1999	9,931,795	99	30,292	—	(591)	29,800
Issuance of common stock and contributed capital from parent	3,633,448	37	20,463	—	—	20,500
Issuance of common stock warrant	—	—	3,679	—	—	3,679
Net income	—	—	—	—	605	605

Balance, December 31, 2000	13,565,243	136	54,434	—	14	54,584
Comprehensive loss:
Net income	—	—	—	—	2,299	2,299
Other comprehensive loss:
Minimum pension liability adjustment, net of income tax benefit of $1,324,000	—	—	—	(2,161)	—	(2,161)
Cumulative effect of change in accounting principle, net of income tax benefit of $1,088,000	—	—	—	(1,775)	—	(1,775)
Unrealized loss on derivative instrument, net of income tax benefit of $1,696,000	—	—	—	(2,767)	—	(2,767)
Less reclassification adjustment for losses included in net income				1,090		1,090

Total comprehensive loss	—	—	—	—	—	(3,314)

Balance, December 31, 2001	13,565,243	$136	$54,434	$(5,613)	$2,313	$51,270

See notes to consolidated financial statements.

INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

        The Company's equity sponsor, The Veritas Capital Fund, L.P., acquired PEI Electronics, Inc. ("PEI") on October 23, 1998 through a holding company called PEI Electronics Holding Corp. ("PEH"). PEI has served as the Company's foundation for acquiring other businesses. On July 20, 1999, PEH changed its name to Integrated Defense Technologies, Inc. ("IDT"), and on August 6, 1999, IDT Holding, L.L.C. was formed as the parent holding company of IDT.

        On March 23, 1999, SierraTech, Inc. ("SierraTech"), a wholly-owned subsidiary of IDT, was incorporated and was inactive until August 6, 1999. On August 6, 1999, SierraTech acquired substantially all the assets and assumed certain liabilities of the Sierra Research ("Sierra") division of Sierra Technologies, Inc. and Zeta ("Zeta") division of Sierra Networks, Inc. (see Note 3).

        On September 29, 2000, T-S Acquisition Corp. ("T-S Acquisition"), a wholly-owned subsidiary of IDT that was incorporated on June 25, 2000, acquired all of the outstanding common stock of Tech-Sym Corporation ("Tech-Sym") in a reverse merger transaction with Tech-Sym as the surviving corporation. Concurrent with this acquisition, two subsidiaries of Tech-Sym, TRAK Communications, Inc. ("TRAK") and CrossLink, Inc. ("CrossLink"), were sold to companies affiliated with IDT through common ownership. The remaining operating divisions of Tech-Sym include Metric Systems Corporation ("Metric") and its Continental Electronics division ("Continental"), and Enterprise Electronics Corporation ("Enterprise") (see Note 3).

        IDT, along with its wholly-owned subsidiaries PEI, SierraTech, and Tech-Sym, is referred to herein as the Company.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Business—The Company presently operates in three business segments: Electronic Combat Systems, Diagnostics and Power Systems, and Communications and Surveillance Systems. See Note 12 for discussion of the nature of each of the Company's operating segments, including information about products and services provided and the classes of customers served.

        Principles of Consolidation—The consolidated financial statements include the accounts of IDT and its wholly-owned subsidiary companies. All significant intercompany transactions and accounts have been eliminated in consolidation.

        Accounting Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and determine whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from the resolution currently anticipated by management and on which the financial statements are based.

        Restricted Cash—Restricted cash consists of monies escrowed to secure certain letters of credit required under contracts with foreign governments and funds acquired in the acquisition of Tech-Sym Corporation.

        Revenue—A substantial portion of the Company's revenue is accounted for under the percentage-of-completion method of accounting in which revenues are recorded for incurred costs, plus a portion of the profit expected to be realized. The amount of revenue recognized is the portion of the total contract price that the cost expended to date bears to the anticipated total cost, based on current estimates of cost at completion. It is not related to progress billings to customers. The contract price includes all amounts currently under contract, including approved contract changes and the portion of authorized but unpriced contract changes for which the Company can reasonably estimate the value. Claims for equitable adjustments to contracts' value are recognized, to the extent of costs incurred, when realization is probable and amounts can be reliably estimated. Estimated costs at completion on long-term contracts are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profit resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in full as they are identified. Contract costs include direct material, labor and subcontract costs, and allocated indirect overhead.

        The operating cycle of the Company is based on the lives of its individual contracts, which may extend beyond one year. Accordingly, all contract-related assets, including claims, and contract-related liabilities are classified as current assets or liabilities. A one year time period is used as the basis for classifying all other current assets and liabilities.

        Shipping and Handling—Amounts billed to customers for shipping and handling costs are included in revenue in the consolidated statements of operations with the associated costs included as a component of cost of revenue.

        Property and Equipment—Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed by using the straight-line method over the following estimated useful lives: buildings 30 to 45 years, machinery and equipment 5 to 12 years, and office equipment 3 to 10 years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives of the assets or the remaining term of the lease. The amortization periods for the Company's leasehold improvements currently range from 5 to 7 years.

        Impairment of Long-Lived Assets—The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from the asset is less than its carrying value. In such an event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset.

        Income Taxes—Deferred income taxes are recorded for differences in the book and tax basis of assets and liabilities based on the tax rates and laws enacted as of the balance sheet date. The effects of future changes in tax laws or rates are not anticipated.

        Research and Development—Research and development expenditures are expensed as incurred. Such expenditures were approximately $2,678,000, $6,987,000, and $6,054,000 for the years ended December 31, 1999, 2000, and 2001, respectively.

        Goodwill—Goodwill is recorded when the consideration paid for a business acquisition exceeds the fair value of the identifiable net tangible and intangible assets acquired. The Company's goodwill is being amortized over a 15-year period using the straight-line method. Accumulated amortization of goodwill totaled approximately $7,634,000 and $13,899,000 at December 31, 2000 and December 31, 2001, respectively.

        Billings in Excess of Costs and Earnings—Billings in excess of costs and earnings consists of amounts for which contract billings have been presented but goods and services required under the contracts have not yet been provided or revenue recognized.

        Fair Value of Financial Instruments—The carrying values of the Company's receivables, accounts payable, billings in excess of costs and earnings and accrued expenses approximate fair values because of the short-term nature of these instruments. Additional fair value disclosures for interest-bearing debt and financial instruments is presented in Notes 7 and 8.

        Derivative Financial Instruments—The Company uses derivative financial instruments, primarily interest rate swaps, to reduce financial market risks. The Company does not use derivative financial instruments for speculative or trading purposes. See Note 8.

        Earnings (Loss) Per Share ("EPS")—The Company reports two separate earnings (loss) per share numbers, basic and diluted. Both are computed by dividing income (loss) before extraordinary loss and net income (loss) by the weighted-average common shares outstanding (basic EPS) and the weighted-average common shares outstanding assuming dilution (diluted EPS) as detailed below:

	Year Ended December 31,
	1999	2000	2001
Weighted-average shares outstanding	9,931,795	10,847,623	13,565,243
Dilutive effect of warrants	444,472	1,269,744	1,762,695

Weighted-average shares, assuming dilution	10,376,267	12,117,367	15,327,938

        Comprehensive Income (Loss)—Total comprehensive income (loss) is comprised primarily of net income (loss) and, for the year ended December 31, 2001, a minimum pension liability adjustment and an unrealized loss on a derivative financial instrument. See Notes 8 and 10.

        Recent Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which will become effective for the Company in 2002. In accordance with the standard, effective first quarter 2002, goodwill will no longer be amortized and will be subject to annual impairment tests using a new fair value based approach. Other intangible assets, excluding those with indefinite useful lives, will continue to be amortized over their estimated useful lives. While the Company has not yet determined the impact of adopting SFAS 142, application of the goodwill non-amortization provisions of this standard is expected to result in an increase in pretax income of approximately $6,000,000 in 2002.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred. SFAS 143 will become effective for the Company in 2003, and management is currently evaluating the impact that SFAS 143 will have on its consolidated financial statements.

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS 144 will become effective for the Company in the first quarter of 2002. The Company currently reviews its long-lived assets on a regular basis and does not anticipate that the adoption of SFAS 144 will have a significant impact on its consolidated operating results or financial position.

        Reclassifications—Certain reclassifications have been made to the previously reported consolidated financial statements to provide comparability with the December 31, 2001 presentation.

3.    BUSINESS ACQUISITIONS

        On September 29, 2000, T-S Acquisition, a wholly-owned subsidiary of IDT, acquired all of the outstanding common stock of Tech-Sym for a total purchase price of $186,372,000 paid in cash, including direct acquisition costs. Concurrent with this acquisition, the Company sold TRAK and CrossLink, two former subsidiaries of Tech-Sym, to a company affiliated with IDT through common ownership for $50,500,000. The acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company's consolidated statements of operations include the results of operations of the acquired business from the acquisition date.

        The components of the acquisition were as follows:

(In thousands)
Fair value of assets acquired, including cash of $30,411,000	$135,019
Fair value of liabilities assumed	(37,243)
Goodwill	38,096

Purchase price, net of proceeds from divested businesses	$135,872

        In preparing the preliminary allocation of the purchase price, the Company estimated the income tax effects of the acquisition based on available information. In 2001, the Company finalized the income tax liabilities resulting in an approximate $6,000,000 increase to goodwill and the income tax liability accounts. The resolution of these income tax uncertainties have been accounted for in accordance with EITF 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination.

        The following unaudited proforma consolidated results of operations for the years ended December 31, 1999 and 2000 have been prepared as though the acquisition occurred as of the beginning of those periods:

	Year ended December 31,
	1999	2000
	(In thousand except per share amounts)
Revenue	$199,842	$266,956
Loss before income tax expense and extraordinary loss	(4,585)	(1,147)
Extraordinary loss, net of income tax benefit of $720,000 in 1999 and $566,278 in 2000	(1,176)	(926)
Net loss	(3,953)	(6,040)
Loss per share (basic and diluted):
Loss before extraordinary loss	$(.28)	$(.47)
Net loss	$(.40)	$(.56)

        The unaudited pro forma consolidated results of operations have been prepared for comparative purposes only and do not purport to be indicative of the actual results that would have been achieved had the acquisitions taken place as of January 1, 1999 or in the future.

        On August 6, 1999, SierraTech acquired substantially all of the assets and assumed certain liabilities of Sierra and Zeta for a total purchase price of $53,637,000 in cash (including direct acquisition costs). The acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company's consolidated statements of operations include the results of operations of the acquired business from the acquisition date.

        The components of the acquisition were as follows:

(In thousands)
Fair value of assets acquired	$37,010
Fair value of liabilities assumed	(15,155)
Goodwill	31,782

Total purchase price	$53,637

        The following unaudited proforma consolidated results of operations for the year ended December 31, 1999 have been prepared as though the acquisition occurred as of January 1, 1999:

(In thousands)
Revenue	$128,931
Income before income tax expense and extraordinary loss	730
Extraordinary loss, net of income tax benefit of $1,078,000	(1,762)
Net loss	(1,271)
Earnings (loss) per share (basic and diluted) :
Income before extraordinary loss	$.05
Net loss	$(.13)

        The unaudited pro forma consolidated results of operations have been prepared for comparative purposes only and do not purport to be indicative of the actual results that would have been achieved had the acquisitions taken place as of January 1, 1999 or in the future.

4.    ACCOUNTS RECEIVABLE

        The following table shows the components of accounts receivable, which include unbilled receivables under both fixed-price and cost-reimbursement type contracts. Accounts receivable are composed of the following:

	December 31,
	2000	2001
	(In thousands)
Billed
U.S. government and prime contractors	$14,028	$15,981
Foreign governments	5,850	3,215
Commercial	2,871	3,293

	22,749	22,489

Unbilled
U.S. government and prime contractors	55,478	69,351
Foreign governments	15,943	20,585
Commercial	3,968	1,883

Total	98,138	114,308
Less allowance for doubtful accounts	807	445

Accounts receivable, net	$97,331	$113,863

        Amounts included in unbilled receivables comprise earned contract amounts for which billings have not been presented. The requirements for billing are those commonly found in contracting situations, such as meeting contractual milestones. Substantially all amounts not billed at December 31, 2001, will be billed during 2002. It is also anticipated that substantially all billed and unbilled accounts receivable will be collected within one year.

        Although it has a concentration of credit risk with the U.S. government, the Company has not historically experienced substantial collection losses on U.S. Government contracts. Also, the Company's foreign receivables are not subject to economic conditions that would subject the Company to unusual collection risk.

        Requests for equitable adjustments to contract value are filed in the ordinary course of business. There were no significant contract claims outstanding at December 31, 2001.

        The Company has no significant balances billed under retainage provisions or other items subject to uncertainty concerning their determination or ultimate resolution.

INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INVENTORIES

        Inventories consist of the following:

	December 31,
	2000	2001
	(In thousands)
Stock materials	$16,879	$15,034
Work-in-process	2,925	2,397
Finished goods	1,139	458
Contracts-in-progress, net of progress payments of $5,706,000 and $187,000 at December 31, 2000 and 2001, respectively	1,820	3,126

	22,763	21,015
Less reserve for excess and obsolescence	9,566	7,448

Inventories, net	$13,197	$13,567

        Stock materials, work-in-process and finished goods are stated primarily at the lower of first-in, first-out ("FIFO") cost or market.

        Work-in-process and finished goods inventory consist primarily of standard electronic components for use in fulfilling future contracts.

        Contracts-in-progress inventory relates to work in process under fixed-price contracts, primarily certain contracts that were entered into prior to August 6, 1999 (see Note 3) for which revenue and costs have been recognized as units have been delivered. Accumulated contract costs include direct production and engineering costs, factory and material handling overhead, research and development, and general and administrative expenses estimated to be recoverable, less the estimated portion of such costs allocated to delivered units.

        To the extent total contract costs are expected to exceed the total estimated contract price, charges are made to current operations to reduce contracts-in-progress inventory to estimated realizable value.

        In accordance with industry practice, contracts-in-progress inventory includes amounts relating to programs and contracts with long production cycles, a portion of which is not expected to be realized within one year.

6. PROPERTY AND EQUIPMENT, NET

        Property and equipment consists of the following:

	December 31,
	2000	2001
	(In thousands)
Land, buildings and leasehold improvements	$25,778	$22,108
Machinery and equipment	60,045	65,651
Office equipment	14,136	14,667
Construction-in-process	1,980	2,954

Total	101,939	105,380
Less accumulated depreciation and amortization	51,204	59,832

Total	$50,735	$45,548

7. REVOLVING CREDIT LOAN AND LONG-TERM DEBT

        On September 29, 2000, the Company entered into a six year revolving credit and term loan agreement with various participating lenders which provides for a total credit facility of up to $170,000,000. Borrowings under the revolving credit facility are based on a borrowing base, as defined, and bear interest at the base rate or LIBOR plus an applicable margin ranging from 1.50% to 3.50% based on the Company's leverage ratio. At December 31, 2001, LIBOR loans outstanding under the revolving credit facility were $8,500,000, bearing interest at 5.13%. At December 31, 2000, base rate loans outstanding under this facility were $5,050,000, bearing interest at 11.75%, and LIBOR loans outstanding were $3,000,000, bearing interest at 9.96%.

        The Company also has two term loans under the revolving credit and term loan agreement. Both term loans (term loan A and term loan B) bear interest at the base rate or LIBOR plus an applicable margin for each term loan ranging from 1.50% to 4.00%, based on the Company's leverage ratio. At December 31, 2001, outstanding balances under term loans A and B were $43,125,000 and $74,211,000 respectively, and the interest rates on such loans were 5.15% and 5.65%, respectively. At December 31, 2000, outstanding balances under term loans A and B were $50,000,000 and $75,000,000, respectively, and the interest rates on such loans were 9.83% and 10.33%, respectively. Term loans A and B are payable in graduated installments and mature on September 15, 2005 and September 15, 2006, respectively. At December 31, 2001 and 2000, the fair values of these borrowings approximated their carrying values based on the variable nature of the interest rates.

        At December 31, 2001, the Company had a $45,390,000 senior subordinated note ($44,660,000 at December 31, 2000). The note has a face value of $51,250,000 and is reflected in the Company's consolidated balance sheets net of an unamortized discount of $5,860,000 at December 31, 2001 and $6,590,000 at December 31, 2000. The note bears interest at a stated rate of 12% per annum (15.1% effective interest rate) and matures on December 31, 2007. As a part of the subordinated debt agreement, the Company granted the lenders warrants to purchase 3,318 shares of its common stock. In addition, under the terms of the debt agreement, a warrant granted in 1999 to purchase 5,556 shares of common stock remains in full force and effect. The warrants are exercisable at any time at the option of the holder at $.01 per share for a period of ten years. The fair values of the warrants were estimated using the Black-Scholes option pricing model and are reflected in the accompanying consolidated financial statements as a debt discount and additional paid in capital. At December 31, 2001 and 2000, the fair value of the senior subordinated note approximated its carrying value and was estimated using a discounted cash flow analysis, based on the borrowing rate available to the Company for loans with similar terms and average maturities.

        At December 31, 1999, the Company had a senior subordinated note of $18,056,000 (face value $21,250,000, net of unamortized discount of $3,194,000) which bore interest at a stated rate of 12% per annum (15.6% effective interest rate) and matured on December 31, 2006. On September 29, 2000, the Company substantially modified its 1999 subordinated note agreement and recognized an extraordinary loss in accordance with Emerging Issues Task Force Issue No. 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments.

        Subsequent to December 31, 2001, long term debt is scheduled to mature as follows:

	Term Loan A	Term Loan B	Subordinated Note	Total
	(In thousands)
2002	$8,375	$789	$—	$9,164
2003	11,250	789	—	12,039
2004	12,625	789	—	13,414
2005	10,875	18,405	—	29,280
2006	—	53,438	—	53,438
Thereafter	—	—	51,250	51,250

Total	43,125	74,210	51,250	168,585
Less unamortized discount	—	—	5,860	5,860
Less current portion	8,375	789	—	9,164

Long-term debt	$34,750	$73,421	$45,390	$153,561

        Substantially all assets of the Company are pledged as collateral to secure its indebtedness.

        The Company has various covenants under terms of its revolving credit loan, term loan and subordinated loan agreements, which include, among other things, limitations on capital expenditures, restriction of payment of dividends and maintenance of certain financial ratios. The Company was in compliance with these covenants at December 31, 2001.

        The Company expects to refinance its existing revolving credit and term loan facility in the first quarter of 2002 with a new facility to be provided by a syndicate of financial institutions. This new facility is expected to provide financing of up to $125,000,000, consisting of a $40,000,000 five-year revolving credit facility, a $40,000,000 five-year term loan, and a $45,000,000 six-year term loan.

8. DERIVATIVE FINANCIAL INSTRUMENTS

        The Company uses interest rate swaps to manage risk from interest rate fluctuations associated with its variable rate debt. In October, 2000, the Company entered into three interest rate swap agreements with notional amounts of $25,000,000, $10,000,000, and $60,000,000. These interest rate swap agreements terminate in October 2003, October 2005, and December 2005, respectively. Under the agreements, the Company pays fixed interest rates ranging from 6.39% to 6.75%, and receives a variable rate of interest from the holders of the agreements based on LIBOR rates. The difference in the pay and receive rates of interest is charged or credited to interest expense as incurred. LIBOR at December 31, 2001 was approximately 1.74%. In 2000, the swap agreements reduced interest expense by $75,000, and in 2001, they increased interest expense by $1,758,000.

        On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, ("SFAS 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Upon adoption of SFAS 133, the Company's interest rate swaps were designated as highly effective cash flow hedges. Accordingly, the Company recognized a one-time after-tax transition adjustment to increase other comprehensive loss by $2,863,000 ($1,775,000 net of income tax benefit), the fair value of the interest rate swaps at January 1, 2001. In accordance with SFAS 133, this transition adjustment has been reflected as a cumulative effect of change in accounting principle, net of income taxes, in the accompanying consolidated statement of changes in stockholder's equity for the year ended December 31, 2001. No cash flow hedges were discontinued, and there was no impact to earnings due to hedge ineffectiveness during the year ended December 31, 2001. At December 31, 2001, the swap agreements had a fair value of $7,326,000 ($4,542,000 net of tax benefit), representing the approximate cost to the Company of terminating the agreements as of that date.

9. INCOME TAXES

        Provision (benefit) for income taxes consist of:

	Year ended December 31,
	1999	2000	2001
	(In thousands)
Current:
Federal	$981	$236	$(376)
State	150	(89)	(65)

Total current	1,131	147	(441)

Deferred:
Federal	378	2,823	4,483
State	190	416	626

Total deferred	568	3,239	5,109

Total provision before extraordinary loss	1,699	3,386	4,668

Federal and state benefit from extraordinary loss	(1,078)	(566)	—

Total provision for income taxes	$621	$2,820	$4,668

        Total income tax expense differs from the amount that would be computed by applying the statutory federal income tax rate of 35% to income before income taxes and extraordinary loss. The reasons for this difference are as follows:

	Year ended December 31,
	1999	2000	2001
	(In thousands)
Tax at U.S. federal statutory rate	$967	$1,672	$2,438
Goodwill amortization	587	937	1,359
State income taxes, net of federal benefits	127	261	632
State tax credit	—	437	—
Non deductible expenses	7	36	148
Other	11	43	91

	$1,699	$3,386	$4,668

        Deferred tax assets and liabilities are based on the expected future tax consequences of temporary differences between the book and tax income. The approximate tax effects of temporary differences were as follows:

	December 31,
	2000	2001
	(In thousands)
Deferred tax assets:
Goodwill	$412	$402
Inventory reserve	3,468	3,110
Nondeductible:
Contractual reserves	1,830	240
Expenses and other reserves	7,182	3,166
Unrealized loss on derivative instruments	—	2,116
Unfunded pension liability	—	1,324
General business credit	2,303	618
Alternative minimum tax credit	155	297
Net operating loss carryforward	5,357	3,286

	20,707	14,559

Deferred tax liabilities:
Basis difference in fixed assets	5,564	5,844
Prepaid expenses	65	84
Pension asset	708	1,153
Percentage of completion	461	1,078

	6,798	8,159

Net deferred tax asset	$13,909	$6,400

        Additionally, the Company has federal and state net operating loss carryforwards of $8,190,000 and $7,000,000, respectively. The net operating loss carryforwards will expire between 2018 and 2021. The Company also has a credit for alternative minimum taxes of $297,000 which does not expire.

        The above amounts are classified in the consolidated balance sheets as follows:

	December 31,
	2000	2001
	(In thousands)
Net current asset	$10,094	$6,645
Net noncurrent asset (liability)	3,815	(245)

Net deferred tax asset	$13,909	$6,400

        In the opinion of management, it is more likely than not that the deferred tax assets will be realized. As such, no valuation reserve is considered necessary.

10. BENEFIT PLANS

        Defined Benefit Pension Plans—Substantially all hourly and salaried employees of PEI are covered by two noncontributory pension plans. The plans provide normal retirement benefits based on years of credited service and applicable benefit units as defined by the plans. The plans' assets consist principally of investments in balanced mutual funds, which are composed of 50% equity investments and 50% fixed income investments. Participants do not contribute to the plan. PEI's pension plan for salaried employees was amended such that plan participation for new employees was frozen as of July 1, 2000.

        Sierra also has a defined benefit pension plan covering certain of its employees. The plan provides for normal retirement benefits based on years of service and average compensation for certain years of employment. Sierra amended the plan in 1992 to terminate the accrual of additional benefits for current participants and preclude additional participants from entering the plan.

        The Company makes contributions to its defined benefit pension plans in amounts necessary to satisfy the minimum funding requirements of ERISA. Information regarding the plans for the three years ended December 31, 2001 is as follows:

	1999	2000	2001
	(In thousands)
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$632	$25,752	$27,214
Service cost	348	444	88
Interest cost	844	1,977	1,954
Amendments	—	23	—
Actuarial gain (loss)	(1,130)	1,199	683
Benefits paid	(934)	(2,181)	(2,184)
Business combinations	25,992	—	—

Projected benefit obligation at end of year	$25,752	$27,214	$27,755

Change in plan assets:
Fair value of plan assets at beginning of year	$28,253	$29,472	$29,504
Actual return on plan assets	1,413	1,897	(50)
Employer contribution	740	316	53
Benefits paid	(934)	(2,181)	(2,253)

Fair value of plan assets at end of year	$29,472	$29,504	$27,254

Funded status at end of year	$3,720	$2,290	$(500)
Unrecognized prior service cost	—	—	—
Unrecognized net actuarial gain (loss)	(1,450)	522	3,485

Net amount recognized	$2,270	$2,834	$2,985

Amounts recognized in consolidated balance sheets consist of—Prepaid benefit cost	$2,270	$2,834	—

Accrued benefit cost	$—	$—	$(500)
Accumulated other comprehensive loss, net of income tax benefit of $1,324	$—	$—	$2,161

        Prepaid benefit costs are included in "Other Assets" in the Company's consolidated balance sheets.

        The components of net periodic pension cost (benefit) and the assumptions used in the determination of net pension benefit costs and benefit obligations are as follows:

	Year ended December 31,
	1999	2000	2001
	(In thousands)
Service cost	$348	$444	$88
Interest cost	844	1,977	1,954
Expected return on plan assets	(1,034)	(2,430)	(2,415)
Amortization of unrecognized prior service cost	—	1	1
Amortization of unrecognized net actuarial loss	—	11	2

Net periodic pension cost (benefit)	$158	$3	$(370)

Weighted-average assumptions:
Discount rate	7.0%-8%	7.5%	7.0%-7.25%
Expected return on plan assets	8.5%-9.0%	8.5%-9%	8.5%-9%

        Defined Contribution Pension Plans—On July 1, 2001, the defined contribution plans of PEI and Sierra were merged into a single plan, the Integrated Defense Technologies Savings Plan ("IDT Savings Plan"), a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. On December 1, 2000, the employees of Metric and Enterprise also began participating in the plan.

        Eligible employees of the Company are allowed to contribute a certain percentage of their base pay on a tax-deferred basis to the plan (subject to certain limitations), and the Company matches a portion of such amount on the participant's behalf. The Company's contributions to the plan, and to the predecessor plans of PEI, Sierra, Metric and Enterprise, totaled approximately $507,000, $1,053,000, and $2,940,000 for the years ended December 31, 1999, 2000, and 2001, respectively.

        Postretirement Health Care and Other Employee Benefits—Sierra provides health care and other insurance benefits for substantially all active and retired employees and for certain other inactive employees. In accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, Sierra accrues the costs of such benefits over the period in which active employees become eligible under the existing plans.

        Information regarding Sierra's postretirement benefit plans for the three years ended December 31, 2001 is as follows:

	1999	2000	2001
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$—	$5,453	$5,435
Service cost	30	53	49
Interest cost	175	399	381
Actuarial loss	(282)	(72)	(32)
Benefits paid	(164)	(398)	(440)
Business combinations	5,694	—	—

Benefit obligation at end of year	$5,453	$5,435	$5,393

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—	$—
Actual return on plan assets	—	—	—
Employer contribution	164	398	440
Benefits paid	(164)	(398)	(440)

Fair value of plan assets at end of year	$—	—	—

Funded status at end of year	$5,493	$5,435	$5,392
Unrecognized net actuarial gain	242	354	387

Net amount recognized	$5,735	$5,789	$5,779

Amounts recognized in consolidated balance sheets consist of—
Accrued benefit cost	$5,735	$5,789	$5,779

        The components of net periodic postretirement benefit cost and the assumptions used in the determination of postretirement benefit costs and benefit obligations are as follows:

	Year ended December 31,
	1999	2000	2001
	(In thousands)
Service cost	$30	$53	$49
Interest cost	175	399	381
Expected return on plan assets	—	—	—

Net periodic postretirement benefit cost	$205	$452	$430

Weighted-average assumptions:
Discount rate	7.5%	8.0%	7.25%
Expected return on plan assets	—	—	—

        Preretirement Health Benefits—Sierra provides health benefits, primarily disability coverage, for certain inactive employees not covered under existing Sierra insurance policies. In accordance with SFAS No. 112, Employers' Accounting for Post-employment Benefits, Sierra accrues the cost of such benefits in the period in which inactive employees become eligible for such benefits.

        Incentive Compensation Plan—The Company has an incentive compensation plan in which certain officers and other key employees are selected to participate by the Board of Directors. The plan provides for additional compensation to be paid based on a formula which considers Company income and asset performance. Incentive compensation charged to operations was $675,000, $1,044,000, and $1,003,000 for the years ended December 31, 1999, 2000, and 2001, respectively.

11. COMMITMENTS AND CONTINGENCIES

        Operating Leases—The Company has noncancelable operating leases primarily for office and manufacturing equipment.

        Future minimum lease payments required under noncancelable operating leases at December 31, 2001 are as follows:

(In thousands)
2002	$5,077
2003	4,497
2004	4,202
2005	4,036
2006	4,058
Thereafter	2,138

$24,008

        Total rent expense for all operating leases was $2,240,000, $3,663,000, and $4,935,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

        Letters of Credit—At December 31, 2001, the Company had outstanding letters of credit of approximately $14,332,000, relating primarily to contracts with foreign governments.

        Claims and Legal Proceedings—Various claims and legal proceedings have been or may be asserted or instituted against the Company in the ordinary course of business. In addition, many of the Company's contracts are subject to final negotiation or adjustment with the customer in the ordinary course of business. Although the ultimate cost of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position of the Company.

INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

        In July 2000, prior to its acquisition by the Company, Tech-Sym Corporation received a Section 104(e) Request for Information from the National Park Service ("NPS") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") regarding a former uranium mine site located in the Grand Canyon. Tech-Sym Corporation's predecessor operated this uranium mine from 1956 to 1967. In 1962, the land was sold to the U.S. government, although the mining rights for the next twenty-five years were retained. Tech-Sym Corporation sold the mining rights in 1967, and the Company believes that the mine was operated until approximately 1972. The Company believes that there are several other companies in the chain of title to the mining rights subsequent to Tech-Sym and, accordingly, that there are several other potentially responsible parties, ("PRPs"), for the environmental conditions at the site, including the U.S. Government as owner of the land. The NPS has not yet made a demand on IDT, nor to our knowledge on any other PRP, nor has it listed the site on the National Priority list of contaminated sites. The Company has retained a technical consultant in connection with this matter and has evaluated and been in communication with NPS regarding actions that may be required by all PRPs. The Company cannot at present determine the ultimate financial implications of this matter, but does not believe the total costs of the matter will be material based on its knowledge of current facts and circumstances.

12. SEGMENT INFORMATION

        The Company's business presently consists of three operating segments: Electronic Combat Systems, Diagnostics & Power Systems, and Communications & Surveillance Systems. These reportable segments are defined primarily by their economic characteristics, the nature of their products and services, and by their class of customer. As further described in Notes 1 and 3, the Company has been built upon significant acquisitions of business entities that occurred in 1999 and 2000. Since the business entity acquisitions spanned the years 1999 and 2000 and addressed two of the Company's three operating segments, the Company did not operate in each business segment in full in 1999 and 2000.

        The Electronic Combat Systems segment designs, integrates, manufactures, and sells electronics and avionics equipment primarily to the U.S. Government for military, civil and governmental uses, and designs, manufactures and supports advanced test and evaluation systems, rangeless air combat training systems, threat simulation equipment, high power transmitters, and control subsystems for both guided bombs and missile launching systems for the U.S. Department of Defense, major defense prime contractors and foreign government defense agencies.

        The Diagnostics & Power Systems segment is a contractor primarily to the U.S. government and foreign governments, and designs, manufactures and supports test equipment, vehicle electronics systems and energy management systems primarily for military combat vehicle applications.

        The Communications & Surveillance Systems segment designs and manufactures meteorological surveillance and analysis systems, more commonly known as Doppler weather radar systems, and designs and produces advanced electronics systems, subsystems, components and radio transmission products for the defense, aerospace and communications industries for U.S. and foreign government agencies and commercial customers.

        The Company acquired its Metric Systems, Enterprise Electronics, and Continental Electronics businesses through its acquisition of Tech-Sym. Metric Systems' products were complimentary to those provided previous to that by the Company's business ("Sierra") within the Electronic Combat Systems segment. Similarly, Enterprise Electronics' and Continental Electronics' products were complimentary to the Company's existing Communications and Surveillance Systems segment business ("Zeta"). The businesses acquired and retained in the Tech-Sym acquisition were selected because of the complimentary nature of their products, and that is and was the basis for assigning those businesses to the Company's existing segments.

        The Company evaluates performance of the operating segments based on revenue and earnings before interest, taxes, depreciation, and amortization ("EBITDA"). The accounting policies of the operating segments are consistent across segments and are the same as those described for the Company as a whole in Note 2. Sales between the operating segments are insignificant. IDT corporate expenses are allocated in full to the segments on the basis of relative employment, revenue, and selected assets. IDT corporate assets are included in "All other" in the following table.

        The following table sets forth revenue for each of the Company's operating segments, together with other financial information related to EBITDA, depreciation and amortization expense and capital expenditures attributable to the operating segments, for the three years ended December 31, 2001.

	Year Ended December 31,
	1999	2000	2001
	(In thousands)
Revenues from Unaffiliated Customers:
Electronic Combat Systems	$32,466	$84,344	$130,139
Diagnostics & Power Systems	60,282	60,207	72,201
Communications & Surveillance Systems	9,484	34,836	60,426
All other	—	1,186	1,186

Total	$102,232	$180,573	$263,952

Other Financial Information:
EBITDA:
Electronic Combat Systems	$4,131	$14,755	$28,012
Diagnostics & Power Systems	8,145	8,262	9,748
Communications & Surveillance Systems	1,069	3,920	6,282
All other	—	718	(155)

Total	$13,345	$27,655	$43,887

Depreciation and amortization expense:
Electronic Combat Systems	$1,603	$7,334	$11,994
Diagnostics & Power Systems	3,380	3,659	3,582
Communications & Surveillance Systems	284	1,759	3,713
All other	—	(78)	(1,403)

Total	$5,267	$12,674	$17,886

Capital expenditures:
Electronic Combat Systems	$556	$1,857	$3,575
Diagnostics & Power Systems	1,008	2,075	1,799
Communications & Surveillance Systems	93	1,224	1,327
All other	—	22	42

Total	$1,657	$5,178	$6,743

        EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States, and as such, it should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income of cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. The Company monitors EBITDA by segment to determine each segment's ability to satisfy its debt service, capital expenditure and working capital requirements and because certain covenants in the Company's senior secured credit facility are based upon similar measures. The Company's EBITDA is not necessarily comparable to other similarly titled captions used by other companies. A reconciliation of the Company's EBITDA to Income before income tax expense and extraordinary loss is presented in the table below.

        Reconciliation of EBITDA to Income before income tax expense and extraordinary loss:

	Year Ended December 31,
	1999	2000	2001
	(In thousands)
EBITDA	$13,345	$27,655	$43,887
Less: Depreciation and amortization expense	5,267	12,674	17,886
Interest expense	5,233	10,064	19,437
Add back other income	—	—	403

Income before income tax expense and extraordinary loss	$2,845	$4,917	$6,967

        Revenues from the U.S. government were approximately $69,800,000 (68% of revenue), $107,200,000 (59% of revenue), and $160,771,000 (61% of revenue) in 1999, 2000 and 2001, respectively. These revenues are attributed primarily to the Electronic Combat Systems and Diagnostics and Power Systems segments. The U.S. government was the only customer accounting for more than 10% of consolidated revenue in any of the periods presented.

        The following table presents total assets for each of the Company's operating segments as of December 31, 2000 and 2001.

	December 31,
	2000	2001
	(In thousands)
Total assets:
Electronic Combat Systems	$158,104	$156,896
Diagnostics & Power Systems	45,970	52,056
Communications & Surveillance Systems	69,153	70,497
All other	11,668	(1,574)

Total	$284,895	$277,875

        The Company operates and generates its revenues primarily in the United States. The following table presents revenues from unaffiliated customers by geographic area for each of the three years in the period ended December 31, 2001 and long-lived assets by geographic area at December 31, 2000 and 2001. For purposes of this presentation, revenues are attributed to geographic area based on customer location. Long-lived assets include property and equipment, goodwill, noncurrent deferred income taxes and other noncurrent assets.

	Year ended December 31,
	1999	2000	2001
	(In thousands)
Revenue from Unaffiliated Customers:
U.S.	$95,359	$157,266	$204,617
International	6,873	23,307	59,335

Total	$102,232	$180,573	$263,952

	December 31,
	2000	2001
	(In thousands)
Long-lived assets:
U.S.	$135,670	$121,152
International	11,985	15,958

Total	$147,655	$137,110

13. RELATED PARTY TRANSACTIONS

        The Company pays its ultimate parent company, Veritas Capital Management, L.L.C., an annual management fee. This fee was $450,000, $675,000, and $900,000 for 1999, 2000, and 2001, respectively. The Company was not indebted to its parent at December 31, 2000 or 2001. In addition, in connection with the business acquisitions described in Note 3, the Company paid transaction fees to The Veritas Capital Fund, L.P. in the amounts of $1,040,000 and $3,000,000 in 1999 and 2000, respectively.

        William G. Tobin, a member of our board of directors and audit committee, is a Managing Director and Chairman of the Defense and Aerospace practice of Korn/Ferry International, an executive search firm. The Company has contracted with Korn/Ferry to handle its search for a Chief Operations Officer and estimates that the associated fees will be in the range of $125,000 to $150,000. In January 2002, the Company made its first installment payment to Korn/Ferry in the amount of $47,600.

14. SUBSEQUENT EVENT

        On February 5, 2002, the Company's Board of Directors approved a 198.6359 to 1 common stock split. All share and per share amounts have been restated to reflect the stock split for all periods presented.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Tech-Sym Corporation

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Tech-Sym Corporation and its subsidiaries at December 31, 1999, and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        On September 29, 2000, Integrated Defense Technologies, Inc. ("IDT") acquired all of the outstanding common stock of Tech-Sym Corporation. Concurrent with this acquisition, IDT disposed of certain of Tech-Sym Corporation's subsidiaries. The accompanying financial statements represent the financial position and results of operations of Tech-Sym Corporation and do not give effect to either the acquisition of Tech-Sym Corporation by IDT or the concurrent disposition of certain Tech-Sym Corporation subsidiaries by IDT.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 18, 2000, except as to the second paragraph
    above which is as of September 29, 2000

TECH-SYM CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands Except Per Share Amounts)

	For the Year Ended December 31,
	1999	1998	1997
Revenue	$155,186	$140,479	$140,562

Costs and expenses
Cost of revenue	113,630	100,606	102,686
Selling, general and administrative expenses	38,469	31,663	31,648
Company-sponsored product development	2,899	3,505	2,402
Interest expense	1,574	1,305	1,429
Other expense (income)—net	1,305	(2,247)	(1,737)

	157,877	134,832	136,428

(Loss) income from continuing operations before income taxes	(2,691)	5,647	4,134
(Benefit) provision for income taxes	(954)	1,861	1,063

(Loss) income from continuing operations	(1,737)	3,786	3,071

Discontinued operations (Note 2)
(Loss) income from operations (except GeoScience), less applicable income tax (benefit) expense		(2,062)	2,593
Loss on disposal (except GeoScience), including a provision for operating losses through estimated disposal date, less applicable income tax benefit	(21,003)	(4,597)
Income from GeoScience operations, less applicable income tax expense and less minority interest		4,348	1,785
Loss on disposal of GeoScience, less applicable income tax benefit and minority interest	(744)
Gain on sale of GeoScience subsidiary (CogniSeis), less applicable income tax expense and minority interest		3,620

(Loss) income from discontinued operations	(21,747)	1,309	4,378

Net (loss) income	$(23,484)	$5,095	$7,449

(Loss) earnings per common share
Continuing operations
Basic	$(.29)	$.63	$.51
Diluted	(.29)	.61	.50
Discontinued operations
Basic	(3.60)	.22	.72
Diluted	(3.60)	.21	.71
Net (loss) income
Basic	(3.89)	.84	1.23
Diluted	(3.89)	.83	1.21
Weighted average common shares outstanding
Basic	6,040	6,049	6,038
Diluted	6,040	6,175	6,168

The accompanying notes are an integral part of these consolidated financial statements.

TECH-SYM CORPORATION

CONSOLIDATED BALANCE SHEET
(In Thousands Except Par Value and Number of Shares)

	December 31,
	1999	1998
Assets
Current assets
Cash and cash equivalents	$27,399	$3,417
Short-term investments	1,804	228
Receivables—net	30,371	25,271
Unbilled revenue	34,150	39,315
Inventories—net	20,648	24,753
Deferred income taxes	3,771	4,697
Net assets of discontinued operations (Note 2)	11,992	86,806
Other	566	1,538

Total current assets	130,701	186,025
Property, plant and equipment—net	31,439	18,817
Long-term receivables		2,224
Long-term deferred tax assets	3,631
Other assets	9,832	17,035

Total assets	$175,603	$224,101

Liabilities
Current liabilities
Notes payable	$1,630	$13,911
Current maturities of long-term debt	861	1,178
Accounts payable	8,074	8,152
Billings in excess of costs and estimated earnings on uncompleted contracts	6,906	5,163
Income tax payable		508
Other accrued liabilities	12,924	7,661

Total current liabilities	30,395	36,573
Long-term debt	1,450	2,335
Deferred income taxes		9,452
Other liabilities	26	8,010

Total liabilities	31,871	56,370

Commitments and Contingencies (Note 12)
Shareholders' Investment
Preferred stock—authorized 2,000,000 shares, without par value, none issued
Common stock—authorized 20,000,000 shares, $.10 par value, issued 8,118,831 and 8,044,881 shares, respectively	811	804
Additional capital	42,290	41,361
Accumulated earnings	134,255	157,739
Accumulated other comprehensive loss—net	(919)	(3,489)
Common stock held in treasury, at cost (2,183,050 and 1,980,400 shares, respectively)	(32,705)	(28,684)

Total shareholders' investment	143,732	167,731

Total liabilities and shareholders' investment	$175,603	$224,101

The accompanying notes are an integral part of these consolidated financial statements.

TECH-SYM CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

	For the Year Ended December 31,
	1999	1998	1997
Cash flows from operating activities:
Net (loss) income	$(23,484)	$5,095	$7,449
Loss (income) from discontinued operations	21,747	(1,309)	(4,378)
Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used for) continuing operations:
Provision for inventory write-down	4,600
Depreciation and amortization	5,835	5,132	5,053
Provision for deferred income taxes	622	259	1,043
Loss on disposal of property, plant & equipment	158
Change in operating assets and liabilities, net of impact of purchase of business:
Receivables	(2,375)	(187)	(5,795)
Unbilled revenue	5,165	2,969	(309)
Inventories	(468)	(3,078)	(3,138)
Other assets	(293)	(1,068)	991
Accounts payable	(340)	(166)	1,377
Other accrued liabilities and billings in excess	6,046	(3,596)	3,662
Taxes on income	(475)	(1,616)	15
Other noncurrent liabilities	783	(141)	83

Net cash provided by operating activities of continuing operations	17,521	2,294	6,053

Cash flows from investing activities:
Capital expenditures	(17,677)	(5,030)	(3,457)
Investment in grantor trust	(1,611)	(616)	(516)
Purchase of business, net of cash acquired	(1,899)		(1,854)
Proceeds on sale of discontinued operations (Note 2)	54,196	9,556	8,929
Purchases of GeoScience common stock	(708)
Purchases of investment securities	(1,841)	(128)
Sale of investment securities	265
Other	73	151	8

Net cash provided by investing activities of continuing operations	30,798	3,933	3,110

Cash flows from financing activities of continuing operations:
Net (payments) borrowings under line of credit agreements	(12,267)	(3,766)	10,227
Proceeds from long-term debt	369	597	1,700
Payments on long-term debt	(1,774)	(1,268)	(755)
Proceeds from exercise of stock options	936	689	929
Acquisition of treasury stock	(4,021)	(1,024)	(901)

Net cash (used for) provided by financing activities of continuing operations	(16,757)	(4,772)	11,200

Net cash used for discontinued operations	(7,580)	(4,576)	(18,091)

Net increase (decrease) in cash and cash equivalents	23,982	(3,121)	2,272
Cash and cash equivalents at beginning of year	3,417	6,538	4,266

Cash and cash equivalents at end of year	$27,399	$3,417	$6,538

Cash flows from operating activities include:
Cash transactions:
Interest paid	$1,545	$698	$1,267
Income taxes paid, net	122	1,668	3,264
Noncash transactions:
Note receivable on sale of discontinued operations		3,600
Investment in joint ventures	309	309	394
Settlement of CogniSeis note receivable		1,244

The accompanying notes are an integral part of these consolidated financial statements.

TECH-SYM CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' INVESTMENT

(In Thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Treasury Stock
			Additional Capital	Accumulated Earnings				Investment Total
	Shares	Amount				Shares	Amount
Balance, December 31, 1996	7,941	$794	$39,753	$145,195	$(911)	1,905	$(26,759)	$158,072
Comprehensive income for 1997
Net income				7,449
Other comprehensive loss, net of tax
Foreign currency translation adjustments					(2,366)
Total comprehensive income								5,083
Issuance of common stock for stock options	54	5	768					773
Acquisition of treasury shares						32	(901)	(901)
Tax benefit associated with stock options			156					156

Balance, December 31, 1997	7,995	779	40,677	152,644	(3,277)	1,937	(27,660)	163,183
Comprehensive income for 1998
Net income				5,095
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments					439
Minimum pension liability adjustment					(651)
Total comprehensive income								4,883
Issuance of common stock for stock options	50	5	684					689
Acquisition of treasury shares						43	(1,024)	(1,024)

Balance, December 31, 1998	8,045	804	41,361	157,739	(3,489)	1,980	(28,684)	167,731
Comprehensive income for 1999
Net loss				(23,484)
Other comprehensive income, net of tax
Foreign currency translation adjustments					1,919
Minimum pension liability adjustment					651
Total comprehensive loss								(20,914)
Issuance of common stock for stock options	74	7	929					936
Acquisition of treasury shares						203	(4,021)	(4,021)

Balance, December 31, 1999	8,119	$811	$42,290	$134,255	$(919)	2,183	$(32,705)	$143,732

The accompanying notes are an integral part of these consolidated financial statements

TECH-SYM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business and Significant Accounting Policies

The Business

        Tech-Sym Corporation (the "Company" or "Tech-Sym") is a diversified electronics engineering and manufacturing company primarily involved in the design, development and manufacture of products used for communications, defense and weather information. The Company operates in three business segments; communications, defense systems and weather information systems.

        The Company's communications' products include microwave components and subsystems, magnetic materials, ceramic substrates, timing and positioning equipment, antennas and electronic defense products. The principal defense systems' products include airborne training and instrumentation systems, maritime surveillance radars, shipboard electronics, guided missiles/munitions electronics and mechanical systems. The primary products of the Company's weather information systems segment are high performance Doppler radars coupled with sophisticated data processing systems.

        In July 1999, the Company acquired 51% of CrossLink, Inc. ("CrossLink"), a wireless communications product and services business, through the purchase of voting preferred stock, for $2,000,000 in cash. CrossLink's third and fourth quarter results are incorporated in the Company's Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the year ended December 31, 1999, and CrossLink's assets and liabilities are included in the Company's Consolidated Balance Sheet as of December 31, 1999. The results of operations of CrossLink prior to the acquisition date were not material to the Company. These financial statements do not reflect any minority interest related to CrossLink because of the Company's preference in the net assets of CrossLink.

        The Company adopted a plan, effective June 30, 1998, (the "measurement date"), to sell its broadcast, air monitoring products and real estate investment subsidiaries. Effective December 31, 1998, (the "measurement date"), the Company adopted a plan to sell its majority owned subsidiary, GeoScience Corporation ("GeoScience"). These businesses, including minority interest attributable to GeoScience, are presented as discontinued operations in these financial statements. See Note 2 for discussion on discontinued operations.

        In December 1999, the Company retained Quarterdeck Investment Partners, Inc., to assist in evaluating strategic options for the Company. The possible alternatives include recapitalization, merger, privatization and sale of all or part of the Company.

Principles of Consolidation

        The consolidated financial statements include the accounts of Tech-Sym Corporation and its subsidiaries after the elimination of intercompany transactions. Investments in companies and joint ventures over which the Company has significant influence, but not a controlling interest, are recorded using the equity method of accounting.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenue and expenses during the reporting period. It is possible that actual results could differ significantly from those estimates and that significant changes to estimates could occur. The Company's management believes that the estimates used in these financial statements are reasonable.

Short-Term Investments and Other Cash Equivalents

        Short-term investments are carried at market value and have maturities of less than one year. The Company classifies short-term investments with original maturities of three months or less as cash equivalents.

Revenue Recognition

        The Company recognizes revenue on long-term contracts utilizing the percentage of completion method, measured by comparing total costs incurred to date to estimated total costs for each contract. Estimated losses on contracts are recorded in full when they become apparent. Substantially all unbilled revenue amounts are expected to be billed and collected within one year in accordance with the terms of the related contracts.

        Revenue from the sale of products manufactured in standard manufacturing operations is recognized at the time of shipment unless significant future obligations remain. Where significant future obligations exist, revenue is not recognized until such obligations have been satisfied or are no longer significant.

        The Company leases products to customers under operating leases. Revenue from such leases are recognized on the straight-line method over the term of the lease based on the total rentals to be paid under the lease. Revenue from leased assets comprised less than 10% of total revenue reported in 1999. The Company did not have assets under lease in 1998 and 1997.

Inventories

        Inventories are valued at the lower of cost or market. Cost is determined principally using the first-in, first-out or weighted average cost method.

Depreciation and Amortization

        Depreciation of plant and equipment is provided using the straight-line method over the estimated useful lives of the related assets. Major renewals and betterments are capitalized while minor replacements, maintenance and repairs which do not extend useful lives are expensed. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts and the resultant gain or loss is recognized at that time.

        Intangible assets, included in other assets and consisting primarily of goodwill, are amortized using the straight-line method over 5 to 15 years. Amortization expense was $800,000, $1,224,000 and $940,000 in 1999, 1998 and 1997, respectively. Net intangible assets were $4,491,000 and $5,229,000 at December 31, 1999, and 1998, respectively, net of accumulated amortization of $3,280,000 and $6,238,000 at December 31, 1999, and 1998, respectively.

Long-Lived Assets

        The Company reviews for the impairment of long-lived assets and identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is considered impaired when anticipated undiscounted cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company believes that no material impairment exists at December 31, 1999.

Research and Development

        The Company performs research and development under both company-sponsored programs and contracts with others, primarily the U.S. Government. Costs related to company-sponsored research and development for new products and major product improvements are expensed as incurred.

Income Taxes

        The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

        The Company has not recorded a deferred income tax liability for additional U.S. Federal income taxes that would result from the distribution of earnings of its foreign subsidiaries since the Company intends to indefinitely reinvest the undistributed earnings.

Foreign Currency Translation

        The Company's foreign subsidiaries use their local currency as their functional currency. Accordingly, assets and liabilities of the Company's foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of comprehensive income within shareholders' investment.

Stock-Based Compensation

        The Company measures compensation expense for its stock-based employee compensation plan using the intrinsic value method. Pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method has been applied in measuring compensation expense is presented in Note 9.

Earnings Per Share

        Earnings per share is reported as both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Stock options are the only potential dilutive shares the Company has outstanding. Due to the Company's losses, diluted earnings per share presented on the Consolidated Statement of Operations for the year ended December 31, 1999, do not reflect the effect of outstanding stock options because to do so would be anti-dilutive. Diluted earnings per share for 1998 and 1997 exclude the effects of options to acquire 166,400 and 232,700 shares of Common Stock at weighted average exercise prices of $31.23 and $34.46, respectively, because the options' exercise prices were greater than the average market price of the common shares and to do so would be anti-dilutive.

Recent Pronouncements

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("FAS 133") Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments. The Company has historically not engaged in significant derivative instrument activity. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("FAS 137") Accounting for Derivative Instruments and Hedging Activities, which delayed implementation and the effective date of FAS 133 until after June 15, 2000. Adoption of FAS 133 is not expected to have a material effect on the Company's financial position or operational results.

        In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 was issued as a result of the increasing number of revenue recognition issues encountered by registrants. The SEC staff indicated that SAB 101 does not alter existing rules, but does explain how the rules apply to transactions that are not specifically addressed in current guidance. The staff believes that revenue generally is (i) realized or realizable and (ii) earned when all of the following criteria have been satisfied: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. All registrants are expected to apply the accounting and disclosure requirements that are described in SAB 101. The staff, however, will not object if registrants that have not applied these accounting provisions do not restate prior financial statements, provided that their prior policy was acceptable under generally accepted accounting principals and they report the change as a cumulative effect of a change in accounting principle. Any such change must be reported no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999. The Company is undertaking a review of its revenue recognition policies to determine whether such policies are consistent with the principals of SAB 101. However, the Company does not expect that SAB 101 will have a significant impact on the Company's revenue recognition policies.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2—Discontinued Operations

        Effective June 30, 1998, the Company adopted a plan to sell its businesses involved in real estate development (Lake Investment Company or "Lake"), manufacture of air monitoring products (Anarad, Inc., or "Anarad") and manufacture of radio and television broadcast equipment (Continental Electronics Corporation or "Continental"), and effective December 31, 1998, the Company adopted a plan to sell its majority owned subsidiary, GeoScience Corporation. The effective dates of June 30, 1998, and December 31, 1998, are the respective measurement dates referred to when discussing the results of operations of these businesses elsewhere in this report.

        The presentation of the discontinued operations includes segregation of the operating results and the gain or loss from disposition of the businesses in the Consolidated Statement of Operations for the years ended December 31, 1999, 1998 and 1997. The gain or loss on disposal includes actual and estimated operating results of the discontinued businesses from the measurement date through the actual or estimated disposal date ("phase-out period"). The net assets and cash flows of the discontinued operations are segregated in the Consolidated Balance Sheet at December 31, 1999, and

1998 and in the Consolidated Statement of Cash Flows at December 31, 1999, 1998 and 1997. Accordingly, the revenue, costs and expenses, assets and liabilities and cash flows of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations, Consolidated Balance Sheet and Consolidated Statement of Cash Flows and have been reported as "Income (loss) from discontinued operations, net of applicable income taxes (benefits)", as "Net assets of discontinued operations" and as "Net cash used in discontinued operations" for all periods presented. The results of discontinued operations do not include any interest expense or management fees allocated by the Company. Data presented for earnings per share reflect the reclassification of the discontinued operations.

        On November 18, 1998, the Company sold Lake to Consumer Loan Portfolios Inc., for cash of $1,300,000 plus notes receivable of $3,600,000 collateralized by real estate owned by Lake. The Company received $500,000 on a note receivable in February 1999. During the remainder of 1999, the Company did not receive scheduled payments on the remaining $3,100,000 notes receivable from Consumer Loan Portfolios Inc. Due to the non-payment of the notes receivable, the Company issued a demand for arbitration and statement of claim as provided in the purchase agreement. The Company did not accrue interest income on the notes receivable during 1999. The Company believes it will ultimately recover the value of this asset.

        On March 15, 1999, the Company sold substantially all of the assets of Anarad for cash of $550,000 plus 90% of the cash collected during the 90 days following March 15, 1999, on outstanding trade accounts receivable as of that date. The Company received a net of $219,000 on these outstanding trade accounts receivable. In 1999, the Company recognized an additional loss of $117,000 on the final disposition of Anarad.

        In December 1998, the Boards of Directors of the Company and GeoScience committed to a plan to seek a strategic merger partner for GeoScience. On January 18, 1999, the Company and GeoScience signed an agreement to merge GeoScience with a third party, subject to shareholder and regulatory approval. The Company, GeoScience and the third party subsequently terminated the proposed merger. The third party paid GeoScience $3,000,000 in connection with such termination, which is included in the results of discontinued operations.

        In December 1999, the Company tendered its shares in GeoScience to Compagnie Generale de Geophysique ("CGG") pursuant to a tender offer related to the merger of GeoScience and Sercel, Inc., a wholly-owned subsidiary of CGG. Under the terms of the agreement, the Company received $53,646,000 in cash for its 7,995,000 shares, or $6.71 per share, and CGG assumed GeoScience's debt obligations of approximately $29,000,000, eighty percent of which were previously guaranteed by the Company. At December 31, 1998, the Company estimated that a gain would result from the ultimate disposal of GeoScience in an amount sufficient to cover actual and estimated operating losses during the phase-out period. Accordingly, no estimated gain on disposal was recorded as of December 31, 1998. As a result of the anticipated sale of GeoScience to a third party during the first quarter of 1999 as discussed above, the effect of estimated operating results during the phase-out period were not significant to the estimated gain on disposal at December 31, 1998. As a result of the tender offer transaction in December 1999, the Company recognized an after tax loss on disposal of $744,000, which includes after tax operating losses during the phase-out period of $20,728,000. The after tax losses reflect the down turn in the seismic industry that occurred during 1999 and the extended length of time that the Company owned GeoScience.

        In June 1997, GeoScience adopted a plan to sell its geoscientific software subsidiary, CogniSeis Development, Inc., ("CogniSeis"). CogniSeis has been included in the Company's presentation of discontinued operations in the Consolidated Statement of Income for the years ended December 31, 1998, and 1997. On October 14, 1997, ("the disposal date"), CogniSeis was sold to Paradigm Geophysical Corporation for cash of $8,929,000, net of certain liabilities assumed pursuant to the terms of the sale agreement, plus a note receivable. During 1998, the uncertainties surrounding certain provisions of the sales agreement were resolved and GeoScience received payment in full of the note receivable, resulting in the recognition of a gain on the sale of $3,620,000, net of taxes and minority interest.

        Under the original plan of disposal for Continental, adopted at June 30, 1998, (the "measurement date"), the Company intended to sell Continental as a whole, including the subsidiaries located in Chile and Germany. At December 31, 1998, the Company estimated that a gain would result from the ultimate disposal of Continental in an amount sufficient to cover actual and estimated operating losses during the phase-out period. Accordingly, recognition of actual and estimated after tax operating losses of $7,972,000 were deferred at December 31, 1998. The recorded amount of loss on disposal of $3,534,000 for the year ended December 31, 1998, was related to income taxes of Continental's German subsidiary. As a result of the Company's sales efforts and negotiations with potential buyers since the measurement date, the Company revised the original plan and is currently attempting to sell the product lines of Continental and to close down operations the Company believes will not be sold. The effects of the revision in the plan, the extended holding period and the occurrence of operating losses during the phase-out period in excess of previous estimates have resulted in an estimated after tax loss on disposal of $20,886,000 in 1999, including actual and estimated after tax operating losses during the phase-out period of $19,816,000. The phase-out period after tax operating losses recognized in 1999 includes losses deferred in 1998.

        In October 1999, Continental entered into a plan of liquidation of its German subsidiary. Under the plan of liquidation, Continental is required to fund the cash flow requirements of operating the German subsidiary during the liquidation phase and for the deficiency in cash required to retire the German subsidiary's obligations. Under the terms of the plan, Continental's commitment is not expected to exceed $6,079,000 and the plan is expected to be completed during the year 2000. The Company has guaranteed Continental's commitment under the plan of liquidation. At December 31, 1999, the liquidator had not negotiated a settlement of the defined benefit pension plan obligation with the German pension insurance trust, however, the Company believes the liquidator will reach a settlement.

        In February 2000, Continental entered into a letter of intent to sell the assets of its digital television product line ("DTV"). The transaction is expected to close by April 30, 2000. Continental is conducting discussions with other parties interested in its remaining product lines and real estate and expects to complete sales transactions during June 2000.

        The total revenue for the period January 1 through December 31, 1999, for Continental was $39,970,000. The total revenue during 1999 for GeoScience and Anarad, through the respective disposition dates, was $81,088,000 and $348,000, respectively.

        The total revenue for the period January 1 through December 31, 1998, for Continental and Anarad was $39,991,000 and $2,605,000, respectively. The total revenue for Lake during 1998 through the disposition date, November 18, 1998, was $1,482,000.

        The results of the discontinued operations through the appropriate measurement dates are summarized as follows, as well as, the expected losses from disposition (in thousands except per share data):

	Geoscience	Continental	Anarad	Lake	Total
Year ended December 31, 1998
Revenue	$122,933	$17,640	$1,761	$776	$143,110
Income (loss) before provision for income taxes	5,068	(2,640)	(277)	(160)	1,991
Income tax expense (benefit)	111	(871)	(91)	(53)	(904)
Income (loss) from operations, net of income taxes and minority interest	4,348	(1,769)	(186)	(107)	2,286
Gain on sale of CogniSeis, net of taxes and minority interest	3,620				3,620
Loss on dispositions, net of income taxes		(3,534)	(1,063)		(4,597)
Net income (loss)	7,968	(5,303)	(1,249)	(107)	1,309
Earnings (loss) per common share
Basic	$1.32	$(.88)	$(.20)	$(.02)	$.22
Diluted	1.29	(.88)	(.20)	(.02)	.21
	Geoscience	Continental	Anarad	Lake	Total
Year ended December 31, 1997
Revenue	$94,451	$54,094	$3,151	$1,842	$153,538
Income (loss) before provision for income taxes	5,283	4,822	(644)	(489)	8,972
Income tax expense (benefit)	1,743	1,432	(191)	(145)	2,839
Income (loss) from operations, net of income taxes and minority interest	3,021	3,390	(453)	(344)	5,614
Loss on operation of CogniSeis, net of income taxes and minority interest	(1,236)				(1,236)
Net income (loss)	1,785	3,390	(453)	(344)	4,378
Earnings (loss) per common share
Basic	$.29	$.56	$(.08)	$(.05)	$.72
Diluted	.29	.55	(.08)	(.06)	.71

        For financial reporting purposes, the assets and liabilities attributable to undisposed discontinued operations have been classified in the consolidated balance sheet as net assets of discontinued operations and consists of the following (in thousands):

Continental
December 31, 1999
Current assets	$23,784
Total assets	34,333
Current liabilities	15,715
Total liabilities	22,341
Net assets of the discontinued operation	11,992
	Geoscience	Continental	Anarad	Total
December 31, 1998
Current assets	$107,199	$38,052	$750	$146,001
Total assets	152,171	46,211	1,063	199,445
Current liabilities	54,644	29,083	587	84,314
Total liabilities	77,459	34,593	587	112,639
Net assets of discontinued operations	74,712	11,618	476	86,806

Note 3—Receivables and Unbilled Revenue

        Receivables and unbilled revenue are summarized as follows (in thousands):

	December 31,
	1999		1998
Current receivables
Commercial (less allowance for doubtful accounts of $308 and $339, respectively)		$13,729	$15,630
U.S. Government		10,770	8,144
Other receivables		5,872	1,497

		$30,371	$25,271

Long-term receivables
Other	$		$2,224

Unbilled revenue
Commercial		$8,255	$9,218
U.S. Government		25,895	30,097

		$34,150	$39,315

        Government receivables and unbilled revenue include amounts from prime contractors with the U.S. Government where the Company is the subcontractor. Current receivables at December 31, 1999, include trade accounts, the $3,100,000 notes receivable due from the sale of Lake and a tax refund due of $2,490,000. Current receivables at December 31, 1998, include trade accounts and the current portion of long-term notes receivable of $1,394,000 related to the sale of Lake. Long-term receivables at December 31, 1998, include the non-current portion of the notes receivable related to the sale of Lake.

        Unbilled revenue represent revenue recognized on contracts for which billings had not been presented to the customers because the amounts were not contractually billable at the balance sheet date. Substantially all unbilled amounts receivable will be billed and collected within one year in accordance with the terms of the related contracts.

Note 4—Inventories

        Inventories, which consist principally of electronic components, are summarized as follows (in thousands):

	December 31,
	1999	1998
Raw materials	$13,204	$16,686
Work in process	6,782	7,514
Finished goods	2,579	2,430

	22,565	26,630
Less reserve	(1,917)	(1,877)

	$20,648	$24,753

Note 5—Property, Plant and Equipment

        The components of property, plant and equipment are summarized as follows (dollars in thousands):

		December 31,
	Estimated Lives
		1999	1998
At cost:
Land, buildings and improvements	10 - 35	$19,485	$18,514
Machinery and equipment	3 - 12	66,940	52,041

		86,425	70,555
Less accumulated depreciation		(54,986)	(51,738)

		$31,439	$18,817

        Depreciation expense was $5,035,000, $3,908,000 and $4,113,000 for 1999, 1998 and 1997, respectively.

        The cost and accumulated depreciation, of equipment subject to an operating lease with a customer, was $11,770,000 and $786,000, respectively, at December 31, 1999. The operating lease was phased-in, commencing May 1999, and is renewable annually on October 1 at the customer's option, for four one-year terms, with the last term ending on September 30, 2004. The Company did not have assets under lease at December 31, 1998, and 1997.

Note 6—Notes Payable

        On December 15, 1999, the Company repaid the outstanding debt related to its credit facility with Wells Fargo Bank and Bank of America in the aggregate amount of $23,422,000, of which $11,654,000 was related to a discontinued operation. In conjunction with the debt repayment, the credit facility was terminated.

        At December 31, 1999, the Company had short-term line of credit facilities aggregating approximately $10,150,000. Borrowings under these lines may be made in such amounts and at such maturities and interest rates as are offered by the banks and accepted by the Company at the time of each borrowing. The lines of credit contain certain restrictive covenants including limitations on asset sales, indebtedness, payments of dividends and acquisition of treasury shares, investments and certain financial covenants and ratios. At December 31, 1999, and 1998, borrowings under these lines totaled $1,630,000 and $13,911,000, respectively. Weighted average interest rates on such borrowings outstanding at December 31, 1999, and 1998 were 8.44% and 7.22%, respectively.

        On January 20, 2000, the Company repaid the outstanding debt related to its credit facility with First Union Bank, of which $1,172,000 was outstanding as of December 31, 1999. In conjunction with the repayment, the credit facility was terminated, which reduced the total amount available to the Company under remaining line of credit agreements to $7,692,000.

Note 7—Long-Term Debt

        The components of long-term debt are summarized as follows (dollars in thousands):

	December 31,
	1999	1998
Real estate mortgage notes, due in monthly installments with interest at 7.44% to 9.06%, maturity at various dates through 2005	$2,311	$3,458
Notes collateralized by equipment, due in monthly installments with interest at 13.0%, maturity at various dates through 1999		55

	2,311	3,513
Less current maturities	(861)	(1,178)

	$1,450	$2,335

        Future maturities of long-term debt are $861,000 in 2000, $489,000 in 2001, $413,000 in 2002, $255,000 in 2003, $246,000 in 2004 and $47,000 thereafter.

        At December 31, 1999, $3,325,000 of land, buildings and improvements was pledged as collateral on various long-term debt obligations.

Note 8—Income Taxes

        The components of (loss) income before income taxes, excluding minority interest, are summarized as follows (in thousands):

	Year Ended December 31,
	1999	1998	1997
Continuing operations
Domestic	$(5,416)	$4,877	$2,982
Foreign	2,455	770	1,152

Total continuing operations	(2,691)	5,647	4,134

Discontinued operations
Domestic	(33,402)	11,982	2,381
Foreign	(19,208)	(3,879)	4,289

Total discontinued operations	(52,610)	8,103	6,670

Total (loss) income before income taxes	$(55,301)	$13,750	$10,804

        The (benefit) provision for income taxes, excluding minority interest, consists of the following (in thousands):

	Year Ended December 31,
	1999	1998	1997
Continuing operations
Current tax (benefit) expense
U.S. Federal	$(2,487)	$1,123	$(341)
State	318	250	330
Foreign	593	229	31

Total current continuing operations	(1,576)	1,602	20
Deferred tax expense
U.S. Federal	622	134	269
Foreign		125	774

Total deferred continuing operations	622	259	1,043
Total continuing operations	(954)	1,861	1,063

Discontinued operations	(25,702)	4,582	2,125

Total (benefit) provision	$(26,656)	$6,443	$3,188

        The overall income tax (benefit) expense, excluding minority interest, for 1999, 1998 and 1997 resulted in effective tax rates of 48.2%, 46.9% and 29.5%, respectively. The income tax (benefit) expense for 1999, 1998 and 1997 related to continuing operations resulted in effective tax rates of

35.5%, 33% and 25.7%, respectively. The reasons for the difference between these effective tax rates and the U.S. statutory rate of 35% are as follows (in thousands):

	Year Ended December 31,
	1999	1998	1997
Continuing Operations
Federal taxes on income at statutory rates	$(942)	$1,976	$1,447
State income taxes, net	206	162	214
Foreign tax (rate differential)	(266)	87
Foreign Sales Corporation benefit		(468)	(602)
Research and experimentation tax credit	(230)		(100)
Nondeductible intangible amortization	65	204	169
Valuation allowanceforeign	146
Other, net	67	(100)	(65)

Total continuing operations	(954)	1,861	1,063

Discontinued Operations
Federal taxes on income at statutory rates	(18,414)	2,836	2,334
State income taxes, net		91	24
Foreign tax (rate differential)		197
Foreign Sales Corporation benefit		(1,067)	(273)
Research and experimentation tax credit			(114)
Nondeductible intangible amortization	(88)	104	26
Valuation allowanceforeign	5,024	2,475
GeoScience disposition	(13,742)
Other, net	1,518	(54)	128

Total discontinued operations	(25,702)	4,582	2,125

Total (benefit) provision	$(26,656)	$6,443	$3,188

        Deferred tax (liabilities) assets of continuing operations are comprised of the following (in thousands):

	December 31,
	1999	1998
Deferred tax (liabilities)
Depreciation and amortization	$(721)	$(154)
Installment sales		864
Equity in earnings of affiliate	(1,571)	(1,386)
Basis difference in affiliate stock		(7,632)
Other	(69)	(1,144)

Deferred tax (liabilities)	(2,361)	(9,452)

Deferred tax assets
Deferred compensation		2,639
Compensatory absences accruals	1,176	659
Inventory accounting	961	1,107
Product warranty and related accruals		178
Contract percent of completion	1,197	281
Minimum tax credit	1,010
Research and experimentation tax credits	1,525
Net operating losses	3,959
Other	514	(167)

Gross deferred tax assets	10,342	4,697

Deferred tax asset valuation allowance	(579)

Total deferred tax asset (liability)	$7,402	$(4,755)

        At December 31, 1999, the Company had net operating loss carryforwards of approximately $11,312,000 available to offset future U.S. Federal taxable income which expire in 2019, if not utilized.

Note 9—Stock Option Plans

        The Company's 1990 Stock Option Plan (the 1990 Plan) provided for the granting of stock options and stock appreciation rights (SARs) to key employees of the Company and to the members of the Board of Directors who are not employees of the Company. Each option granted under the 1990 Plan has an exercise price of 100% of the fair market value on the date of grant and a term of ten years. The options granted to key employees are exercisable as follows; 20% after one year, with an additional 20% exercisable each six months thereafter. Options granted to nonemployee directors are exercisable in full after one year. Upon the adoption of the 1998 Equity Incentive Plan (the 1998 Plan) by the shareholders on April 28, 1998, no further options were available for grant under the 1990 Plan.

        SARs were granted in tandem with each stock option granted under the 1990 Plan. Any SARs granted under the 1990 Plan cannot be exercised without the consent of the Compensation Committee of the Board of Directors except in certain defined instances involving a change in control of the Company. Since any exercises of SARs are expected to be allowed by the Committee only in extenuating circumstances and in substitution for the holder's rights under the related stock options, any liability for benefits derived therefrom will be recognized only at the time the Committee gives its approval to such exercises. No SARs have been exercised to date.

        Effective October 15, 1998, approximately 278,700 employee stock options previously granted were amended, with the consent of each optionee, to provide for a revised exercise price of $21.25, the closing market price for the Company's stock on such date. The vesting period for the amended stock options was extended one year from the original vesting schedule. However, none of the repriced stock options were exercisable before October 16, 1999.

        The 1998 Plan covers 750,000 shares of Common Stock and provides for the granting of stock options to key employees of the Company and to nonemployee directors. Each option has an exercise price of 100% of the fair market value on the date of grant and has a term of ten years. The options granted to key employees in 1998 are exercisable as follows; 25% after one year, with an additional 25% exercisable each year thereafter. The options granted to key employees in 1999 are exercisable as follows; 20% after one year, with an additional 20% exercisable each six months thereafter. Options granted to nonemployee directors are exercisable on the date of grant. Shares granted and subsequently canceled are available for future grants. At December 31, 1999, 322,500 options were available for grant under the 1998 Plan.

        Changes in outstanding options under the Company's stock option plans during 1999, 1998 and 1997 were as follows:

	Shares	Weighted Average Exercise Price
Outstanding, December 31, 1996	630,020	$22.47
Options granted	82,500	28.00
Options canceled	(16,300)	32.00
Options exercised	(38,650)	15.79

Outstanding, December 31, 1997	657,570	23.32
Options granted	150,000	28.88
Options canceled	(6,800)	29.79
Options exercised	(50,000)	13.79

Outstanding, December 31, 1998	750,770	20.61
Options granted	277,500	21.12
Options canceled	(25,000)	21.50
Options exercised	(73,950)	13.31

Outstanding, December 31, 1999	929,320	20.22

Exercisable options
December 31, 1997	446,650	$19.18
December 31, 1998	342,070	16.83
December 31, 1999	557,800	19.72

        The following table summarizes significant ranges of the Company's outstanding and exercisable options at December 31, 1999:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 8.00 - 8.13	38,000	0.52	$8.06	38,000	$8.06
12.38 - 15.75	146,450	3.41	15.58	146,450	15.58
19.00 - 28.00	717,870	7.95	21.38	346,350	21.83
30.38 - 34.63	27,000	6.92	31.50	27,000	31.50

8.00 - 34.63	929,320	6.90	20.22	557,800	19.72

        Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its stock options under the fair value method of FAS 123. The fair value of the options at date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions:

	1999	1998	1997
Expected life	7 years	8 years	5.4 years
Interest rate	5.42%	5.17%	6.38%
Volatility	26%	29%	24%
Dividend yield	0%	0%	0%
Weighted average fair value of options granted during the year	$8.66	$13.49	$10.33

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. The Company's pro forma net income and earnings per share was as follows (in thousands except per share data):

	Year Ended December 31,
	1999	1998	1997
(Loss) income from continuing operations after tax, as reported	$(1,737)	$3,786	$3,071
(Loss) income from continuing operations after tax, pro forma	(3,656)	2,179	2,242
(Loss) income from discontinued operations after tax, as reported	(21,747)	1,309	4,378
(Loss) income from discontinued operations after tax, pro forma	(22,268)	653	3,896
Net (loss) income, as reported	(23,484)	5,095	7,449
Net (loss) income, pro forma	(25,924)	2,832	6,138
(Loss) earnings per common share
Continuing operations, as reported
Basic	(.29)	.63	.51
Diluted	(.29)	.61	.50
Continuing operations, pro forma
Basic	(.61)	.36	.37
Diluted	(.61)	.35	.36
Discontinued operations, as reported
Basic	(3.60)	.22	.72
Diluted	(3.60)	.21	.71
Discontinued operations, pro forma
Basic	(3.69)	.11	.65
Diluted	(3.69)	.11	.63
Net (loss) income, as reported
Basic	(3.89)	.84	1.23
Diluted	(3.89)	.83	1.21
Net (loss) income, pro forma
Basic	(4.29)	.47	1.02
Diluted	(4.29)	.46	1.00

        Pro forma income from discontinued operations includes stock option compensation expense related to stock-based awards granted by the Company's previously majority owned subsidiary, GeoScience, of $521,000, $656,000 and $482,000 for the years 1999, 1998 and 1997, respectively.

        The pro forma effect on net income for 1999, 1998 and 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995 and the effect of stock options that may be granted in the future.

Note 10—Shareholders' Investment

Stock Repurchases

        During the second quarter of 1999, the Company repurchased 71,700 shares of its Common Stock under a previously approved repurchase program. On May 11, 1999, the Company's Board of Directors authorized the Company to repurchase 250,000 shares of its Common Stock and rescinded the 6,100 shares remaining on the previous program. Additionally, the Company purchased 130,950 shares of its Common Stock under the new repurchase plan during 1999. The shares are held by the Company and reported at cost in the consolidated balance sheet.

Note 11—Benefit Plans

        The Company maintains a defined contribution retirement plan covering substantially all domestic employees. The annual Company contribution and administrative costs of the plan were $1,444,000, $1,328,000 and $1,314,000 for 1999, 1998 and 1997, respectively.

        The Company has executive retirement agreements with certain executive officers of the Company and a nonemployee directors' retirement plan (the "Plan") for those directors that have never been employees of the Company. Prior to the 1999 settlement described below, the executive retirement agreements generally provided for the payment of specified amounts in the event of retirement at or after age 62, total and permanent disability, death or termination of employment by the Company without cause and the nonemployee directors' agreements generally provided for the payment of specified amounts upon retirement on or after age 65 or upon termination of service due to disability or death.

        In August 1999, the Company elected to discontinue the accrual of benefits under the Plan and to make lump-sum settlements to the participants. Lump-sum settlements totaling $8,650,000 were paid as of December 31, 1999, resulting in a remaining settlement obligation of $380,000 at December 31, 1999. The remaining lump-sum settlements were paid in January 2000.

        The Company had segregated certain assets in a grantor trust to meet the obligations of the Plan. The assets were available to creditors of the Company in the event of its bankruptcy or insolvency and, therefore, were reported as assets of the Company rather than assets of the Plan. These assets aggregating $441,000 and $7,317,000 at December 31, 1999, and 1998, respectively, were included in other assets.

        The costs for the executive retirement agreements and the nonemployee directors' retirement plan in 1999, 1998 and 1997 were $1,642,000, $988,000 and $750,000, respectively. The status of the Plan at December 31, was as follows (in thousands):

	1999		1998
Change in benefit obligation
Benefit obligation at beginning of year		$7,881		$6,778
Service cost		125		177
Interest cost		366		506
Special termination benefits				270
Benefits paid		(547)		(312)
Effects of settlements		(7,459)
Plan amendment				251
Actuarial (gain) loss		(366)		211

Benefit obligations at end of year	$			$7,881

Change in plan assets
Fair value of plan assets at beginning of year	$		$
Employer contributions		9,060		312
Effect of settlements		(8,513)
Benefits paid		(547)		(312)

Fair value of plan assets at end of year	$		$

Reconciliation of funded status
Funded status	$			$(7,881)
Unrecognized actuarial loss				521
Unamortized transition obligation				245
Unamortized prior service cost				221

Net amount recognized	$			$(6,894)

Amounts recognized in the statement of financial position consist of
Accrued benefit liability	$			$(7,469)
Intangible asset				466
Accumulated other comprehensive income				109

Net amount recognized	$			$(6,894)

Weighted average assumptions as of December 31,
Discount rate		N/A		7.0%
Rate of compensation increase		N/A		5.0%
Components of net periodic benefit cost
Service cost		$125		$177
Interest cost		366		506
Amortization of prior service cost		22		57
Amortization of transitional obligation		60		80
Effect of settlements		1,592

Net periodic benefit cost		$2,165		$820

        The projected benefit obligation was developed assuming a discount rate of 7% in 1999, 7% in 1998 and 7.5% in 1997, and an annual rate of increase in compensation levels of 5% in 1999, 1998 and 1997. The accrued benefits liability of $380,000 and $6,577,000 at December 31, 1999, and 1998, respectively, is classified as other accrued liabilities on the Consolidated Balance Sheet.

        Under the terms of the Plan, the Company is required to provide certain future medical and insurance benefits to the participants and their family members. At December 31, 1999, $589,000 was included in other accrued liabilities related to such obligations.

Note 12—Commitments and Contingencies

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentration of credit risk are primarily cash and cash equivalents, short-term investments, trade receivables, unbilled revenue and long-term receivables. The Company places its cash, cash equivalents and marketable securities investments in investment grade, short-term debt instruments and limits the amount of credit exposure to any one commercial issuer. A portion of the Company's receivables and unbilled revenue are concentrated with various agencies of the U.S. Government. Concentrations of credit risk with respect to the receivables, unbilled revenue and long-term receivables from customers other than the U.S. Government are generally limited due to the large number of customers in the Company's customer base, their dispersion across different industries and geographic areas and the use of letters of credit to guarantee certain receivables.

Financial Instruments

        The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes.

        The carrying value of the Company's financial instruments approximated fair value at December 31, 1999, and 1998. Cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities while the fair value of long-term receivables and debt is estimated based on competitive interest rates.

Letters of Credit

        The Company has outstanding irrevocable letters of credit in the amounts of $8,164,000 and $3,830,000 as of December 31, 1999, for continuing and discontinued operations, respectively. These letters of credit, which have terms from one month to two years, are primarily maintained as collateral for performance and for advances received on long-term contracts. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. At December 31, 1999, short-term investments include investments with a carrying value of $1,704,000 that are pledged as collateral for outstanding letters of credit for Continental.

Lease Commitments

        The Company leases manufacturing and other facilities and equipment under certain long-term agreements which expire at various dates through 2004. Total rentals charged to operations under such operating leases for 1999, 1998 and 1997 were $1,248,000, $805,000 and $723,000, respectively.

        Future minimum rental commitments under all noncancelable operating leases in effect at December 31, 1999, totaled $3,661,000 and are payable as follows: $1,561,000 in 2000; $880,000 in 2001; $574,000 in 2002; $346,000 in 2003 and $300,000 in 2004.

Litigation

        In the ordinary course of business, the Company is involved in various pending or threatened legal actions. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on the Company's consolidated financial position, operating results or cash flows.

Other Commitments and Contingencies

        The Company has no commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position, operating results or cash flows.

Note 13—Segment Information

        The Company's reportable segments are business units that design, manufacture and distribute distinct products, with distinct customer bases and are each managed separately. The Company's reportable segments are communications, defense systems and weather information systems. The reportable segment provides products as described in Note 1. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies" in Note 1.

        The Company evaluates the performance of its segments and allocates resources to them based on revenue and income from continuing operations, however, there is a charge to allocate corporate headquarters' cost to each of its operating segments.

        The table below presents selected information as of and for the year ended December 31, 1999 (in thousands):

	Communications		Defense Systems		Weather Information Systems		Other	Reconciling Items			Total
Revenue from unaffiliated customers	$75,338		$54,008		$21,703		$4,137	$			$155,186
Operating (loss) income	(5,068)		5,902		6,335		28				7,197
Corporate centralized general and administrative expenses	1,500		1,372		380				3,757	(1)	7,009
Interest expense	586		134		12		2		840		1,574
Other expense and (income), net	3,134		(44)		(228)		(11)		(1,546)		1,305
(Loss) income before income (benefits) taxes	(10,288	)(2)	4,440	(2)	6,171	(2)	37		(3,051)		(2,691)
Depreciation and amortization	3,057		2,176		282		55		265	(3)	5,835
Capital expenditures	3,584		12,738	(4)	1,157		159		39		17,677
Total assets	53,647		51,791	(4)	13,368		2,258		54,539	(5)	175,603

Notes for the year ended December 31, 1999.

(1)
Corporate expenses not allocated to subsidiaries for financial reporting.

(2)
Includes the allocated corporate expenses.

(3)
Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

(4)
Includes expenditures of $11,770 for equipment manufactured for lease.

(5)
Net assets of discontinued operations of $11,992 and corporate assets of $42,547.

        The table below presents selected information as of and for the year ended December 31, 1998 (in thousands):

	Communications		Defense Systems		Weather Information Systems		Reconciling Items			Total
Revenue from unaffiliated customers	$67,906		$56,520		$16,053		$			$140,479
Operating income	1,131		4,755		3,757					9,643
Corporate centralized general and administrative expenses	1,275		1,042		230			2,391	(1)	4,938
Interest expense	598		9					698		1,305
Other expense and (income), net	1,285		(573)		(717)			(2,242)		(2,247)
(Loss) income before income (benefits) taxes	(2,027	)(2)	4,277	(2)	4,244	(2)		(847)		5,647
Depreciation and amortization	2,931		1,324		270			607	(3)	5,132
Capital expenditures	4,104		685		186			55		5,030
Total assets	57,896		46,668		14,252			105,285	(4)	224,101

Notes for the year ended December 31, 1998.

(1)
Corporate expenses not allocated to subsidiaries for financial reporting.

(2)
Includes the allocated corporate expenses.

(3)
Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

(4)
Net assets of discontinued operations of $86,806 and corporate assets of $18,479.

        The table below presents selected information as of and for the year ended December 31, 1997 (in thousands):

	Communications		Defense Systems		Weather Information Systems		Reconciling Items			Total
Revenue from unaffiliated customers	$66,760		$58,408		$15,394		$			$140,562
Operating income	1,816		5,391		3,079					10,286
Corporate centralized general and administrative expenses	1,074		950		216			4,220	(1)	6,460
Interest expense	630		15					784		1,429
Other expense and (income), net	1,031		(725)		(299)			(1,744)		(1,737)
(Loss) income before income (benefits) taxes	(919	)(2)	5,151	(2)	3,162	(2)		(3,260)		4,134
Depreciation and amortization	2,772		1,495		253			533	(3)	5,053
Capital expenditures	2,356		800		225			76		3,457
Total assets	54,433		54,332		16,409			103,430	(4)	228,604

Notes for the year ended December 31, 1997.

(1)
Corporate expenses not allocated to subsidiaries for financial reporting.

(2)
Includes the allocated corporate expenses.

(3)
Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

(4)
Net assets of discontinued operations of $94,315 and corporate assets of $9,115.

        Included in the interest and other income caption of the Consolidated Statement of Operations is the Company's equity in the net income of joint venture investments. The net income of such investments totaled $309,000, $534,000, and $648,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Investments in the joint ventures are classified within the other long-term assets caption of the balance sheet.

        Revenue and long-lived assets related to continuing operations in the United States and other foreign countries for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

	Year Ended December 31,
	1999	1998	1997
Revenue from unaffiliated customers:
United States	$98,560	$96,596	$105,927
Foreign	56,626	43,883	34,635

Total	$155,186	$140,479	$140,562

Long-lived assets at end of year:
United States	$32,298	$20,652	$20,802
Scotland	3,632	3,391	3,189

Total	$35,930	$24,043	$23,991

        Sales under contracts and subcontracts where the U.S. Government is the ultimate customer accounted for approximately 45%, 53% and 57% of the Company's sales in 1999, 1998 and 1997, respectively.

Note 14—Other Financial Information

        Other accrued liabilities are comprised of the following (in thousands):

	December 31,
	1999	1998
Commissions payable	$907	$774
Employee related payables	5,792	4,071
Accrued product warranty and related reserves	731	365
Other	5,494	2,451

	$12,924	$7,661

Note 15—Other Subsequent Events

        On January 24, 2000, the Company's Board of Directors authorized the Company to repurchase an additional 250,000 shares of its Common Stock. Subsequent to December 31, 1999, 171,230 shares were purchased at an average price of $18.88 per share.

        In January 2000, the Company sold its 41.52% equity investment in Scientific Research Corporation ("SRC") to SRC for $9,500,000 in cash. The Company previously accounted for SRC as an equity investment.

Note 16—Quarterly Financial Information (Unaudited)

        The following is a summary of unaudited quarterly financial data for the years 1999 and 1998 (in thousands except per share amounts):

	Quarters Ended
	March 31,	June 30,	September 30,	December 31,
1999
Revenue	$37,996	$35,331	$42,197	$39,662
Gross margin	11,022	7,342	13,352	9,840
Income (loss) from continuing operations	1,031	(1,712)	684	(1,740)
(Loss) income from discontinued operations		(19,146)	(4,597)	1,996
Net income (loss)	1,031	(20,858)	(3,913)	256
Earnings (loss) per common share
Continuing operations
Basic	$.17	$(.28)	$.11	$(.29)
Diluted	.17	(.28)	.11	(.29)
Discontinued operations
Basic		(3.17)	(.76)	.33
Diluted		(3.17)	(.76)	.33
Net income (loss)
Basic	.17	(3.45)	(.65)	.04
Diluted	.17	(3.45)	(.65)	.04

1998
Revenue	$33,293	$32,607	$35,038	$39,541
Gross margin	9,327	10,020	9,296	11,230
Income from continuing operations	1,127	836	971	852
Income (loss) from discontinued operations	2,125	3,389	1,957	(6,162)
Net income (loss)	3,252	4,225	2,928	(5,310)
Earnings (loss) per common share
Continuing operations
Basic	$.19	$.14	$.16	$.14
Diluted	.18	.13	.16	.14
Discontinued operations
Basic	.35	.56	.32	(1.02)
Diluted	.35	.55	.32	(1.02)
Net income (loss)
Basic	.54	.70	.48	(.88)
Diluted	.53	.68	.48	(.88)

        Earnings (loss) per common share are computed independently for each of the quarters presented and therefore may not sum to the totals for the year.

TECH-SYM CORPORATION

CONSOLIDATED STATEMENT OF INCOME

For the Nine Months Ended September 28, 2000

(In thousands, except per share amounts)
(Unaudited)

Revenue	$134,703
Cost of revenue	95,133

Gross margin	39,570
Company-sponsored product development	2,546
Selling, general and administrative expense	26,834
Interest expense	172
Other income	6,214

Income from continuing operations before income taxes	16,232
Provision for income taxes	6,010

Net income	$10,222

Earnings per common share:
Basic	$1.76
Diluted	$1.73
Weighted average common shares outstanding:
Basic	5,817
Diluted	5,911

The accompanying notes are an integral part of these consolidated financial statements.

TECH-SYM CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 28, 2000

(In Thousands)
(Unaudited)

Cash flows from operating activities of continuing operations:
Net income	$10,222
Adjustments to reconcile net income to net cash provided by continuing operations:
Gain on disposal of property, plant and equipment	(3,143)
Depreciation and amortization	5,929
Deferred income taxes	(786)
Change in operating assets and liabilities that provided (used) cash:
Receivables, net	(1,923)
Unbilled revenue	(1,736)
Inventories, net	(1,966)
Other assets	521
Accounts payable	839
Billing in excess and other accrued liabilities	6,333
Other liabilities	(830)

Net cash provided by operating activities of continuing operations	13,460

Net cash provided by discontinued operations	1,265

Cash flows from investing activities of continuing operations:
Capital expenditures	(8,648)
Proceeds from sale of property, plant and equipment	10,426
Other	38

Net cash provided by investing activities of continuing operations	1,816

Cash flows from financing activities of continuing operations:
Net repayments under bank line of credit agreements	(1,055)
Repayment on long-term debt	(1,568)
Proceeds from exercise of stock options	698
Acquisition of treasury shares	(3,233)

Net cash used in financing activities of continuing operations	(5,158)

Net increase in cash and cash equivalents	11,383
Cash and cash equivalents at beginning of period	27,399

Cash and cash equivalents at end of period	$38,782

The accompanying notes are an integral part of these consolidated financial statements.

TECH-SYM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Amounts)

Note 1—Basis of Presentation

        The accompanying unaudited consolidated financial statements of Tech-Sym Corporation and its subsidiaries (the "Company") do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the financial statements and notes thereto appearing in the Company's Form 10-K for the year ended December 31, 1999.

        In the opinion of the Company's management ("Management") all adjustments necessary for a fair presentation of the results of operations and cash flows have been included. Such adjustments consist only of normal recurring items.

        The Consolidated Statement of Income for the nine months ended September 28, 2000, is not necessarily indicative of the results expected for the full year ending December 31, 2000.

        Certain prior year amounts have been reclassified to conform to the current period presentation.

Note 2—Discontinued Operations

        Effective June 30, 1998, the Company adopted a plan to sell its business involved in the manufacture of radio and television broadcast equipment, Contintental Electronics Corporation ("Continental"). In October 1999, Continental entered into a plan of liquidation of its German subsidiary, and in April 2000, Continental completed the sale the assets of its digital television product line.

        Continental incurred an after tax operating loss of $4,964 for the nine months ended September 28, 2000, which was previously provided for in the estimated loss on disposal of discontinued operations for the year ended December 31, 1999. Revenue related to Continental for the nine months ended September 28, 2000 was $22,853.

Note 3—Per Share Data

        Basic per share amounts are computed based on the average number of common shares outstanding. Diluted per share amounts reflect the increase in average common shares outstanding that would result from the exercise of outstanding stock options computed using the treasury stock method. Stock options are the only potentially dilutive shares the Company has outstanding. Outstanding stock options to purchase 65,000 common shares were excluded from the computation of diluted earnings per share for the nine months ended September 28, 2000 because the options' exercise prices were greater than the average market price of the common stock and to do so would be antidilutive.

        During the nine months ended September 28, 2000, the Company repurchased 171,230 shares of its common stock under a previously approved repurchase program.

Note 4—Segment Information

        The Company's reportable segments are business units that design, manufacture and distribute distinct products, with distinct customer bases and are each managed separately. The Company's reportable segments are communications, defense systems and weather information systems. The reportable segments provide products as described in the Company's Form 10-K for the year ended December 31, 1999. The accounting policies of the segments are those described in Note 1 to the Notes to the Consolidated Financial Statements included in that Form 10-K.

        The Company evaluates the performance of its segments and allocates resources to them based on revenue and income from continuing operations; however, there is a charge to allocate corporate headquarters' cost to each of its operating segments.

        The table below presents selected information for the nine months ended September 28, 2000:

	Communications		Defense Systems		Weather Information Systems		Other	Reconciling Items		Total
Revenue from unaffiliated customers	$66,037		$50,424		$13,106		$5,136			$134,703
Income (loss) from operations	6,459		5,995		3,522		(1,627)	$(4,159)		10,190
Corporate centralized general and administrative expenses	1,374		1,289		274			1,222	(1)	4,159
Interest expense	145		27							172
Other expense and (income), net	1,812		(284)		(77)		116	(7,781)		(6,214)
Income (loss) before income taxes	3,128	(2)	4,963	(2)	3,325	(2)	(1,743)	6,559		16,232
Depreciation and amortization	2,346		3,052		189		179	163	(3)	5,929
Capital expenditures	2,074		4,315	(4)	295		1,964			8,648

Notes for the nine months ended September 28, 2000.

  (1)
  Corporate expenses not allocated to subsidiaries for financial reporting.

  (2)
  Includes the allocated corporate expenses.

  (3)
  Corporate depreciation and amortization, which is included in the allocated and unallocated corporate expenses above.

  (4)
  Includes expenditures of $980 for equipment manufactured for lease.

Note 5—Subsequent Event

        On September 29, 2000, T-S Acquisition Corp., a wholly owned subsidiary of Integrated Defense Technologies, Inc. acquired all of the outstanding common stock of the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee. The following expenses will be borne solely by the Registrant.

Securities and Exchange Commission Registration Fees	$31,250
National Association of Securities Dealers, Inc. Filing Fee	13,000
NYSE Listing Fee	150,000
Printing and Engraving Expenses	100,000
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	500,000
Transfer Agent and Registrar Fees	10,000
Miscellaneous	150,000

Total	$1,500,000

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        The Registrant's certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. The Registrant's bylaws provide for the indemnification to the fullest extent as required or permitted by Delaware law of officers and directors acting on behalf of the Registrant with respect to any criminal action or proceeding.

        We have entered into an indemnification agreement with each of our directors which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance, if available on reasonable terms.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

        Since its incorporation by IDT Holding, L.L.C. in 1997, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below:

        In connection with our August 1999 and September 2000 subordinated debt purchase agreements, we issued to J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P. warrants to purchase an aggregate of 1,762,695 shares of our common stock for an aggregate exercise price of $88.74. Of the warrants, 1,031,620 are exercisable at any time until August 5, 2009 and 616,075 of the warrants are exercisable at any time until September 29, 2010. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reclassifications, combinations and dilutive issuances of securities at prices below the warrant exercise price. The numbers of shares and warrants and the exercise prices set forth for the warrants are set forth on the basis of our capitalization before the 198.6 for 1 stock split to be effected immediately prior to the effective date of this registration statement.

        None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Rule 506 of Regulation D promulgated thereunder or Rule 701 promulgated under from 3(b) of the Securities Act pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients either received adequate information or had access, through their employment or other relationships with the Registrant, to such information about the Registrant. For additional information regarding these equity investment transactions, see the section entitled "Transactions with Related Parties" in the Prospectus.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits.

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended
3.2	Amended and Restated Bylaws of the Registrant, as amended
3.3	Form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant
5.1	Opinion of Winston & Strawn
10.1*
Amended and Restated Registration Rights Agreement, dated as of September 29, 2000, by and between the Registrant, J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P.
10.2	Registration Rights Agreement between the Registrant and IDT Holding, L.L.C.
10.3*
Form of Nominal Warrant, dated as of September 29, 2000, issued by the Registrant to each of J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc., and BNY Capital Partners, L.P.
10.4*	WMF Nominal Warrant, dated as of August 6, 1999, issued by the Registrant to J.H. Whitney Mezzanine Fund, L.P.
10.5*	Lease Agreement, dated as of March 26, 2001, between Research Park/GE Tenancy In Common and PEI Electronics, Inc., as amended
10.6*	Lease, dated as of January 4, 2001, between Butterfield Technology Park L.L.C. and the Registrant, as amended
10.7*	Lease Agreement, dated as of December 18, 1992, between Niagara Frontier Transportation Authority and Sierra Research Division, Sierra Technologies, Inc., as amended
10.8*	Employment Agreement, dated as of January 1, 2001, between the Registrant and Thomas J. Keenan

10.9
Credit Agreement, dated as of September 29, 2000, among the Registrant, IDT Holding, L.L.C., the subsidiaries named therein as guarantors, First Union National Bank, for itself and as administrative agent for the other lenders thereunder, CIBC World Markets Corp., Credit Lyonnais, First Union Securities, Inc. and the other lenders thereunder from time to time
10.10
Securities Purchase Agreement, dated as of September 29, 2000, among the Registrant, J. H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P.
10.11	Commitment Letter and Term Sheet, dated January 23, 2002, from Canadian Imperial Bank of Commerce to the Registrant
21.1*	List of Subsidiaries
23.1*	Consent of Winston & Strawn (See Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney

*
Previously filed.

  (b) Financial Statement Schedule.

                    Schedule II—Valuation and Qualifying Accounts

Item 17. Undertakings.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 (the "Securities Act"), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Huntsville, Alabama, on February 6, 2002.

INTEGRATED DEFENSE TECHNOLOGIES, INC.
By:	/s/ THOMAS J. KEENAN Thomas J. Keenan President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities on the dates listed below.

Signature	Title	Date

/s/ ROBERT B. MCKEON Robert B. McKeon	Chairman of the Board and Director	February 6, 2002
/s/ THOMAS J. KEENAN Thomas J. Keenan	President, Chief Executive Officer (principal executive officer) and Director	February 6, 2002
/s/ JOHN W. WILHOITE John W. Wilhoite	Vice President of Finance and Chief Financial Officer (principal financial officer and principal accounting officer)	February 6, 2002
/s/ THOMAS J. CAMPBELL Thomas J. Campbell	Secretary and Director	February 6, 2002
/s/ GENERAL RICHARD E. HAWLEY* General Richard E. Hawley (USAF Ret.)	Director	February 6, 2002
/s/ GENERAL BARRY R. MCCAFFREY* General Barry R. McCaffrey (USA Ret.)	Director	February 6, 2002

/s/ EDWARD N. NEY* Edward N. Ney	Director	February 6, 2002
/s/ ADMIRAL JOSEPH W. PRUEHER* Admiral Joseph W. Prueher (USN Ret.)	Director	February 6, 2002
/s/ ADMIRAL LEIGHTON W. SMITH, JR.* Admiral Leighton W. Smith, Jr. (USN Ret.)	Director	February 6, 2002
/s/ WILLIAM G. TOBIN* William G. Tobin	Director	February 6, 2002
/s/ GENERAL ANTHONY C. ZINNI* General Anthony C. Zinni (USMC Ret.)	Director	February 6, 2002
*By:	/s/ ROBERT B. MCKEON Robert B. McKeon, as attorney-in-fact

INTEGRATED DEFENSE TECHNOLOGIES, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 1999, 2000 and 2001
(In thousands)

Column A	Column B	Column C Additions			Column D		Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
Year ended December 31, 1999:
Allowance for Doubtful Contracts Receivable	$1,025	$52			$796	(1)	$281
Year ended December 31, 2000:
Allowance for Doubtful Contracts Receivable	281		$579	(2)	53	(1)	807
Allowance for Excess and Obsolete Inventory			9,566	(2)			9,566
Reserve for Environmental Remediation			1,000	(2)			1,000
Year ended December 31, 2001:
Allowance for Doubtful Contracts Receivable	807				362		445
Allowance for Excess and Obsolete Inventory	9,566				2,118		7,448
Reserve for Environmental Remediation	1,000

(1)
Write offs of uncollectible accounts, less recoveries.

(2)
Reserves established in connection with 2000 acquisition which increased goodwill.

S-1

EXHIBIT LIST

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended
3.2	Amended and Restated Bylaws of the Registrant, as amended
3.3	Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant
5.1	Opinion of Winston & Strawn
10.1*
Amended and Restated Registration Rights Agreement, dated as of September 29, 2000, by and between the Registrant, J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P.
10.2	Registration Rights Agreement between the Registrant and IDT Holding, L.L.C.
10.3*
Form of Nominal Warrant, dated as of September 29, 2000, issued by the Registrant to each of J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf Capital, L.P., First Union Investors, Inc., and BNY Capital Partners, L.P.
10.4*	WMF Nominal Warrant, dated as of August 6, 1999, issued by the Registrant to J.H. Whitney Mezzanine Fund, L.P.
10.5*	Lease Agreement, dated as of March 26, 2001, between Research Park/GE Tenancy In Common and PEI Electronics, Inc., as amended
10.6*	Lease, dated as of January 4, 2001, between Butterfield Technology Park L.L.C. and the Registrant, as amended
10.7*	Lease Agreement, dated as of December 18, 1992, between Niagara Frontier Transportation Authority and Sierra Research Division, Sierra Technologies, Inc., as amended
10.8*	Employment Agreement, dated as of January 1, 2001, between the Registrant and Thomas J. Keenan
10.9
Credit Agreement, dated as of September 29, 2000, among the Registrant, IDT Holding, L.L.C., the subsidiaries named therein as guarantors, First Union National Bank, for itself and as administrative agent for the other lenders thereunder, CIBC World Markets Corp., Credit Lyonnais, First Union Securities, Inc. and the other lenders thereunder from time to time
10.10
Securities Purchase Agreement, dated as of September 29, 2000, among the Registrant, J. H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., GreenLeaf
Capital, L.P., First Union Investors, Inc. and BNY Capital Partners, L.P.
10.11	Commitment Letter and Term Sheet, dated January 23, 2002, from Canadian Imperial Bank of Commerce to the Registrant
21.1*	List of Subsidiaries
23.1	Consent of Winston & Strawn (See Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney

*
Previously filed.

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TABLE OF CONTENTS
Dealer Prospectus Delivery Obligation
PROSPECTUS SUMMARY
Integrated Defense Technologies, Inc.
The Offering
Summary Consolidated Financial Information
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL FINANCIAL AND OTHER FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
U.S. DEPARTMENT OF DEFENSE BUDGET (in billions)
ELECTRONIC CONTENT OF U.S. DEPARTMENT OF DEFENSE BUDGET (% of DoD budget)
MANAGEMENT
Summary Compensation Table
TRANSACTIONS WITH RELATED PARTIES
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
INTEGRATED DEFENSE TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
TECH-SYM CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (In Thousands Except Per Share Amounts)
TECH-SYM CORPORATION CONSOLIDATED BALANCE SHEET (In Thousands Except Par Value and Number of Shares)
TECH-SYM CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS (In Thousands)
TECH-SYM CORPORATION CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' INVESTMENT (In Thousands)
TECH-SYM CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TECH-SYM CORPORATION CONSOLIDATED STATEMENT OF INCOME For the Nine Months Ended September 28, 2000 (In thousands, except per share amounts) (Unaudited)
TECH-SYM CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS For the Nine Months Ended September 28, 2000 (In Thousands) (Unaudited)
TECH-SYM CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In Thousands, Except Share and Per Share Amounts)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INTEGRATED DEFENSE TECHNOLOGIES, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 1999, 2000 and 2001 (In thousands)
EXHIBIT LIST